As filed with the Securities and Exchange Commission on May     , 2002
Registration No. 333-86676

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERIVEST PROPERTIES INC.
(Name of small business issuer in its charter)

Maryland	6798	84-1240264
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

1780 South Bellaire, Suite 515
Denver, Colorado 80222
(303) 297-1800
(Address and telephone number of principal executive offices)

1780 South Bellaire, Suite 515
Denver, Colorado 80222
(Address of principal place of business or intended place of business)

Charles K. Knight
President
AmeriVest Properties Inc.
1780 South Bellaire, Suite 515
Denver, Colorado 80222
(303) 297-1800
(Name, address and telephone number of agent for service)

Copies to:
Edward J. Schneidman, Esq.	David C. Wright, Esq.
Michael T. Blair, Esq.	Hunton & Williams
Mayer, Brown, Rowe & Maw	Riverfront Plaza, East Tower
190 South LaSalle Street	951 East Byrd St.
Chicago, IL 60603	Richmond, Virginia 23219
(312) 782-0600	(804) 788-8200

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2002

PROSPECTUS

3,000,000 Shares

Common Stock

AmeriVest Properties Inc. is offering 3,000,000 shares of our common stock in this offering. Our common stock is listed on the American Stock Exchange under the symbol “AMV.” On May 8, 2002, the last reported sale price of our common stock on the American Stock Exchange was $6.15 per share.

The underwriters have an option to purchase up to an additional 450,000 shares of common stock to cover any over-allotments.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before fees and expenses, to AmeriVest	$	$

The underwriters expect to deliver the shares of common stock to purchasers on or about     , 2002.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ferris, Baker WattsMorgan Keegan & Company, Inc.
Incorporated

J.J.B. Hilliard, W.L. Lyons, Inc.
A PNC Company

The date of this prospectus is        , 2002.

[Picture of Keystone Office Park]

[Picture of Sheridan Plaza at Inverness]

[Picture of Arrowhead Fountains]

[Picture of the Kellogg Building]

[Picture of Sheridan Center]

1. Keystone Office Park, Indianapolis, IN
2. Sheridan Plaza at Inverness, Denver, CO
3. Arrowhead Fountains, Phoenix, AZ
4. The Kellogg Building, Denver, CO
5. Sheridan Center, Denver, CO

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements, before investing in shares of our common stock. Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their over-allotment option. Unless the context otherwise requires, all references to “we,” “us,” “our company” or “AmeriVest” refer collectively to AmeriVest Properties Inc. and its subsidiaries, considered as a single enterprise.

Our Company

AmeriVest
We are a self-administered real estate investment trust, or REIT, that owns 23 office properties. We market and lease Class A and B office space to small and mid-sized tenants, and the design, finish and amenities of our core properties are specifically tailored for this target market. Our current properties, which include an aggregate of approximately 912,000 rentable square feet, are located in Colorado, Arizona, Indiana, and Texas.

Our current management team assumed control of our day-to-day operations on January 1, 2000, at which time we owned a portfolio of diversified properties. Since that time, we have focused our efforts on the acquisition, rehabilitation and development of multi-tenant office buildings targeting tenants with office space needs between 2,000 and 4,000 square feet. We have sold our non-office building assets, and since August 2000, all our assets have been office buildings. Our six core properties are located in Denver, Indianapolis and Phoenix and are representative of our current and ongoing strategy.

Business Strategy
We believe the public equity markets for REITs reward a strongly focused strategy and that the currently depressed office sector can support a relatively higher valuation than many other property types. We have elected to focus on the office sector because we believe the demand for office space will continue to grow as the economy continues to transition from manufacturing to service businesses. We believe that demand will continue to grow in our target markets specifically and have responded by developing a focused strategy, the key elements of which are:

• Focus on Small To Mid-Size Tenants—Our strategy is to focus on tenants that typically require 2,000 to 4,000 square feet of office space.

• Provide a Superior, Consistent Product—We believe that the small tenant market has been under-served by most office landlords, and that our core properties provide a level of amenities to the small tenant that usually only larger tenants enjoy.

• Simplify the Leasing Process—We operate our multi-tenant buildings under a “no-hassle” leasing philosophy, using a standard simplified lease and a turn-key tenant finish package.

• Capitalize on the Perceived Risks—We believe that the perceived risks of smaller tenants provide an effective deterrent for competition and an attractive opportunity for us.

• Provide a High Level of Service—With our deliberate focus on small to mid-size tenants, we have developed a positive, service-oriented approach specifically tailored for our tenants.

• Target Select Cities—We target cities that meet specific criteria and where we hope to build meaningful multi-property portfolios over the near term.

As a result of our focused strategy, we believe that our properties provide office space that is particularly attractive for small to mid-size tenants. According to data compiled by the United States Small Business Administration Office of Advocacy, in 1999, 89% of all U.S. businesses employed fewer than 20 employees. As a result, we believe that many businesses have office space requirements of no more than 3,000 square feet. Our strategy is to provide office space that effectively capitalizes on this significant opportunity.

Properties
We own 23 office buildings totaling approximately 912,000 square feet of rentable space. These properties are located in metropolitan Denver, Colorado, Phoenix, Arizona, Indianapolis, Indiana, and in a number of smaller cities in Texas. The geographic distribution of our property portfolio by rentable square footage as of December 31, 2001 was 47% in Colorado, 31% in Texas, 11% in Arizona and 11% in Indiana. Set forth below is a description of our core, 100% owned properties:

• Sheridan Center, our largest property, consists of three buildings, totaling 143,332 square feet of rentable space in a prime mid-town Denver location. Since our purchase of this property in September 2000, we have completely renovated the buildings to add AmeriVest’s signature small-tenant amenities, including two high-tech common area conference rooms, keyless entries to all suites, a computerized building directory and high-speed phone and data wiring to all suites. Sheridan Center is 92% occupied by 105 tenants.

• Sheridan Plaza at Inverness, or Sheridan Plaza, consists of two Class A office buildings, totaling 118,720 rentable square feet. Sheridan Plaza is located in the Inverness Business Park in Englewood, Colorado. Sheridan Plaza won the National Association of Industrial and Office Properties’ Small Office Building of the Year award for the Denver area in 1999. In addition to our signature amenities, the property features a range of customized design elements such as V-shaped, 15,000 square foot floor plates allowing visibility to all tenant suites from the elevator banks, and distinctive contemporary building materials and finishes. Sheridan Plaza is 100% occupied by 45 tenants.

• Arrowhead Fountains consists of one building containing 96,076 rentable square feet in suburban Phoenix, Arizona. The Arrowhead Fountains building features versatile “L” shaped floor plates and interior finished with natural stone floors, wood trim and coffered ceilings. We currently intend to upgrade the building over time with our signature small tenant amenities. Arrowhead Fountains is 90% occupied by 20 tenants.

• The Kellogg Building consists of one eight-story building containing 112,732 rentable square feet located in a mixed-use business park in Littleton, Colorado. The building features red brick veneer over concrete block with reflective insulating glass windows. Building amenities include an exercise studio with hot tub and shower facilities, two common area conference rooms and immediate access to the Highline Canal bike and jogging path. We currently intend to further upgrade the building over time with our signature small tenant amenities. The Kellogg Building is 92% occupied by 35 tenants.

• Keystone Office Park consists of three two-story buildings containing a total of 96,048 rentable square feet in Carmel, Indiana, which is in the Indianapolis metropolitan area. Building amenities include keyless access to each building, computerized touch screen directories and a common area conference center with Internet connectivity and presentation equipment. Keystone Office Park is 99% occupied by 35 tenants.

Recent Dividends
Since our initial public offering in November 1996, we have paid a cash dividend on our common stock each quarter. We have paid a quarterly cash dividend of $0.125 per share for each of our seven most recent quarters.

Recent Developments
In 2000 and 2001, all of our properties were managed under an agreement with Sheridan Realty Advisors, LLC, which is owned by certain of our executive officers and directors, and which also managed our day-to-day operations and assisted and advised our Board of Directors with respect to real estate acquisitions and investment opportunities. Effective as of January 1, 2002, we purchased the administrative and property management and accounting services business of Sheridan Realty Advisors for approximately $50,000. As a result, most of Sheridan Realty Advisors’ employees, including three of our senior executives, became our employees. The three senior executives also remain employees of Sheridan Realty Advisors. We currently employ 18 full-time employees, including our senior executives, and three part-time employees.

Sheridan Realty Advisors continues as an outside advisor to our company in connection with our capital market activities, real estate acquisitions and dispositions and major capital projects and continues to earn an advisory and capital project fee for those services under the terms of our agreement with them, which expires on December 31, 2003. The advisory fee is intended to cover overhead expenses of Sheridan Realty Advisors not covered by other fees paid by AmeriVest and is limited to amounts set forth in an annual budget submitted to AmeriVest by Sheridan Realty Advisors.

Potential Property Acquisitions	We are presently evaluating acquisition opportunities in Phoenix, Indianapolis and Denver; however, we have not entered into any agreements to acquire any property as of the date of this prospectus.

AMEX Symbol	Our common stock trades on the American Stock Exchange under the symbol “AMV.”

Company Information
Our offices are located in our Sheridan Center property at 1780 South Bellaire Street, Suite 515, Denver, Colorado 80222. Our telephone number is (303) 297-1800. Our website address is www.amvproperties.com. Information at our website is not and should not be deemed to be part of this prospectus.

The Offering

Common Stock Offered	3,000,000 shares

Common Stock to be Outstanding after this Offering	9,709,454 shares (10,159,454 shares if the underwriters exercise their over-allotment option in full). See “Capitalization.”

Use of Proceeds
The net proceeds of this offering will be used primarily to acquire and refurbish additional properties, for capital improvements to existing properties, including Arrowhead Fountains, Sheridan Center and the Kellogg Building, in an amount up to $1.5 million, and for general corporate purposes.

Summary Financial Data

You should read the following information together with “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included in this prospectus. Our historical results are not necessarily indicative of our results for any future period.

	Year Ended December 31,						Three Months Ended March 31,
	2001		2000		1999		2002	2001
Statement of Operations Data:
Real estate operating revenue	$10,944,383		$7,222,437		$5,976,757		$3,626,052	$1,979,081
Net operating income (a)	$5,640,471		$3,490,483		$2,962,202		$1,992,564	$980,206
Net income	$1,488,493	(b)	$2,676,724	(c)	$968,748	(d)	$390,962	$44,570
Weighted average diluted shares outstanding	4,801,307		2,495,919		1,882,232		6,863,423	3,012,600
Diluted net income per share	$0.31	(b)	$1.07	(c)	$0.51	(d)	$0.06	$0.01
Dividends declared per share	$0.50		$0.49		$0.48		$0.125	$0.125

	Year Ended December 31,			Three Months Ended March 31,
	2001	2000	1999	2002	2001
Balance Sheet Data:
Net investment in real estate	$80,841,027	$38,922,380	$28,079,446	$81,214,727	$41,444,321
Total assets	$88,021,284	$42,363,797	$30,314,458	$88,550,769	$45,001,228
Mortgage loans and notes payable	$58,408,424	$28,122,856	$22,467,915	$58,616,715	$28,828,554
Stockholders’ equity	$24,996,985	$11,358,503	$6,258,776	$24,653,836	$12,011,730

(a)	Represents real estate operating revenue less:
•	property operating expenses,
•	general and administrative expense,
•	severance expense, and
•	impairment of deferred rents receivable.
(b)	Includes a gain of $1,156,445 ($0.24 per diluted share) recognized on the sale of non-core office buildings in Appleton, Wisconsin and Odessa, Texas.
(c)	Includes a gain of $2,556,839 ($1.02 per diluted share) recognized on the sale of our four self-storage facilities.
(d)	Includes a gain of $720,712 ($0.38 per diluted share) recognized on the sale of our industrial/showroom property.

RISK FACTORS

The purchase of shares of our common stock involves a high degree of risk. Before purchasing shares, you should read this entire prospectus and consider the following factors concerning AmeriVest in addition to the other information in this prospectus.

Our floating rate debt subjects us to interest rate risk.

As of April 30, 2002, more than 50% of our total property debt was at floating rates ranging from 190 to 250 basis points over LIBOR. We have fixed the interest rates on most of this debt through 2002 and are attempting to refinance this indebtedness prior to the end of 2002 with a new lender. Should short-term interest rates rise significantly prior to our completion of our refinancing or should we be unable to refinance or otherwise fix the interest rates on this debt beyond 2002, our cost of debt service could increase dramatically in 2003 and beyond. Our current weighted-average interest rate on this floating rate debt is under 5%. Most of this debt is due in 2003 and 2004. Increases in interest rates could increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our stockholders.

Our debt level may have a negative impact on our income and asset value.

We have incurred indebtedness in connection with the acquisition of our properties, and we may incur new indebtedness in the future in connection with our acquisition, development and operating activities. As a result of our use of debt, we will be subject to the risks normally associated with debt financing, including:

•	that our cash flow will be insufficient to make required payments of principal and interest;

•	that we will be unable to refinance some or all of our indebtedness;

•	that any refinancing will not be on terms as favorable as those of the existing indebtedness;

•	that required payments on mortgages and on our other indebtedness are not reduced if the economic performance of any property declines;

•	that debt service obligations will reduce funds available for distribution to our stockholders; and

•	that any default on our indebtedness could result in acceleration of those obligations.

If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a consequent loss of income and asset value.

We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of our outstanding debt at any time. Our total liabilities to total market capitalization ratio of 61% at March 31, 2002 exceeds those normally carried by our competitors and REITs in general. Our higher leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. Our high leverage levels also may adversely affect the market value of our stock if we are perceived as more risky than our peers.

We face a strong competitive market, which could limit our ability to lease our properties or secure attractive investment opportunities.

Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates. Thus, the presence of these competitors may impede the continuation and development of our business.

Following the completion of this offering, a substantial portion of the net proceeds from the offering will have no specific designated use. There can be no assurance that we will be able to locate acquisition properties that meet our acquisition criteria and, if not, our funds from operations per share would be adversely affected.

We may not be able to pay dividends to our stockholders regularly.

Our ability to pay dividends in the future depends on our ability to operate profitably and to generate cash from our operations in excess of debt service obligations. The payment of dividends is in the sole discretion of our board of directors. We cannot guarantee that we will be able to pay dividends consistently with historical payments.

We may incur tax liabilities if we fail to qualify as a REIT.

We believe that we have been organized and operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended, since our taxable year ended December 31, 1996. However, we cannot assure you that we will continue to be qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a REIT or the federal income tax consequences of that qualification.

In order to qualify as a REIT, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, including some tax-exempt entities. Our bylaws provide restrictions regarding the transfer of shares, including a 9.0% limitation on the ownership of our shares by any stockholder, that are intended to assist us in continuing to satisfy this share ownership requirement. If the ownership limitation is not enforceable, a stockholder could acquire shares in excess of the 9.0% ownership limit such that more than 50% in value of our shares could be owned by five or fewer individuals, causing us to fail to qualify as a REIT.

If we were unable to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax on our taxable income at regular corporate rates and possibly to the alternative minimum tax. Unless we are entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. In addition, we may incur substantial indebtedness or may liquidate substantial investments in order to pay the resulting federal income tax liabilities if differences in timing exist between the receipt of income and payment of our tax obligations. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to revoke our REIT election.

We may have to borrow money to make required distributions to our stockholders.

In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year plus 95% of our capital gain net income for that year plus any undistributed taxable income from prior periods. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. We may have to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax if differences in timing between taxable income and cash available for distribution exist. Because we already have significant debt obligations and are highly leveraged, we may not be able to borrow these funds at favorable interest rates or at all.

Some of our buildings are subject to special income tax considerations, which could result in substantial tax liability upon their sale.

If we sell any of our Sheridan Center buildings before 2006 (ten years after the original acquisition date of the property or the property exchanged for that property), we will be required to pay tax at the highest applicable corporate rate on the excess of the buildings’ fair market value at the effective time of our REIT election over its adjusted basis at such time (or, if lesser, the excess of the fair market value of the building at the time of the sale over its adjusted basis at the time of the sale).

Because we used proceeds from a recent sale of an office building in Wisconsin to purchase Sheridan Plaza in an exchange qualifying under Section 1031 of the Internal Revenue Code, we may also be required to hold Sheridan Plaza until 2006 in order to avoid corporate tax on the appreciation of the exchanged property as of the effective date of our REIT election. If we are subject to tax on any such gain at the highest corporate rate, the amount of this corporate tax could be substantial. We may not have sufficient cash available to pay the corporate taxes resulting from the sale of these properties.

New developments and acquisitions may fail to perform as we expect.

Over the last few years, we have focused our efforts on the acquisition and redevelopment of multi-tenant office buildings. We intend to continue to selectively develop and acquire office properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

Development and construction risks could adversely affect our profitability.

We currently are renovating and redeveloping some of our properties and may develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

•
We may be unable to obtain, or suffer delays in obtaining necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects.

•	We may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate.

•	We may not be able to obtain financing on favorable terms, which may make us unable to proceed with our development activities.

•	We may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

Failure to succeed in new markets may limit our growth.

We may make selected acquisitions outside our current market areas from time to time as appropriate opportunities arise. Our historical experience is in Colorado, Indiana, Arizona and Texas, and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify acquisition or development opportunities;

•	an inability to obtain construction trades people; and

•	an unfamiliarity with local government and permitting procedures.

Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition and development strategy.

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our stockholders.

Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our stockholders will be adversely affected. Income from properties may be adversely affected by:

•	decreases in rent rates due to competition or other factors;

•	changes in economic conditions;

•	increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Future terrorist attacks in the United States may result in declining economic activity, which could reduce the demand for and the value of our properties.

Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, may result in declining economic activity and reduced demand for our properties. A decrease in demand would make it difficult for us to renew or release our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor obligations under their existing leases.

These types of events also may adversely affect the markets in which our securities trade. These acts may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for real estate, delay the time in which our new or renovated properties reach stable occupancy, increase our operating expenses due to increased physical security and insurance costs for our properties and limit our access to capital or increase our cost of raising capital.

General economic conditions may adversely affect our financial condition and results of operations.

Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults by our tenants under existing leases, which would adversely affect our financial position, results of operations, cash flow, trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Unfavorable changes in local market and economic conditions could hurt occupancy or rental rates.

Currently, our properties are located in Colorado, Indiana, Arizona and Texas. Economic conditions in our local markets may significantly affect occupancy and rental rates. Occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of our local markets may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance in that market. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services.

We are subject to the credit risk of our tenants, which could result in lease payments not being made and a significant decrease in our revenues.

We are subject to the credit risk of our tenants. We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants may adversely affect our profitability and our ability to meet our financial obligations.

We may be unable to renew leases or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our revenues.

Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If non-renewals or terminations occur, we may not be able to locate a qualified replacement tenant and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than current lease terms.

Loss of a significant tenant could lead to a substantial decrease in our cash flow.

Although we target tenants seeking 2,000 to 4,000 square feet of office space, we may have several significant tenants from time to time, the loss of any of which could adversely affect our cash flow. In August 2001, Rhythms NetConnections, Inc., the primary tenant in our Panorama Falls building in Englewood, Colorado, filed for reorganization under Chapter 11 of the Bankruptcy Code. In November 2001, we agreed to terminate the lease with Rhythms and apply a security deposit of $335,000 against future lease payments. The rental revenue related to Rhythms was approximately $611,000 and $480,000 for the years ended December 31, 2001 and 2000, respectively, which was approximately 5.6% and 6.6% of our total rental revenue for the respective periods. On December 6, 2001, we completed the sale of an 80% interest in the Panorama Falls building.

Currently, thirteen of our office buildings are leased to various agencies of the State of Texas. Although each of these leases includes a specific termination date, the State of Texas may terminate a lease at any time state appropriated funds necessary to pay the required rents are unavailable or federally-funded programs are curtailed. If the State of Texas were to terminate or fail to renew a lease, it may be difficult for us to locate another tenant on a timely basis or on comparable or better terms, especially for those buildings located in smaller cities and more remote locations. On occasion, the State of Texas may elect not to renew leases with us upon termination. We were not the successful bidder in a recent request by the Texas Department of Human Services for a new lease on our Clint, Texas building, which provided for an annual gross rent of $125,676. The lease on this building terminated November 30, 2001. Subsequent to December 31, 2001, we began negotiations with the Town of Clint for a long-term lease of the building. In addition, the lease on our Paris, Texas building, which provides for an annual gross rent of $208,376 expires on August 31, 2002 and we believe the State of Texas will not renew.

Our uninsured and underinsured losses could result in loss of value of our properties.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our facilities are at risk in their particular locations. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on our investments at a reasonable cost and on suitable terms. These decisions may result in our having insurance coverage that, in the event of a substantial loss, would not be sufficient to repay us for the full current market value or current replacement cost. Also, due to inflation, changes in codes and ordinances, environmental considerations, and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed. Generally, our insurance does not cover acts of war or terrorist attacks. As a result of the September 11 attacks, we believe that the cost of our insurance may increase.

Sheridan Realty Advisors and its affiliates have significant influence over our company.

Entities affiliated with Sheridan Realty Advisors, our former external administrator, and members of our Board of Directors and management who also are affiliated with Sheridan Realty Advisors collectively beneficially own approximately 25% of our common stock. As a result, these individuals and entities acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. The voting power of these individuals and entities could have the effect of preventing or delaying a change in control of our company which they oppose even if our other stockholders believe it is in their best interests. In addition, all of our executive officers are principals of Sheridan Realty Advisors and related entities and, thus, these Sheridan affiliates have the ability to influence the day-to-day operations of our company. Sheridan Realty Advisors continues to act as our outside advisor with respect to capital market activities, real estate acquisitions and dispositions and major capital projects and continues to earn an advisory and capital project fee for those services.

Conflicts of interest may result in decisions not in your best interest.

All of our executive officers and three of our directors have been officers, directors or investors in various real estate investment companies that are related to Sheridan Realty Advisors. We maintain an advisory agreement with Sheridan Realty Advisors and purchased our interests in Sheridan Plaza at Inverness and Keystone Office Park from entities affiliated with Sheridan Realty Advisors. In addition, another affiliate of these officers and directors, Sheridan Investments, LLC, has extended us a line of credit. The terms of these agreements were not negotiated on an arm’s-length basis.

The success of our company depends on the continuing contributions of our key personnel.

We have a highly skilled management team and specialized workforce managing our properties. All of our executive officers are principals of Sheridan Realty Advisors. Three of these executive officers became our employees as of January 1, 2002 as a result of our purchasing the administrative and property management and accounting services business from Sheridan Realty Advisors. We do not have employment agreements with any of our executive officers or key employees and, thus, any executive officer or key employee may terminate his or her relationship with us at any time.

There is limited liquidity in our real estate investments, which could limit our flexibility.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of an investment when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years, and this may affect our ability to sell properties without adversely affecting returns to our stockholders.

There is a limited market for our common stock, which could hinder the ability of our stockholders to sell our shares.

Historically, there has been extremely limited trading volume for our common stock. Our equity market capitalization places us at the extreme low end of market capitalization among all REITs. Because of our small market capitalization, substantially all of our investors are individuals. We cannot assure you that the market for our common stock will remain at current levels or expand. Due to our limited trading volume and small market capitalization, many investors may not be interested in owning our securities because of the inability to acquire or sell a substantial block of our stock at one time. This illiquidity could have an adverse effect on the market price of our common stock. In addition, a stockholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. Any substantial sale of our securities could have a material adverse effect on the market price of our common stock.

We may suffer environmental liabilities which could result in substantial costs.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs, which could be substantial. Also, our ability to arrange for financing secured by that real property might be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination. In addition, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from our properties. In particular, two lawsuits have been filed against our AmeriVest Properties Texas Inc. subsidiary alleging that our Mission, Texas property is contaminated with airborne contaminants. Our insurance company is defending us in these lawsuits. These lawsuits, or similar lawsuits, if adversely determined, could have a material adverse effect on our business and financial condition, and we cannot assure you that other lawsuits will not be filed against us with respect to this building or our other buildings. We incurred costs of approximately $37,000 to monitor and evaluate the adequacy of the air quality in our Mission, Texas building.

After the acquisition of the Sheridan Center buildings, we embarked on an asbestos remediation program in accordance with applicable federal and state requirements, using licensed contractors to remove, wherever accessible or otherwise required, asbestos-containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed, except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials. Through March 31, 2002, we had incurred approximately $272,000 in asbestos remediation costs. We plan to spend an additional $380,000 over the next few years to remediate tenant spaces as they become vacant. We cannot assure you that we will not incur additional costs for remediation or that lawsuits will not be filed as a result of this condition.

Non-compliance with the Americans with Disabilities Act could result in compliance costs and fines.

Under the Americans with Disabilities Act of 1990, or the “ADA”, all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. A determination that we are not in compliance with the ADA could require capital expenditures to remove access barriers and non-compliance could result in the imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA or other governmental rules and regulations, our ability to make expected distributions to our stockholders could be adversely affected.

The ability of our stockholders to control our policies or effect a change in control of our company is limited, which may not be in our stockholders’ best interests.

Charter and Bylaws Provisions.    Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These provisions include:

•
Classified Board of Directors and size of Board fixed within range; removal of directors only for cause. Our Board of Directors is divided into three classes with staggered terms of office. The total number of directors is fixed by a majority vote of the Board of Directors within a range of a minimum of three and a maximum of nine. Directors may only be removed for cause. These provisions may make it more difficult for a third party to gain control of our Board of Directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors, and the number of directors cannot be increased above the maximum number of directors specified in our charter without board and stockholder approvals.

•
Two-thirds stockholder vote required to approve some amendments to the charter.    Some amendments to our charter must be approved by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of our common stock, voting together as a single class. These voting requirements may make amendments to our charter that stockholders believe desirable more difficult to effect.

•
Issuance of preferred stock without stockholder approval.    Our Board of Directors has the ability to authorize the issuance of preferred stock without stockholder approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred stock. Our Board of Directors could therefore authorize series of preferred stock that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

•
Ownership Limit.    In order to assist us in maintaining our qualification as a REIT, our bylaws contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9.0% of our outstanding shares, unless waived by our Board of Directors. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders. In 2001, our Board granted a one-time waiver of this restriction in order to allow the exercise of warrants by Jerry Tepper, a director who beneficially owned or controlled approximately 7% of our outstanding shares as of April 30, 2002 taking into account the shares acquired pursuant to the exercise of such warrants. In April of 2002, our Board granted waivers allowing William Atkins and Alexander Hewitt, directors who beneficially owned or controlled approximately 12% and 9%, respectively, of our outstanding shares as of April 30, 2002, to beneficially own up to 12.0% and 10.0%, respectively, of our outstanding shares. In connection with these waivers, our Board also reduced the ownership limitation from 9.8% to 9.0%, as described above, so as to assist us in our continued qualification as a REIT. Sheridan Investments, LLC has also been granted a waiver by our Board allowing it to beneficially own up to 19.0% of our outstanding shares. For REIT qualification purposes, our outstanding shares that are owned by Sheridan Investments, LLC are treated as if such shares were owned by the members of Sheridan Investments, LLC in proportion to their respective membership interests. Sheridan Investments, LLC has represented to us that no individual will be treated as beneficially owning shares of our capital stock in excess of the 9.0% ownership limitation (except for Messrs. Atkins and Hewitt, who will not be treated as owning more than 12.0% and 10.0%, respectively, of our outstanding shares) as a result of Sheridan Investments, LLC owning up to 19.0% of our outstanding shares.

Maryland Business Statutes.    As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

•
Unsolicited takeover provisions.    Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent trustees to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

•
Business combination with interested stockholders.    The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares and other specified transactions, with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met.

•
Control share acquisition.    The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a corporation do not have voting rights, except to the extent approved by the vote of two-thirds of the votes entitled to be cast on the matter.

Other constituencies.    Maryland law expressly authorizes a Maryland corporation to include in its charter a provision that allows the Board of Directors to consider the effect of a potential acquisition of control on stockholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the corporation are located. Our current charter does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the charter of a Maryland corporation does not create an inference concerning factors that may be considered by the Board of Directors regarding a potential acquisition of control. This law may allow our Board of Directors to reject an acquisition proposal even though the proposal was in the best interests of our stockholders.

Other Maryland laws.    Maryland law also permits the board of directors of a REIT, without stockholder approval, and even if contrary to a company’s bylaws or charter, to classify the board of directors, require a two-thirds vote for the removal of directors and give the board sole power to fill board vacancies occurring for any reason.

Our independent public accountant may become unable to provide audit-related services.

Our independent public accountant, Arthur Andersen, has informed us that on March 14, 2002, it was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. Arthur Andersen has indicated that it intends to contest vigorously the indictment. Our Audit Committee has been carefully monitoring this situation. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent, public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representation to its clients. Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited or reviewed by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to us or if for any other reason Arthur Andersen is unable to perform required audit-related services for us.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts included in or incorporated by reference into this annual report, including statements regarding our expected financial position, business strategy, plans and objectives of management for future operations, expected capital expenditures, expected funding sources, planned investments and forecasted dates, are forward-looking statements. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are often used to identify forward-looking statements. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

The net proceeds to us from the sale of 3,000,000 shares of our common stock in this offering will be approximately $16.4 million after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our proceeds will be approximately $18.9 million.

The net proceeds of this offering will be used primarily to acquire and refurbish additional properties, for capital improvements to existing properties, including Arrowhead Fountains, Sheridan Center and the Kellogg Building, in an amount up to $1.5 million, and for general corporate purposes.

CAPITALIZATION

The following table sets forth (1) our capitalization as of March 31, 2002 and (2) our capitalization as of March 31, 2002 as adjusted to reflect the sale of 3,000,000 shares of common stock in this offering at a public offering price of $6.00 per share and the application of the net proceeds as set forth under “Use of Proceeds.” The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in this prospectus.

	March 31, 2002
	Actual	As Adjusted
Cash and cash equivalents	$628,781	$16,993,781

Mortgage loans and notes payable	58,616,715	58,616,715
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value; 15,000,000 shares authorized; 6,700,140 shares issued and outstanding, actual; 9,700,140 shares issued and outstanding, as adjusted(*)	6,700	9,700
Capital in excess of par value	31,236,039	47,598,039
Distributions in excess of accumulated earnings	(6,588,903)	(6,588,903)

Total stockholders’ equity	24,653,836	41,018,836

Total capitalization	$83,270,551	$99,635,551

(*)
Does not include 1,149,800 shares of common stock issuable upon the exercise of options and warrants with a weighted average exercise price of $5.04 per share that were outstanding as of March 31, 2002.

MARKET FOR COMMON STOCK AND DIVIDENDS

Our common stock has traded on the American Stock Exchange under the symbol “AMV” since January 27, 2000. From our initial public offering in November 1996 until our listing on the American Stock Exchange, our common stock traded on the Nasdaq SmallCap Stock Market under the symbol “AMVP.” The warrants issued in our initial public offering were traded on the Nasdaq SmallCap Stock Market under the symbol “AMVPW” until November 20, 2000 when they expired without being exercised.

The table below presents the range of high and low sale prices for our common stock during each of the quarters indicated, as reported by the American Stock Exchange and Nasdaq SmallCap Stock Market and the cash dividends per share declared with respect to those quarters:

	Common Stock		Dividend Per Share
Quarter Ended	High	Low
2000
March 31, 2000	$4.750	$3.313	$0.120
June 30, 2000	4.750	3.875	0.120
September 30, 2000	5.125	4.250	0.125
December 31, 2000	4.875	4.250	0.125	(1)
2001
March 31, 2001	5.950	4.250	0.125
June 30, 2001	6.200	4.850	0.125
September 30, 2001	6.200	5.200	0.125
December 31, 2001	6.000	5.050	0.125	(1)
2002
March 31, 2002	6.550	5.450	0.125
Through May 8, 2002	6.450	5.950	—

(1)	Declared in the fourth quarter and paid in the first quarter of the following year.

On May 8, 2002, the closing sale price for our common stock was $6.15 per share, as reported by the American Stock Exchange. On April 30, 2002, we had approximately 263 stockholders of record. We believe we have approximately 1,874 beneficial stockholders. The information concerning beneficial owners is based on information provided by brokers and depositories who hold shares in their names on behalf of others.

Dividend Policy

Since our initial public offering in November 1996, we have paid a dividend each quarter. We intend to pay quarterly dividends in the future. Future dividends will be at the discretion of our Board of Directors and will depend on a number of factors, including our operating results and financial condition. We cannot assure you that any dividends will be paid or that we will maintain our historical level of dividends.

SELECTED FINANCIAL INFORMATION

The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated historical financial statements and the related notes, and the other information included in this prospectus. The selected financial data for each of the three years in the period ended December 31, 2001 is derived from the consolidated financial statements of AmeriVest, which have been audited by Arthur Andersen LLP for the years ended December 31, 2001 and 2000 and by Wheeler Wasoff, P.C. for the year ended December 31, 1999, each of whom are independent public accountants. The selected financial data for the three months ended March 31, 2002 and 2001 is derived from our unaudited consolidated financial statements. The selected data provided below is not necessarily indicative of the future results of operations or financial performance of AmeriVest and should be reviewed in conjunction with our consolidated financial statements, accompanying notes, and selected financial data presented elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2001		2000		1999	2002	2001
Operating Data:
Real estate operating revenue	$10,944,383		$7,222,437		$5,976,757	$3,626,052	$1,979,081
Net operating income (a)	$5,640,471		$3,490,483		$2,962,202	$1,992,564	$980,206
Net income	$1,488,493	(b)	$2,676,724	(c)	$968,748 (d)	$390,962	$44,570
Weighted average diluted shares outstanding	4,801,307		2,495,919		1,882,232	6,863,423	3,012,600
Diluted net income per share	$0.31	(b)	$1.07	(c)	$0.51 (d)	$0.06	$0.01
Dividends declared per share	$0.50		$0.49		$0.48	$0.125	$0.125
Other Data:
Funds from operations (FFO)(e):
Net income	$1,488,493		$2,676,724		$968,748	$390,962	$44,570
Depreciation and amortization expense	2,244,435		1,205,795		1,033,450	684,930	341,055
Share of depreciation of unconsolidated affiliates	29,634		59,635		—	6,562	27,447
Gain on sale of real estate	(1,156,445)		(2,556,839)		(720,712)	—	—

Total FFO	$2,606,117		$1,385,315		$1,281,486	$1,082,454	$413,072

Net cash flow from operating activities	$3,427,586		$2,439,916		$1,557,743	$1,320,944	$318,438
Net cash flow from investing activities	(24,577,134)		(15,005,789)		(384,953)	(1,237,623)	(1,400,648)
Net cash flow from financing activities	21,221,927		13,154,513		(1,155,770)	(573,895)	1,170,529

Net change in cash and cash equivalents	$72,379		$588,640		$17,020	$(490,574)	$88,319

	Year Ended December 31,					Three Months Ended March 31,
	2001		2000		1999	2002	2001
Balance Sheet Data:
Net investment in real estate	$80,841,027		$38,922,380		$28,079,446	$81,214,727	$41,444,321
Total assets	$88,021,284		$42,363,797		$30,314,458	$88,550,769	$45,001,228
Mortgage loans and notes payable	$58,408,424		$28,122,856		$22,467,915	$58,616,715	$28,828,554
Stockholders’ equity	$24,996,985		$11,358,503		$6,258,776	$24,653,836	$12,011,730

(a)	Represents real estate operating revenue less:
•	property operating expenses,
•	general and administrative expense,
•	severance expense, and impairment of deferred rents receivable

(b)	Includes a gain of $1,156,445 ($0.24 per diluted share) recognized on the sale of non-core office buildings in Appleton, Wisconsin and Odessa, Texas.
(c)	Includes a gain of $2,556,839 ($1.02 per diluted share) recognized on the sale of our four self-storage facilities.
(d)	Includes a gain of $720,712 ($0.38 per diluted share) recognized on the sale of our industrial/showroom property.
(e)
The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines Funds from Operations, or FFO, as net income (loss), computed in accordance with generally accepted accounting principals, or GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of FFO to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. In accordance with this NAREIT Bulletin, we no longer adjust for the amortization of deferred financing costs when calculating FFO. We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion and comparison of the financial condition and results of operations of AmeriVest as of and for the years ended December 31, 2001 and 2000 and the quarters ended March 31, 2002 and 2001. These discussions should be read in conjunction with our financial statements, the notes to the financial statements, and the other financial data included in this prospectus.

Results of Operations

Comparison of the three months ended March 31, 2002 to the three months ended March 31, 2001:

	Three Month Periods Ended March 31,
	2002	2001	Change
Rental revenue	$3,626,052	$1,979,081	$1,646,971

Property operating expenses:
Operating expenses	886,095	586,649	299,446
Real estate taxes	367,023	147,980	219,043
Management fees	28,062	101,301	(73,239)
General and administrative expenses	352,308	162,945	189,363
Interest expense	898,356	595,476	302,880
Depreciation and amortization expense	684,930	341,055	343,875

	3,216,774	1,935,406	1,281,368

Other income:
Interest income	2,081	11,738	(9,657)
Equity in loss of unconsolidated affiliates	(20,397)	(10,843)	(9,554)

	(18,316)	895	(19,211)

Net income	$390,962	$44,570	$346,392

Rental Revenue

The increase in rental revenue is due primarily to the inclusion of the operations of Sheridan Plaza at Inverness, LLC, which was acquired in April 2001, Arrowhead Fountains, which was acquired in November 2001, and the Kellogg Building, which was acquired in December 2001, offset by the exclusion of the operations of the Giltedge building, which was sold in June 2001, and the Panorama Falls building, 80% of which was sold in December 2001.

Property Operating Expenses

Operating expenses and real estate taxes increased as a result of the above-mentioned transactions.

The decrease in management fees is due to our acquisition of Sheridan Realty Advisors, LLC’s administrative and property management and accounting services business, along with elimination of those related fees, effective January 1, 2002. As a result, most of Sheridan Realty Advisors’ employees became our employees and manage our day-to-day operations, and we became a self-administered REIT. Subsequent to January 1, 2002, management fees will decrease and general and administrative expenses will increase due to us being internally managed versus externally managed in 2000 and 2001.

General and Administrative Expenses

The increase in general and administrative expenses is due to the above-mentioned acquisition of Sheridan Realty Advisors’ administrative and property management and accounting services business.

Interest Expense

The increase in interest expense is due to the increase in debt outstanding at March 31, 2002 by approximately 103% from the prior year. The effect of the increase in debt level is partially offset by a decrease in interest rates, which resulted in lower interest costs on our variable rate debt.

Depreciation and Amortization Expense

The increase in depreciation and amortization expense is due to the overall increase in depreciable assets resulting from the acquisitions discussed above.

Interest Income

Interest income decreased due to lower average outstanding cash balances and lower interest rates during the first quarter of 2002.

Equity in Loss of Unconsolidated Affiliates

The equity in loss of our unconsolidated affiliate recognized in 2002 represents our share of the net loss of Panorama Falls. We sold 80% of its interest in Panorama Falls in December 2001, retaining its current 20% interest.

The amount recognized in 2001 represents our share of the net loss of Sheridan Investments, LLC (which owned Sheridan Plaza at Inverness, LLC). We acquired the original 9.639% interest in Sheridan Investments, LLC in September 2000. This interest was then used as partial consideration for the acquisition of 100% of Sheridan Plaza at Inverness, LLC in April 2001.

Comparison of the year ended December 31, 2001 with the year ended December 31, 2000:

	Year Ended December 31,
	2001	2000	Change
Rental revenue	$10,944,383	$7,222,437	$3,721,946
Property operating expenses:
Operating expenses	2,643,448	1,946,633	696,815
Real estate taxes	1,132,819	668,224	464,595
Management fees	523,687	344,636	179,051
General and administrative expense	677,845	517,019	160,826
Severance expense	—	255,442	(255,442)
Impairment of deferred rents receivable	326,113	—	326,113
Interest expense	3,181,697	2,167,869	1,013,828
Depreciation and amortization expense	2,244,435	1,205,795	1,038,640

	10,730,044	7,105,618	3,624,426

Other income:
Interest income	135,075	55,874	79,201
Equity in loss of unconsolidated affiliates	(17,366)	(52,808)	(35,442)

	117,709	3,066	114,643

Income before gain on sales of real estate	332,048	119,885	212,163

Gain on sales of real estate	1,156,445	2,556,839	(1,400,394)

Net income	$1,488,493	$2,676,724	$(1,188,231)

Rental Revenue

The increase in rental revenue is due primarily to the inclusion of the operations of the Sheridan Center office complex which was acquired in August 2000 and Sheridan Plaza at Inverness, LLC, which was acquired in April 2001, offset by the exclusion of the operations of the four self-storage facilities which were sold in August 2000 and the Giltedge building which was sold in June 2001. The acquisition of Arrowhead Fountains in November 2001 and the Kellogg Building in December 2001, offset by the sale of the 80% interest in Panorama Falls in December 2001, also contributed to the net increase in rental revenue. Rental revenue for 2001 also included approximately $285,000 attributable to increased property taxes at Sheridan Plaza at Inverness, which were passed through to the tenants in accordance with their leases.

Property Operating Expenses

Operating expenses, real estate taxes and management fees increased as a result of the above-mentioned transactions. Operating expenses also increased in 2001 due to planned maintenance projects, increased utility costs and increased property taxes at Sheridan Plaza at Inverness.

General and Administrative Expense

The increase in general and administrative expenses is due to the above-mentioned transactions as well as costs related to our continued growth.

Severance Expense

The severance expense recognized in 2000 was in accordance with a separation agreement between us and a former officer.

Impairment of Deferred Rents Receivable

During the second quarter of 2001, we recorded an impairment of a deferred rents receivable from a significant tenant, Rhythms NetConnections, Inc., which filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We reached an agreement with Rhythms to terminate its lease effective November 1, 2001. See the discussion in the “Liquidity and Capital Resources” section.

Interest Expense

The increase in interest expense is due to the increase in debt outstanding at December 31, 2001 by approximately 108% from the prior year as a result of property acquisitions. The effect of the increase in debt level is partially offset by a decrease in interest rates, which results in lower interest costs on our floating rate debt.

Depreciation and Amortization Expense

The increase in depreciation and amortization is due to the overall increase in depreciable assets due to the previously mentioned transactions and the continued redevelopment of Sheridan Center. The 2001 amount also includes the accelerated amortization of a lease commission related to the Rhythms lease that was recorded in the second quarter in the amount of $323,447.

Interest Income

Interest income increased due to higher outstanding cash balances in 2001 resulting from our public offering of approximately 2.3 million shares of common stock in July 2001.

Equity in Loss of Unconsolidated Affiliates

The equity in losses of our unconsolidated affiliates recognized in 2001 represents our share of the net loss of Sheridan Investments, LLC (which owned Sheridan Plaza at Inverness, LLC) and Panorama Falls. We acquired a 9.639% interest in Sheridan Investments, LLC in September 2000. We acquired 100% of the interests of Sheridan Plaza at Inverness, LLC in April 2001 in exchange for our 9.639% interest in Sheridan Investments, LLC and other consideration. Our 20% interest in Panorama Falls as of December 31, 2001, resulted from our sale of an 80% interest in the property in December 2001.

Gain on Sales of Real Estate

The gain recognized in 2001 was a result of the sales of the Giltedge building in the amount of $1,143,698 and the building in Odessa, Texas in the amount of $12,747. The gain recognized in 2000 resulted from the sale of the four self-storage facilities.

Comparison of year ended December 31, 2000 with year ended December 31, 1999:

	Year Ended December 31,
	2000	1999	Change
Rental revenue	$7,222,437	$5,976,757	$1,245,680
Property operating expenses:
Operating expenses	1,946,633	1,636,305	310,328
Real estate taxes	668,224	596,790	71,434
Management fees	344,636	124,111	220,525
General and administrative expense	517,019	657,349	(140,330)
Severance expense	255,442	—	255,442
Interest expense	2,167,869	1,696,222	471,647
Depreciation and amortization expense	1,205,795	1,033,450	172,345

	7,105,618	5,744,227	1,361,391

Other income:
Interest income	55,874	15,506	40,368
Equity in loss of unconsolidated affiliates	(52,808)	—	(52,808)

	3,066	15,506	(12,440)

Income (loss) before gain on sales of real estate	119,885	248,036	(128,151)

Gain on sales of real estate	2,556,839	720,712	1,836,127

Net income	$2,676,724	$968,748	$1,707,976

Rental Revenue

The increase in rental revenue is due primarily to the inclusion of the operations of the Keystone Office Park for a full year, together with the operations of Sheridan Center beginning September 1, 2000 and the operations of Panorama Falls beginning May 25, 2000, offset by the elimination of the operations of the Broadway property which was sold on December 13, 1999 and the four self-storage facilities which were sold on August 25, 2000.

Property Operating Expenses

Operating expenses, real estate taxes and management fees increased as a result of the above-mentioned transactions. Management fees also increased due to the management agreement with Sheridan Realty Advisors, LLC in 2000 versus internal management in 1999.

General and Administrative Expense

The decrease in general and administrative expenses decreased due to the management agreement with Sheridan Realty Advisors, LLC in 2000 versus internal management in 1999.

Severance Expense

The severance expense recognized in 2000 was in accordance with a separation agreement between us and a former officer.

Interest Expense

The increase in interest expense is due to the increase in debt outstanding as a result of property acquisitions.

Depreciation and Amortization Expense

The increase in depreciation and amortization is due to the overall increase in depreciable assets due to the previously mentioned transactions.

Interest Income

Interest income increased in 2000 primarily as a result of funds being held in escrow from the sale of the Broadway property for an IRS Section 1031 exchange and the investment of funds from the 1999 stock and warrants offering.

Equity in Loss of Unconsolidated Affiliate

The equity in losses of our unconsolidated affiliate recognized in 2000 represents our share of the net loss of Sheridan Investments, LLC.

Gain on Sales of Real Estate

The gains recognized in 2000 and 1999 were a result of the sales of the four self-storage facilities and industrial office and showroom building, respectively.

Liquidity and Capital Resources

Liquidity

Net cash from operations for the twelve months ended December 31, 2001 was approximately $3.4 million and for the three months ended March 31, 2002 was approximately $1.3 million. Those funds are the primary source of liquidity to fund distributions, debt service and capital expenditures. We also have lines of credit totaling $1.8 million available to assist with our cash needs.

Management believes that the cash flow from our existing properties, together with our existing lines of credit, will be sufficient to meet our working capital needs for the near term.

We desire to acquire additional properties. In order to do so, we will need to raise additional debt or equity capital. We also intend to obtain credit facilities for short and long-term borrowing with commercial banks or other financial institutions. We may be unable to raise additional capital, however. The issuance of additional securities or an increase in debt for additional properties, could adversely affect the amount of cash available to pay dividends to stockholders.

Financing

Mortgage loans are collateralized by substantially all properties. The following table details the scheduled maturities of mortgages as of March 31, 2002:

2002	$396,268
2003	22,362,859
2004	9,654,927
2005	488,010
2006	14,579,886
Thereafter	10,834,765

Total	$58,316,715

Included in the 2003 maturities is the outstanding balance on the mortgage loan on Panorama Falls in the amount of $3,036,294. Although we sold 80% of its interest in the property, we have retained 100% of the loan balance on its balance sheet due to our continued obligation. As an offset, we have recorded a receivable for 80% of this amount as due from related party, with the remaining 20% included in the investment in unconsolidated affiliate balance.

As of March 31, 2002, total mortgage loans (including the Panorama Falls mortgage loan) consisted of approximately $27.1 million of fixed rate debt with a weighted-average interest rate of approximately 7.9% and approximately $31.2 million of variable rate debt with a weighted-average interest rate of approximately 4.5%. We intend to secure long-term financing at a fixed interest rate to replace certain of our variable rate debt in late 2002.

We have a short-term revolving credit line from a bank in the amount of $300,000 and a $1,500,000 short-term unsecured credit line from Sheridan Investments, LLC, a related party. At March 31, 2002, we had an outstanding balance of $300,000 on the bank line with an interest rate of 5.75%, and no outstanding balance on the Sheridan Investments, LLC line. On April 30, 2002, we drew down $1,000,000 on the Sheridan Investments, LLC line to be used as working capital.

On April 4, 2002, we drew down the remaining available amount of $1,030,201 on our loan from US Bank for a total outstanding balance of $10,500,000. The loan is secured by a mortgage on Sheridan Center.

Tenant Bankruptcy

On August 2, 2001, Rhythms NetConnections, Inc., the primary tenant in our Panorama Falls building in Englewood, Colorado, filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Effective November 1, 2001, we agreed to terminate our lease with Rhythms and apply the security deposit from Rhythms in the amount of $335,000 against future lease payments. We also wrote off tenant leasing costs in the amount of $323,447 and deferred rents receivable in the amount of $326,113 during 2001. The rental revenue related to Rhythms was approximately $611,000 and $480,000 for the years ended December 31, 2001 and 2000, respectively, which is approximately 5.6% and 6.6% of our total rental revenue for the respective periods. In December 2001, we sold 80% of our interest in Panorama Falls to a related party.

Inflation

Management believes that inflation should not have a material adverse effect on our operations. Our office leases require the tenants to pay increases in operating expenses should any inflationary pressures materialize.

New Accounting Principles

In June 2001, the Financial Accounting Standards Board (“FASB”) authorized the issuance of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. Under SFAS No. 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Our adoption of SFAS No. 142 will not have an impact on its financial statements, as it has not recorded any goodwill or intangible assets.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement”, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We are currently evaluating the potential impact, if any, the adoption of SFAS No. 143 will have on its financial position and results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. SFAS No. 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. Our adoption of SFAS No. 144 had no impact on its financial statements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements required us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are those described below. For a detailed discussion on the application of these and other accounting policies, see notes to the consolidated financial statements included elsewhere herein.

Investment in Real Estate

Real estate, property, and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives as follows:

Description	Estimated Useful Lives
Land	Not depreciated
Buildings	20 to 40 years
Equipment	five to seven years
Tenant improvements and lease commissions	Term of lease

Maintenance and repairs are expensed as incurred and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation and/or amortization are removed from the accounts and the resulting gain or loss is reflected in operations in the period in which such sale or retirement occurs.

Revenue Recognition

Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. We record rental revenue for the full term of each lease on a straight-line basis. Accordingly, we record a receivable from tenants from whom we expect to collect over the remaining lease term rather than currently, which is recorded as deferred rents receivable in the accompanying balance sheet. When we acquire a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation.

Sale of Properties

We account for the sale of properties under the full accrual method. Gains or losses on sale are recognized only after closing takes place, title has transferred, an adequate down payment has been received by us and the collectibility of the note receivable from the buyer, if applicable, is reasonably assured.

BUSINESS AND PROPERTIES

Overview

AmeriVest Properties Inc. was incorporated in 1993 in the State of Delaware and was reincorporated in 1999 in the State of Maryland. We are a self-administered real estate investment trust, or REIT, and own 23 office properties. We market and lease Class A and B office space to small and mid-sized tenants, and the design, finish and amenities of our core properties are specifically tailored for this target market. Our properties, which include an aggregate of approximately 912,000 rentable square feet, are currently located in Colorado, Arizona, Indiana, and Texas.

Current management assumed control of the day-to-day operations of AmeriVest on January 1, 2000, at which time we owned a portfolio of diversified properties. Since that time, we have focused our efforts in select cities on the acquisition, rehabilitation and development of multi-tenant office buildings with an average tenant size of between 2,000 and 4,000 square feet. We have sold our non-office building assets, which at one time included one industrial and four self-storage properties. Since August 25, 2000, all our assets have been office buildings. Of our 23 properties, six comprise our core holdings and are representative of our current and ongoing strategy. These core properties are located in Denver, Indianapolis and Phoenix and account for a majority of our square footage and revenue.

Business Strategy

We believe the public equity markets for REITs reward a strongly focused strategy and that the currently depressed office sector can support a relatively higher valuation than other property types. We have elected to focus on the office sector because we believe the demand for office space will continue to grow as the economy continues to transition from manufacturing to service businesses. We believe that demand will continue to grow in our target markets specifically and have responded by developing a focused strategy, the key elements of which follow.

Focus on Small Average Tenant Size

Our strategy is to focus on tenants that typically require 2,000 to 4,000 square feet of office space. Within the growing office sector, we believe that our niche focus on properties providing small average space per tenant is appropriate due to the positive “corporate demographics” of small firms. According to data compiled by the Office of Advocacy of the U.S. Small Business Administration, there were more than 5.6 million employer-firms in the U.S. economy in 1999. Of these firms, 98% employed fewer than 100 employees, and in 1999 this 98% employed 36% of all workers. Assuming each office worker occupies the national average of 150 square feet, these firms each require less than 15,000 square feet of office space. This research further reveals that in 1999, 89% of U.S. businesses employed fewer than 20 employees, indicating an average office space requirement of no more than 3,000 square feet.

Provide a Superior, Consistent Product

We believe that the small tenant market has been under-served by most office landlords, and that we bring a level of amenities to the small tenant that usually only larger tenants enjoy. We accomplish this through new development, such as Sheridan Plaza, redevelopment of existing properties, such as Sheridan Center, and improved management with a focus on customer service, such as at Keystone Office Park. For example, tenants in our core buildings enjoy a keyless entry card system to allow secure access 24 hours a day to their individual suites, as well as use of common area conference rooms with the latest telecommunications and presentation equipment. Entry lobbies feature touchpad electronic directories and, where possible, our buildings are engineered to provide control of heating and air conditioning in individual tenant suites. Signage for each tenant suite allows for the tenant’s individual logo to be incorporated on a common background. Each property is wired to offer high speed voice and data service from multiple telecom providers, and in some buildings tenants can elect to use the building’s centralized server and local area network as their own computer system, with 24 hour, seven days a week support from third party providers.

Simplify the Leasing Process

We operate our multi-tenant buildings under a “no-hassle” leasing philosophy, using a standard simplified lease that has been designed for fairness to both tenant and landlord. We also incorporate a turn-key tenant finish package, greatly reducing the time to design and build out finished space. Our streamlined system greatly reduces negotiation and space planning time and allows the tenant to move into its space more quickly and with less aggravation than is usual in the leasing process.

Capitalize on the Perceived Risks

A frequently cited concern about the small and mid-sized tenant office market is the perceived high level of credit risk. We believe that these perceived risks are higher than the actual risks and, thus, provide an effective deterrent for competition and an attractive opportunity for us. With a typical tenant size of 2,000 to 4,000 square feet, the loss of a single tenant of such size does not meaningfully affect our financial results. Additionally, we maintain a high level of credit quality in our core office buildings through accounting and collection systems that flag any late payments and rigorously impose late payment penalty charges. Eviction action will be quickly taken if a tenant does not make timely lease payments. These control systems are centralized in our Denver headquarters, and monitored by an experienced accounting staff. We believe that we can maintain and improve this high level of credit quality in all our properties.

Provide a High Level of Service

Another frequently cited concern about the small and mid size tenant is management intensity. We believe, based on our experience, the issue of management intensity may be largely a matter of perception. Multiple smaller tenants may be viewed as requiring more management time than larger tenants. Over time, we believe that smaller tenants actually are less demanding than large tenants, who use their economic leverage not only in initial lease negotiations but throughout their tenancy as well. With our focus on small to mid-sized tenants and our “no hassle” leasing philosophy, we bring a positive, service-oriented mentality to our smaller tenants.

Our core buildings feature a regional “Tenant Relations Advocate” who has responsibility for interfacing regularly with all tenants and maximizing tenant retention. The Tenant Relations Advocate, unlike a conventional property manager, does not have responsibility for the physical operation of a building, but rather is dedicated to tenant issues with a singular focus on tenant retention. The Tenant Relations Advocate personifies our service-oriented mentality and is available to resolve minor tenant service complaints before they develop into major issues. Our Tenant Relations Advocates work with team leaders for each region, who in turn report to a senior manager in our Denver headquarters, providing direct and regular feedback on tenant concerns. We believe that our tenant-focused management will improve our tenant retention rates.

Target Select Cities

We target buildings or projects containing at least 100,000 square feet within select cities where we hope to build meaningful multi-property portfolios over the short- and medium-term. Target cities must have a high concentration of firms of fewer than 20 employees and, currently, must be within a two-hour air travel radius from our headquarters in Denver. The target cities also must be large enough in total office square footage to offer the possibility of multiple acquisitions and liquidity in the event of a desired sale. We believe that by focusing on a specific property type in cities with a growing small tenant market, we should be able to increase our revenues, our earnings, and our funds from operations. In the short term, we plan to focus our acquisition activities in the following cities:

•	Phoenix, AZ

•	Indianapolis, IN

•	Denver, CO

•	Dallas, TX

•	San Francisco, CA

Property Acquisitions and Sales

2002

Keystone AmeriVest Joint Venture

In January 2002, we formed Keystone AmeriVest, LLC to serve as a joint venture company with Sheridan Realty Partners, L.P., which is owned by certain of our executive officers and directors. Subject to receipt of consent from our lender, we will contribute Keystone Office Park to the joint venture and Sheridan Realty Partners will contribute 2.55 acres of vacant land adjacent to Keystone Office Park. In exchange, we will receive 92 of the 100 total outstanding membership units and Sheridan Realty Partners will receive the remaining eight membership units of Keystone AmeriVest. Under the operating agreement of Keystone AmeriVest, we will have the option to purchase seven of Sheridan Realty Partners’ eight membership units in exchange for shares of our common stock having a market value equal to $280,000 at the time of such purchase.

2001

Kellogg Building Acquisition

On December 21, 2001, we completed the acquisition of the Kellogg Building. The Kellogg Building is located in Littleton, Colorado, contains 112,732 rentable square feet and is located on approximately five acres of land. The aggregate purchase price for the Kellogg Building was $13,550,000, which was paid with $9,500,000 from the proceeds of a loan from US Bank National Association and the balance from a portion of the proceeds from the 2001 public offering.

Panorama Falls Sale

On December 6, 2001, we completed the sale of an 80% interest in the Panorama Falls building to an investor affiliated with a large stockholder. Panorama Falls is a three-story office building with 61,963 rentable square feet on approximately six acres located in Englewood, Colorado. The aggregate sales price for the interest in Panorama Falls was $4,880,000 payable as follows:

•	$2,180,000 to Key Bank National Association to pay down a portion of the existing mortgage loan;

•	the assumption of 80% of the remaining existing mortgage loan in the amount of $2,395,732; and

•	the remainder of $304,268 in cash, less closing costs.

Arrowhead Fountains Acquisition

On November 19, 2001, we completed the acquisition of the Arrowhead Fountains office building. Arrowhead Fountains is located in suburban Phoenix, Arizona, contains 96,076 rentable square feet and is located on approximately five acres of land. The aggregate purchase price for Arrowhead Fountains was $12,750,000, which was paid by the assumption of the mortgage loan from Nationwide Life Insurance Company with a principal balance of $9,300,000 and the balance from a portion of the proceeds from the 2001 public offering.

Odessa Sale

On October 23, 2001, we completed the sale of our office building in Odessa, Texas for $132,500. The sale resulted in a gain on sale of $12,747.

Giltedge Sale

On June 1, 2001, we completed the sale of our Giltedge building in Appleton, Wisconsin for $3,650,000. The sale resulted in a gain on sale of $1,143,698. The cash proceeds from this transaction of $458,030 were used to complete a tax-deferred exchange under Section 1031 of the Internal Revenue Code.

Sheridan Plaza at Inverness Acquisition

Effective April 1, 2001, we purchased from Sheridan Investments, LLC, an affiliate, 100% of the ownership interests of Sheridan Plaza at Inverness, LLC, an affiliate. Sheridan Plaza at Inverness, LLC owns two office buildings located in Englewood, Colorado consisting of 118,720 total rentable square feet on 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. For accounting purposes, the purchase price was $22,895,067, which consisted of:

•
$705,135 for our 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•
$6,474,329 paid with (1) 1,057,346 shares of our common stock, at a price of $5.69 per share (as required for accounting purposes, based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage in the principal amount of $14,954,425 secured by the property; and

•	assumption of other liabilities in the amount of $761,178.

The acquisition was structured as a tax-deferred exchange of the Giltedge building under Section 1031 of the Internal Revenue Code. Due to the related party nature of this transaction, accounting principles generally accepted in the United States require us to record this acquisition at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend during 2001.

2000

Sheridan Investments, LLC Membership Interest Acquisition

On September 29, 2000, we purchased a 9.639% preferred membership interest in Sheridan Investments, LLC, the sole owner of Sheridan Plaza at Inverness, LLC, which owns two office buildings in Englewood, Colorado, containing 118,720 square feet and located on approximately 6.7 acres of land. The aggregate purchase price for the interest was $658,918, which we paid by issuing 131,784 shares of common stock and 65,892 common stock purchase warrants exercisable at $5 per share. This interest was transferred back to Sheridan Investments, LLC in April 2001 as partial consideration for the remaining interest in Sheridan Plaza at Inverness, LLC.

Self-Storage Sale

On June 6, 2000, we entered into a contract to sell our four self-storage facilities in the metropolitan Denver, Colorado area for $8,400,000. This sale closed on August 25, 2000, resulting in a gain on sale of approximately $2,557,000. The net proceeds of approximately $1,818,000 were used to complete a tax-deferred exchange under Section 1031 of the Internal Revenue Code for office building assets.

Sheridan Center Acquisition

On June 2, 2000, we entered into a contract to purchase a three-building office complex, Sheridan Center, in southeast Denver, Colorado for $9,600,000. The buildings contain 143,332 square feet and are located on approximately 3.74 acres of land. The transaction closed on August 31, 2000 and was recorded on September 1, 2000. Funds for closing included approximately $1,818,000 held in escrow and on deposit as part of the tax-deferred exchange under Section 1031 of the Internal Revenue Code from the sale of the self-storage facilities, together with mortgage financing and a portion of the proceeds from our 2000 public offering.

Panorama Falls Acquisition

On May 25, 2000, we purchased a three-story office building, Panorama Falls, for $5,900,000. Panorama Falls contains 61,693 square feet on approximately six acres of land in southeast Denver, Colorado. Funds for closing included approximately $514,000 being held in escrow and on deposit as part of the tax-deferred exchange under Section 1031 of the Internal Revenue Code from the sale of the Broadway Property completed in December 1999, together with mortgage financing and short-term financing, which was partially repaid in August 2000 with proceeds from our 2000 public offering.

1999

Broadway Property Sale

On December 13, 1999, we sold our industrial office and showroom building in Denver, Colorado for $2,100,000, resulting in a gain on sale of approximately $737,000. We reinvested approximately $514,000 in net proceeds from this transaction in a tax-deferred exchange under Section 1031 of the Internal Revenue Code on May 25, 2000, purchasing the 61,693 square foot three-story Panorama Falls office building.

Keystone Office Park Acquisition

On August 12, 1999, we completed the acquisition of three office buildings, known as Keystone Office Park, located in suburban Indianapolis, Indiana. Keystone Office Park contains a total of 96,048 rentable square feet. The total purchase price for Keystone Office Park was $7,944,000, which we paid by assuming approximately $5,255,000 of existing debt and $116,400 of related escrow balances on the properties and issuing 541,593 shares of our common stock at $4.75 per share. In conjunction with the assumption of the debt, we also agreed to indemnify the original guarantors of this debt if we fail to repay it.

Properties

We own and operate 23 office properties in Colorado, Texas, Indiana and Arizona. Of our 23 properties, we consider six to be our “core properties,” which are representative of our current and planned strategy. Four of these core properties are located in Denver, one is located in Indianapolis and one is located in Phoenix. Our core properties account for a majority of our square footage and revenue. Our Texas properties are legacy properties acquired by our prior management and are not reflective of our current strategy. Prepayment penalties and yield maintenance requirements with respect to the debt on our Texas properties make divestiture of these properties uneconomical at the present time. Other than as described under “Description of Specific Properties” below, we have no plans to renovate our office properties other than for routine capital maintenance.

The following chart illustrates the geographic distribution of our property portfolio by square footage:

The following chart illustrates the geographic distribution of our property portfolio based on 2001 revenue:

*	The Giltedge building in Appleton, Wisconsin was sold on June 1, 2001 and the Arrowhead Fountains building in Phoenix, Arizona was purchased on November 19, 2001.

The following table sets forth certain information about our office properties:

Location	Year Acquired	Rentable Square Footage (a)	Percentage Occupancy at March 31, 2002		Average Rent Per Square Foot (b)
Small Tenant Office Buildings
Denver, CO—Sheridan Center	2000	143,332	91.5%		$14.85
Englewood, CO—Sheridan Plaza	2001	118,720	100.0%		$23.59
Indianapolis, IN—Keystone	1999	96,048	99.2%		$16.97
Englewood, CO—Panorama Falls(c)	2000	61,963	16.3%		$20.50
Phoenix, AZ—Arrowhead Fountains	2001	96,076	90.3%		$22.12
Littleton, CO—Kellogg Building	2001	112,732	91.6%		$22.40

Bank of America Buildings(d)	1998	60,095	98.2%		$16.00
Mineral Wells, Georgetown, Henderson and Clifton, TX

State of Texas Leased Buildings(e)	1997-1998	222,542	92.9%		$9.20
Arlington, Paris, Marshall, Amarillo, El Paso (2 buildings), Belleville, Mission, Clint, Lubbock, Temple, Hempstead and Columbus, TX
Totals		911,508	89.0	%(f)	$16.83

(a)	Includes office space but excludes storage, telecommunications and garage space.
(b)
Annualized base rent divided by net rentable area leased. Annualized base rent is original base rent plus contractual increases, but excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.

(c)	We own a 20% interest in this property. An 80% interest is owned by Freemark Abbey Panorama, LLC as a tenant in common with AmeriVest.
(d)	Four buildings leased approximately 63% to Bank of America, with the remainder leased to a number of small to mid-sized tenants.
(e)	Thirteen buildings leased primarily to various agencies of the State of Texas.
(f)	Weighted average occupancy was 94.3% for 100% owned properties.

Consolidated Lease Expirations

The following is a schedule of lease expirations for all of our properties over the next ten years:

Year	Number of Leases That Will Expire (1)	Total Area in Square Feet of Expiring Leases (1)	Annual Rent Revenue of Expiring Leases (1) (2)	Percentage of Gross Rents on Expiring Leases (1)
2002	63	114,354	1,544,527	13.4%
2003	68	166,828	2,636,511	22.8%
2004	67	127,711	2,548,332	22.1%
2005	43	138,948	2,558,477	22.2%
2006	30	108,445	1,494,623	12.9%
2007	5	8,554	126,219	1.1%
2008	—	—	—	0.0%
2009	1	7,951	166,971	1.5%
2010	1	17,150	347,288	3.0%
2011	2	11,679	120,593	1.0%

(1)	Does not include Panorama Falls leases, leases of executive suites in the Kellogg Building or month to month leases.
(2)	Annualized base rent for the year ended December 31, 2001. Excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.

Description of Specific Properties

As of March 31, 2002, the following four properties had a book value greater than or equal to 10% of our consolidated assets: Sheridan Center, Sheridan Plaza at Inverness, Arrowhead Fountains and the Kellogg Building. Set forth below is a description of each of these properties and of Keystone Office Park, which we consider to be one of our core properties.

Sheridan Center.    On August 31, 2000, we acquired the Sheridan Center office buildings, formerly known as The Writer Buildings, which transaction was recorded on September 1, 2000. The project consists of one four-story, one five-story and one eight-story office building on 3.72 acres of land. The buildings total 143,332 rentable square feet and site improvements include parking for approximately 400 cars. The buildings were built in 1966, 1968 and 1971 and, prior to our renovation, were considered Class C office buildings.

We substantially renovated the buildings at a cost of approximately $5.0 million for the period from our acquisition in August 2000 through March 2002. The buildings are now considered Class B office buildings and command higher rental rates.

Exterior improvements include:

•	a new exterior facade for each building to tie the buildings together visually;

•	a new entry and handicap access ramp for each building;

•	new fixed and operable thermal windows; and

•	resurfaced parking lots with new landscape and lighting.

Interior improvements include:

•	refurbished lobbies and hallways with new carpet and lighting;

•	new oak suite entry doors and sidelights;

•	new building and suite signage;

•	computerized touch-screen building directories;

•	keyless entry systems to the building with each suite monitored by computer;

•	refurbished bathrooms with new tile, lighting, paint and ADA fixtures;

•	a new selection of interior tenant finish packages; and

•	improved HVAC systems and new fire safety sprinklers and systems.

As part of the renovation, we embarked on an asbestos remediation program in accordance with state and federal requirements using licensed contractors to remove, wherever accessible or otherwise required, asbestos containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. We have completed most of the remediation except for one building, which we expect to complete over the next few years as tenants vacate spaces, allowing access to the asbestos materials. As of March 31, 2002, we had incurred approximately $272,000 in asbestos remediation costs at this building. The estimated cost of the future asbestos remediation is approximately $380,000.

The property is located in a central location between downtown Denver and the southeast suburbs along Interstate 25 at Colorado Boulevard. The Colorado Department of Transportation and the Regional Transportation District has commenced construction of a light-rail system and highway expansion project on Interstate 25, or I-25. The project, which is scheduled to continue through June 2008, has disrupted traffic on I-25 due to lane closures and massive construction along 19 miles of the Interstate adjacent to Sheridan Center and near our Sheridan Plaza and Panorama Falls buildings. Sheridan Center is located north of I-25 on the other side of most of the proposed construction, which allows for alternative access from most metropolitan Denver locations. We believe that the central location of Sheridan Center, together with our focus on tenants whose employees have flexible work schedules, should minimize the adverse impact of the highway construction on occupancy levels and leasing activity at this project.

Sheridan Center competes with several buildings in the area, including buildings that lease to small and mid-sized tenants.

Sheridan Center is leased to 100 tenants at base rental rates ranging from $8.69 to $17.50 per rentable square foot. The average effective annual rent per square foot for the year ended December 31, 2001 was $13.91. Lease terms range from approximately one to five years.

The occupancy rate for Sheridan Center was 91.5% at March 31, 2002, 90.4% at December 31, 2001, 90.0% at December 31, 2000 and 91.0% at December 31, 1999. Occupancy information for prior years, which are before we acquired the property, is not available. As of December 31, 2001, there are no tenants occupying 10% or more of the rentable space.

The following is a schedule of lease expirations for Sheridan Center:

Year	Number of Leases That Will Expire	Total Area in Square Feet of Expiring Leases	Annual Rent Revenue of Expiring Leases (1)	Percentage of Gross Rents on Expiring Leases
2002	30	38,658	530,179	29.2%
2003	29	32,666	472,704	26.0%
2004	18	15,713	245,559	13.5%
2005	6	6,248	84,898	4.7%
2006	14	22,737	356,768	19.6%
2007(2)	5	8,554	126,219	7.0%

(1)	Annualized base rent for the year ended December 31, 2001. Excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.
(2)	At March 31, 2002, there were no leases in effect with an expiration date after 2007.

For 2001, the real estate taxes for the Sheridan Center buildings were $123,874, which is equal to 5.9% of the assessed value of the Sheridan Center buildings for real estate tax purposes as determined by the Denver County Assessors Office. We are not able to estimate the possible impact of the renovations to Sheridan Center on future real estate taxes.

Sheridan Plaza at Inverness.    On April 1, 2001, we purchased 100% of the ownership interests of Sheridan Plaza at Inverness, LLC. The primary assets of this entity are two multi-tenant office buildings, together known as Sheridan Plaza at Inverness, located in Englewood, Colorado, and related assets. These two office buildings consist of 118,720 square feet on approximately 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. Sheridan Plaza was constructed in 1998 and 1999.

Sheridan Plaza is located within the Inverness Business Park just east of I-25 at County Line Road. We believe that the location of Sheridan Plaza near the southern end of the highway project described above under “—Sheridan Center” could be an advantage in leasing during the highway construction period. Sheridan Plaza is just off the first exit north of the planned construction activity and is easily accessible from all southeast and east metro Denver residential areas. We currently do not have any plans for major capital improvements for Sheridan Plaza. The property competes with several mid- sized office buildings in the area, including buildings that lease to small to mid-sized tenants, but there is no dominant owner or building.

Sheridan Plaza is leased to 45 tenants at base rental rates ranging from $22.00 to $25.71 per rentable square foot. The average effective annual rent per square foot for the year ended December 31, 2001 was $23.45. Lease terms range from approximately two to six years.

The occupancy rate for Sheridan Plaza at March 31, 2002 was 100%, at December 31, 2001 was 100%, at December 31, 2000 was 100% and at December 31, 1999 was 61%. Only one tenant, a local law firm, occupies 10% or more of the rentable space. This tenant occupies 12,136 rentable square feet under a direct lease through September 2005 and an additional 2,915 rentable square feet under a sublease through December 2004. The tenant is responsible for its pro-rata share of operating expenses and the leases contain annual base rent escalation provisions.

The following is a schedule of lease expirations for Sheridan Plaza:

Year	Number of Leases That Will Expire	Total Area in Square Feet of Expiring Leases	Annual Rent Revenue of Expiring Leases (1)	Percentage of Gross Rents on Expiring Leases
2002	6	10,738	$259,621	9.3%
2003	7	13,805	$334,490	12.0%
2004	14	38,006	$902,737	32.3%
2005(2)	18	56,171	$1,294,964	46.4%

(1)	Annualized base rent for the year ended December 31, 2001. Excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.
(2)	At March 31, 2002, there were no leases in effect with an expiration date after 2005.

For 2001, the real estate taxes for Sheridan Plaza were $582,490, which is equal to 10.3% of the assessed value of Sheridan Plaza for real estate tax purposes as determined by the Douglas County Assessors Office.

Arrowhead Fountains.    On November 19, 2001 we acquired Arrowhead Fountains, located in Peoria, Arizona (metropolitan Phoenix). Arrowhead Fountains consists of one building containing 96,076 rentable square feet located on approximately five acres of land. Arrowhead Fountains was built in 1998 and is the only commercial office building in its area.

Arrowhead Fountains is leased to 21 tenants at base rental rates ranging from $20.00 to $23.50 per rentable square foot. The average effective annual rent per square foot for the year ended December 31, 2001 was $23.03. Lease terms range from approximately two to ten years.

The occupancy rate for Arrowhead Fountains at March 31, 2002 was 90.3%, at December 31, 2001 was 90.3% and at December 31, 2000 was 90.0%. Occupancy information for prior years, which are before we acquired the property, is not available.

The following is a schedule of tenants who occupy 10% or more of the rentable space:

Tenant	Business	Lease Expiration	Square Footage	Base Rent ($/SF) at December 31, 2001
A	Realty company	December 31, 2005	18,282	$20.00
B	Insurance company	April 14, 2010	17,150	$20.25

The following is a schedule of lease expirations for Arrowhead Fountains:

Year	Number of Leases That Will Expire	Total Area in Square Feet of Expiring Leases	Annual Rent Revenue of Expiring Leases (1)	Percentage of Gross Rents on Expiring Leases
2002	3	5,163	$119,484	6.5%
2003	3	12,968	$294,366	15.9%
2004	7	12,475	$279,850	15.1%
2005	4	25,052	$519,038	28.1%
2006	2	5,167	$120,843	6.6%
2007	—	—	—	—
2008	—	—	—	—
2009	1	7,951	$166,971	9.0%
2010(2)	1	17,150	$347,288	18.8%

(1)	Annualized base rent for the year ended December 31, 2001. Excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.
(2)	At March 31, 2002, there were no leases in effect with an expiration date after 2010.

For 2001, the real estate taxes for Arrowhead Fountains were $152,892, which is equal to 13.6% of the assessed value of Arrowhead Fountains for real estate tax purposes as determined by the Maricopa County Assessors Office.

Kellogg Building.    On December 21, 2001 we acquired the Kellogg Building, located in Littleton, Colorado. The Kellogg Building consists of one building containing 112,732 rentable square feet located on approximately five acres of land. The Kellogg Building was built in 1983.

The Kellogg Building is leased to 35 tenants at base rental rates ranging from $19.22 to $24.00 per rentable square foot. The average effective annual rent per square foot for the year ended December 31, 2001 was $22.39. Lease terms range from approximately three to six years. We currently intend to upgrade the building over time with our signature small tenant amenities.

The Kellogg Building also contains executive office suites. These suites account for 11,882 rentable square feet of the total square footage. These suites are leased to 30 tenants at base rental rates ranging from $39.71 to $63.75 per rentable square foot. Lease terms range from two months to two years. Due to the short-term nature and high turnover of these leases, these were not included in the lease expiration table below.

Executive office suite tenants are provided additional services other than the rental of real property. These additional services include a receptionist as well as other administrative services. In accordance with the Internal Revenue Code, the revenue generated from these additional services is non-qualified REIT income. As a result, we have formed a taxable REIT subsidiary to provide these services, segregating this non-qualified REIT income from the qualified REIT lease revenue of the building.

The occupancy rate for the Kellogg Building at March 31, 2002 was 91.6%, at December 31, 2001 was 90.4% and at December 31, 2000 was 94.0%. Occupancy information for prior years, which are before we acquired the property, is not available. As of December 31, 2001, there were no tenants occupying 10% or more of the rentable space.

The Kellogg Building competes with several office buildings in its area, including buildings that lease to small and mid-sized tenants.

The following is a schedule of lease expirations for the Kellogg Building:

Year	Number of Leases That Will Expire	Total Area in Square Feet of Expiring Leases	Annual Rent Revenue of Expiring Leases (1)	Percentage of Gross Rents on Expiring Leases
2002	4	8,599	$184,283	9.4%
2003	9	38,243	$817,313	41.7%
2004	15	26,037	$548,106	28.0%
2005	6	12,853	$281,670	14.4%
2006(2)	2	5,715	$128,588	6.5%

(1)	Annualized base rent for the year ended December 31, 2001. Excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.
(2)	At March 31, 2002, there were no leases in effect with an expiration date after 2006.

For 2001, the real estate taxes for the Kellogg Building were $197,902, which is equal to 7.0% of the assessed value of the Kellogg Building for real estate tax purposes as determined by the Arapahoe County Assessors Office.

Keystone Office Park.    We acquired Keystone Office Park in Indianapolis, Indiana from Sheridan Realty Partners, L.P., an affiliate of Sheridan Realty Advisors, effective August 12, 1999. Keystone Office Park consists of three two-story multi-tenant office buildings located at 3021, 3077 and 3091 East 98th Street at the intersection of 98th Street and North Keystone Avenue (US 431) in north central Indianapolis, Indiana. These buildings consist of 96,048 rentable square feet on approximately nine acres of land with 336 surface parking spaces, plus a 1,596 square foot freestanding maintenance building. Keystone Office Park was constructed and completed from 1984 to 1986.

Keystone Office Park is leased to various business entities for general office purposes. The average effective annual rent per square foot for the year ended December 31, 2001 was $16.90. In 2000, we completed major capital improvements to Keystone Office Park, including new common area carpets and lighting, an electronic directory system, telecommunications wiring and exterior cleaning and refurbishing. We currently intend to continue to operate and hold Keystone Office Park for income purposes. Keystone Office Park competes with several mid-rise office buildings in the area, including buildings owned by a dominant owner in the Indianapolis market.

The occupancy rate for Keystone Office Park at March 31, 2002 was 99.2%, at December 31, 2001 was 99.2%, at December 31, 2000 was 93.7% and at December 31, 1999 was 99.2%. There are no tenants occupying 10% or more of the rentable space.

The following is a schedule of lease expirations for Keystone Office Park:

Year	Number of Leases That Will Expire	Total Area in Square Feet of Expiring Leases	Annual Rent Revenue of Expiring Leases (1)	Percentage of Gross Rents on Expiring Leases
2002	6	11,415	$183,856	11.3%
2003	8	13,235	$224,333	13.9%
2004	11	32,659	$553,480	34.2%
2005	5	11,499	$188,912	11.7%
2006(2)	6	26,448	$467,409	28.9%

(1)	Annualized base rent for the year ended December 31, 2001. Excludes additional rent for common area maintenance, taxes, expense reimbursements and parking.
(2)	At March 31, 2002, there were no leases in effect with an expiration date after 2006.

For 2000, the real estate taxes for Keystone Office Park were $114,715, which is equal to 6.9% of the assessed value of Keystone Office Park for real estate tax purposes as determined by the Hamilton County Assessors Office. We have not been informed as to the amount of the 2001 real estate taxes for Keystone Office Park.

Other Leases

State of Texas Office Building Leases.    Thirteen of our office buildings are leased to various agencies of the State of Texas with primary lease periods ranging from approximately six months to eight years, subject to the right of the State to terminate these leases as discussed below. Most of the leases provide for five multiple renewal option periods of three years to five years at the election of the tenant. Although each of the leases with the State of Texas includes a specific termination date, the State of Texas may terminate a lease at any time that the legislature of the State of Texas fails to appropriate funds necessary to pay required rents, or federally-funded programs housed in one of these office buildings are discontinued. Prior to terminating the lease, the State of Texas may assign another agency to fill or partially fill the rented space, and the lease would be adjusted accordingly. Despite this risk, we have no information that would lead us to believe that the State of Texas is considering any such early terminations. If the State of Texas terminates or fails to renew a lease, it may be difficult to locate another tenant in a timely manner or on comparable or better terms, especially for certain buildings in smaller cities or remote locations. We were not the successful bidder in a recent request by the Texas Department of Human Services for a new lease on our Clint, Texas building, which provided for an annual gross rent of $125,676. Subsequent to year-end, we have begun negotiations with the Town of Clint for a long-term lease of the building. In addition, the lease on our Paris, Texas building, which provides for an annual gross rent of $208,376 expires on August 31, 2002 and we believe the State of Texas will not renew.

Bank of America Leases.    Approximately 63% of four office buildings in Texas are leased to Bank of America on a long-term basis, with the primary leases expiring July 20, 2012. The leases with Bank of America provide for automatic rent increases every three years at a predetermined rate. They also provide for multiple renewal option periods at the option of Bank of America. The other leases in these buildings are with smaller tenants and range from one year to five years in length.

Depreciation

The following table shows the federal tax basis at December 31, 2001 used to determine depreciation for federal income tax purposes on each of Sheridan Center, Sheridan Plaza at Inverness, Arrowhead Fountains and the Kellogg Building. For federal income tax purposes, depreciation is computed using the straight-line method over a useful life of 39 years, for a depreciation rate of 2.56% per year.

Federal Tax Basis
Sheridan Center
Denver, Colorado	$10,119,508

Sheridan Plaza at Inverness
Englewood, Colorado	$20,296,868

Arrowhead Fountains
Peoria, Arizona	$12,762,642

Kellogg Building
Littleton, Colorado	$13,551,672

For accounting purposes, depreciation is determined in accordance with generally accepted accounting principles, which use different bases for the properties and useful lives of 25 years (Sheridan Center) and 40 years (Sheridan Plaza at Inverness, Arrowhead Fountains and the Kellogg Building). See “Notes to Consolidated Financial Statements—Note 2—Significant Accounting Policies.”

Property Improvements

We currently intend to spend up to $1 million for capital improvements, including tenant finish, on our properties during 2002. This amount is in addition to amounts that will be expended for routine maintenance and repairs. This amount is expected to be funded from working capital and borrowings under our credit facilities.

Mortgages and Promissory Notes

Substantially all of our properties are pledged as collateral for our mortgage debt. The following is a summary of our indebtedness, including mortgage debt:

	Outstanding Balance
	at December 31,		at March 31,
Description of Indebtedness	2001	2000	2002
Note payable to Transatlantic Capital Company, LLC. Fixed interest at 7.66%, due in monthly installments of principal and interest of $42,612 through July 1, 2028, with the principal balance and accrued interest due on August 1, 2028. This note may be prepaid on or after July 1, 2008 without penalty and may be defeased after July 13, 2002 by providing non-callable U.S. Government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on the State of Texas buildings.	$5,798,637	$5,868,255	$5,787,406

Note payable to Jefferson Pilot. Fixed interest at 9.00%, due in monthly installments of principal and interest of $17,095 through May 1, 2013. This note may be prepaid after March 31, 2003 but only if prepaid in full. A prepayment penalty is required, which declines by 1% per year from 6% in the first year prepayment is allowed down to 1%. This note is secured by a mortgage on four office buildings primarily leased to Bank of America.	1,454,737	1,530,945	1,436,041

Note payable to Security Life of Denver Insurance Company.    Fixed interest at 8.00%, due in monthly installments of principal and interest of $37,626 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park.
	4,528,498	4,620,712	4,505,941

	Outstanding Balance
	at December 31,		at March 31,
Description of Indebtedness	2001	2000	2002

Note payable to Security Life of Denver Insurance Company.    Fixed interest at 8.63%, due in monthly installments of principal and interest of $4,403 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park.
	505,642	515,108	503,316

Note payable to US Bank National Association. Interest at LIBOR (subject to our election) plus 225 basis points is due monthly (4.89% and 9.06% at December 31, 2001 and 2000, respectively), with the principal balance and any accrued interest due on August 31, 2003. The maturity date may be extended to August 31, 2004 if specified conditions are met. This note may be prepaid at any time without penalty upon the expiration of any applicable LIBOR borrowing period. This note is secured by a mortgage on Sheridan Center.	9,469,799	7,342,522	9,469,799

Note payable to Teachers Insurance and Annuity Association of America. Fixed interest at 7.90%, due in monthly installments of principal and interest of $108,835 through January 10, 2006, with the outstanding principal balance and accrued interest due on July 10, 2006. The note may not be prepaid, but may be defeased after January 2003 by providing non-callable U.S. Government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on Sheridan Plaza at Inverness.	14,858,423	—	14,825,141

Note payable to Nationwide Life Insurance Company. Interest at 1-month LIBOR plus 190 basis points (3.76% at December 31, 2001), due in monthly installments of principal and interest, with the outstanding principal balance and accrued interest due on December 5, 2003. This note may be prepaid on or before December 5, 2002 with a prepayment penalty equal to 0.5% of the outstanding loan amount. There is no prepayment penalty if the note is prepaid after December 5, 2002. This note is secured by a mortgage on Arrowhead Fountains.	9,300,000	—	9,300,000

Note payable to US Bank National Association. Interest at the bank’s internal money market rate (subject to our election) plus 250 basis points (4.77% at December 31, 2001), due in monthly installments with principal payments of $11,806, with the outstanding principal balance and accrued interest due on December 21, 2004. This note may be prepaid at any time with a prepayment penalty as determined by the loan agreement and the current interest rate contract. This note is secured by a mortgage on the Kellogg Building.	9,488,194	—	9,452,777

	Outstanding Balance at December 31,		at March 31, 2002
Description of Indebtedness	2001	2000

Note payable to KeyBank National Association. Interest at LIBOR plus 250 basis points (4.31% and 8.90% at December 31, 2001 and 2000, respectively), due in monthly installments, with the outstanding principal balance and accrued interest due on June 1, 2003. This note may be prepaid at any time without penalty. This note is secured by a mortgage on Panorama Falls.	3,004,494	5,119,830	3,036,294

Note payable to Anchor Bank. Fixed interest at 7.75% due in monthly installments of principal and interest of $22,925 based on a 30-year amortization through June 1, 2008, at which time a balloon payment of $2,797,181 is due. This note was secured by a mortgage on the Giltedge building in Appleton, Wisconsin, which was sold in June 2001.	—	3,125,484	—

TOTAL	$58,408,424	$28,122,856	$58,316,713

As of March 31, 2002, we had a short-term revolving credit line from a bank in the amount of $300,000 and a $1,500,000 short-term unsecured line of credit with Sheridan Investments, LLC, which is owned in part by certain of our officers and directors. See “Transactions Between AmeriVest and Related Parties.” At March 31, 2002, we had an outstanding balance of $300,000 on the bank line with an interest rate of 5.75%, and no outstanding balance on the Sheridan Investments, LLC line.

On April 4, 2002, we drew down the remaining available amount of $1,030,201 on our loan from US Bank for a total outstanding balance of $10,500,000. The loan is secured by a mortgage on Sheridan Center.

On April 30, 2002, we drew down $1,000,000 on our credit line from Sheridan Investments, LLC to be used as working capital.

Insurance

We believe that each of our properties is adequately covered by insurance under a blanket policy.

Competition

The business of managing, leasing and operating office buildings is competitive and we compete for tenants with other office buildings, including buildings owned by larger companies with more financial and other resources available to them. This competition could limit our ability to lease our properties, increase or maintain rental rates, or secure attractive investment opportunities. We will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. We believe that our niche focus on multi-tenant office buildings with smaller average tenant sizes will improve our ability to compete. Competitive conditions relating specifically to Sheridan Center, Sheridan Plaza, Arrowhead Fountains and the Kellogg Building are described above under “Description of Specific Properties.”

Employees

As of December 31, 2001, we had no direct employees. At that date, Sheridan Realty Advisors had 31 employees who spent the majority of their time on our business, including five senior executives and 26 administrative, support, construction and property management personnel. As a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors effective January 1, 2002, three of the senior executives and 22 of the other employees of Sheridan Realty Advisors became our direct employees and manage our day-to-day operations. The three senior executives who became our employees, William T. Atkins, our Chief Executive Officer, Charles K. Knight, our President, and D. Scott Ikenberry, our Chief Financial Officer, will also remain employees of Sheridan Realty Advisors and their 2002 salary obligations will be shared between us and Sheridan Realty Advisors such that we will pay their cash compensation and Sheridan Realty Advisors will accrue their deferred compensation as a liability of Sheridan Realty Advisors. Sheridan Realty Advisors retained six employees, consisting of two officers and four administrative personnel. Currently, we employ 18 full-time and three part-time employees, and Sheridan Realty Advisors has six employees, each of whom assist in managing our operations.

The business of Sheridan Realty Advisors is currently limited to advising AmeriVest. Sheridan Realty Advisors is owned by our five executive officers who assist Sheridan Realty Advisors in connection with their continuing advisory duties. As we grow, we anticipate that the remaining employees working for Sheridan Realty Advisors will become our employees.

Environmental Matters

Under various federal, state and local laws and regulations, as an owner or operator of real property we may be liable for the costs of removal or remediation of certain hazardous or toxic substances on our property. These laws often impose such liability regardless of whether we caused or knew of the presence of hazardous or toxic substances and regardless of whether the storage of those substances was in violation of a tenant’s lease. Furthermore, the costs of remediation or removal of those substances may be substantial, and the presence of hazardous or toxic substances, or the failure to promptly remediate those substances, may adversely affect our ability to sell the property or to borrow money using the property as collateral.

We have obtained an environmental assessment of each of our properties. These environmental assessments have not revealed any environmental conditions that management believes will subject us to material liability. In addition, we have not been, nor do we have knowledge that any of the previous owners of the properties have been, notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the properties. Although we have obtained environmental assessments of the properties, and although we are not aware of any notifications by any governmental authority of any material noncompliance, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. For a description of pending legal proceedings involving environmental issues, see “Legal Proceedings.”

After the acquisition of the Sheridan Center buildings, we embarked on an asbestos remediation program in accordance with applicable federal and state requirements, using licensed contractors to remove, wherever accessible or otherwise required, asbestos-containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed, except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials. Through March 31, 2002, we had incurred approximately $272,000 in asbestos remediation costs. We plan to spend an additional $380,000 over the next few years to remediate tenant spaces as they become vacant.

Legal Proceedings

On June 14, 2001, a lawsuit was filed in the District Court, Hidalgo County, Texas against Innerarity Austin, Inc., a Nevada corporation, and our wholly-owned subsidiary, AmeriVest Properties Texas, Inc., by Laura Smith alleging that the defendants were negligent and breached various duties in allowing our Mission, Texas building to be contaminated with airborne contaminants while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. Innerarity Austin, Inc. was the previous owner of the property. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain. The plaintiff seeks monetary and other relief, including exemplary damages, in excess of $50,000, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

On February 11, 2002, a lawsuit was filed in the District Court, Hidalgo County, Texas against our subsidiary, AmeriVest Properties Texas, Inc., and Woodhaven Management Corporation, our external property manager, by Irma and Yreneo Carranza alleging that we and our property manager were negligent in maintaining our Mission, Texas building while leasing the premises to the plaintiffs’ employer, the Texas Department of Human Services. Ms. Carranza alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain and loss of consortium. Mr. Carranza alleges loss of consortium, loss of household services and nursing services. The plaintiffs seek monetary and other relief, including exemplary damages, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiffs may be justly entitled.

We have asserted a general denial of the material allegations in both lawsuits. These lawsuits, if adversely determined, could have a material adverse effect on our business and financial condition, and we cannot assure you that other lawsuits will not be filed. Our insurance company is currently defending us in these lawsuits.

Policies and Objectives With Respect to Our Activities

The following is a discussion of our policies with respect to investment, financing and other activities. The policies with respect to these activities have been determined by our Board of Directors and, although our Board currently does not contemplate any changes to these policies, our Board may change these policies without a vote or other approval of stockholders.

Acquisition, Development and Investment Policies

Our business and growth strategies are designed to maximize total return to stockholders over the medium- and long-term with a niche property type and geographic focus. Our current policies contemplate the possibility of:

•	direct and indirect ownership of real estate properties, including ownership through subsidiaries, focusing on office properties with typical tenant sizes of between 2,000 and 4,000 square feet;

•	indirect ownership of those types of properties through investments in corporations, business trusts, general partnerships, limited partnerships, joint ventures and other legal entities; and

•	development and acquisition of unimproved property or the acquisition and conversion of existing structures.

At the present time, all of our investments in real estate properties are held through fee ownership either directly or indirectly though subsidiaries. Generally, we intend to hold our properties for the long term. However, we may sell properties when we believe the economic benefits, including the income tax consequences, warrant such action. Our long-term view is to focus on multi-tenant office buildings in select cities and dispose of non-core assets and property types when economically and operationally feasible.

Although we have no formal policy as to the allocation of assets among our investments, we generally intend to limit investment in a single property to a maximum of 25% of our total assets. We expect to fund future development and acquisitions utilizing funds from additional indebtedness, future offerings of our securities, sale or exchange of existing properties, and retained cash flow. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our REIT taxable income, which does not include net capital gains. This requirement may impair our ability to use retained cash flow for future acquisitions.

Financing Policies

We intend to make additional investments in properties and may incur indebtedness to make those investments or to meet the distribution requirements imposed by the REIT provisions of the Internal Revenue Code to the extent that cash flow from our operations, investments and working capital is insufficient. Additional indebtedness incurred by us may be secured by part or all of our real estate properties. Our Board of Directors has placed no limitations on the number or amount of secured indebtedness or mortgages that may be placed on any one of our properties.

Secured indebtedness incurred by us may be in the form of purchase money obligations to the sellers of properties, or publicly or privately placed debt instruments or financing from banks, institutional investors or other lenders. This indebtedness may be recourse to all or any part of our assets, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us may be used for, among other things, refinancing existing indebtedness, financing development and acquisition of properties, financing renovation or redevelopment of properties, the payment of dividends, and working capital.

If our Board of Directors decides to raise additional equity capital, our Board has the authority, generally without stockholder approval and provided we have sufficient authorized shares, to issue additional common stock or preferred stock in any manner, and on such terms and for such consideration, as our Board deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder’s investment in us.

MANAGEMENT

The following table sets forth certain information about our directors and executive officers. Each director has been elected for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is elected and has qualified. Approximately one-third of the directors are elected at each annual meeting of stockholders. The terms of the directors will terminate at the annual meeting of stockholders in the following years: Messrs. Atkins and McFann, the Class 3 directors, in 2002; Messrs. Gelles, Labate and Etter, the Class 1 directors, in 2003; and Messrs. Knight, Holman and Tepper, the Class 2 directors, in 2004. In connection with his reclassification as a Class 3 director, Mr. Holman is resigning as a Class 2 director effective immediately prior to the 2002 annual meeting. Mr. McFann is retiring at the end of his current term and the nominating committee of the board has elected not to nominate a new director to fill the resulting vacancy. Following Mr. McFann’s retirement, the size of our board of directors will decrease from eight directors to seven directors.

Name	Age	Position with AmeriVest	Initial Date as Director
Executive Officers and Directors
William T. Atkins	53	Chief Executive Officer, Director and Chairman of the Board	1999

Charles K. Knight	45	President and Director	1999

John B. Greenman	47	Vice President	—

D. Scott Ikenberry	52	Chief Financial Officer	—

Alexander S. Hewitt	44	Vice President and Secretary	—

Outside Directors
James F. Etter (2)	59	Director	1995

Harry P. Gelles (1)(2)(3)	68	Director	2000

Robert W. Holman, Jr. (2)(3)(4)	58	Director	2001

John A. Labate (1)(3)	53	Director	1995

Robert J. McFann (5)	85	Director	1994

Jerry J. Tepper (1)(3)	64	Director	2000

(1)	Member of the Audit Committee of the Board.
(2)	Member of the Compensation Committee of the Board.
(3)	Member of the Nominating Committee of the Board.
(4)
Mr. Holman is resigning as a Class 2 director immediately prior to our 2002 annual meeting of stockholders but has been nominated by the Nominating Committee of the Board for election as a Class 3 director at our 2002 annual meeting of stockholders.

(5)	Retiring in May 2002.

Executive Officers and Directors

William T. Atkins has served as a director of AmeriVest since August 1999, as our Chief Executive Officer since December 1999, and as Chairman of the Board since December 2000. Mr. Atkins became an employee of AmeriVest on January 1, 2002 as a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors. He has also served as Chairman and a managing member of Sheridan Realty Advisors, LLC since December 1999. Since 1995, he has served as President of Sheridan Realty Corp., of which he is a principal stockholder and co-founder. Sheridan Realty Corp. is involved in the commercial real estate business and serves as the general partner of Sheridan Realty Partners, the former owner of the Keystone Office Park. Since 1996, Mr. Atkins has also served as general partner of Atkins Ltd. Partnership, an investment company. Since 1996, Mr. Atkins has served as a director of Rock River Trust Company, which is involved in trust administration, and from 1996 through 1998, he served as President of Rock River Trust Company. Prior to forming Sheridan Realty Corp., Mr. Atkins was the President and co-owner of E.K. Williams, an international consulting firm specializing in the franchise industry. Earlier, he was the founder and a senior executive of Watkins Pacific Corporation, a private conglomerate based in Honolulu with multinational operations. Mr. Atkins also developed and managed various real estate developments in Hawaii as a partner in Atkins & Ash. Mr. Atkins earned a Bachelor of Arts degree in economics from Stanford University in 1971.

Charles K. Knight has served as our President since October 2000, as a director of AmeriVest since August 1999 and as a Vice President and our corporate Secretary from December 1999 through September 2000. Mr. Knight became an employee of AmeriVest on January 1, 2002 as a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors. He has also served as President and a managing member of Sheridan Realty Advisors since December 1999. Since 1998, Mr. Knight has served as Vice President and a member of Sheridan Development, LLC. Sheridan Development is involved in the commercial real estate business and serves as the general partner of Sheridan Investments, LLC, the former owner of Sheridan Plaza at Inverness. Since 1996, Mr. Knight has been the owner and served as the President of Abaco Investment Group, a real estate investment company. Earlier, Mr. Knight was a Vice President of Public Storage Inc., a publicly-traded REIT, and Vice President and General Counsel of Cardis Corporation, a publicly-traded automotive parts distributor, and he worked for several years as a corporate securities attorney with firms in New York and Los Angeles. Mr. Knight received his Bachelor of Arts degree from the University of California at Santa Barbara in 1977, and his Juris Doctor and Masters of Business Administration degrees from the University of California at Los Angeles in 1982. Mr. Knight is licensed to practice law in the States of Colorado and New York and maintains an inactive license in California.

John B. Greenman has served as a Vice President of AmeriVest since January 2000. He has also served as Senior Vice President and a member of Sheridan Realty Advisors since December 1999. Since 1994, he has served as Vice President of Sheridan Realty Corp. and as a senior officer of other Sheridan Group companies. Prior to joining The Sheridan Group, Mr. Greenman was a Senior Director in the Real Estate Capital Markets Group at Continental Bank in Chicago. He first joined Continental in 1979 and held several corporate banking positions, including an assignment to the bank’s London branch. Mr. Greenman also worked at First Interstate Bank. He graduated from Amherst College in 1976 and in 1979 received his Masters of Arts degree from the School of Advanced International Studies at Johns Hopkins University. Mr. Greenman is a member of the Urban Land Institute.

D. Scott Ikenberry has served as our Chief Financial Officer since December 1999. Mr. Ikenberry became an employee of AmeriVest on January 1, 2002 as a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors. He has also served as Chief Financial Officer and a member of Sheridan Realty Advisors since December 1999. Mr. Ikenberry has been Chief Financial Officer of Sheridan Realty Corp. and other Sheridan Group companies since August 1993. Prior to joining The Sheridan Group, he was Vice President-Finance of Realties, Inc., a Denver-based real estate development firm. Earlier, Mr. Ikenberry held senior finance positions with several real estate companies in the Denver area. He began his career in public accounting with Peat Marwick Mitchell & Co. in its Denver, Atlanta and Dallas offices. Mr. Ikenberry received his Bachelor of Science degree in Accounting from the University of Denver in 1972 and his Masters in Professional Accounting (Taxation) degree from the University of Texas at Austin in 1976. He is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Accountants.

Alexander S. Hewitt has served as a Vice President of AmeriVest since January 2000, as corporate Secretary since October 2000. Mr. Hewitt has also served as Vice Chairman of Sheridan Realty Advisors since December 1999. Since 1990, Mr. Hewitt has also served as Vice President of Sheridan Realty Corp., of which he is a principal stockholder and co-founder and has held senior positions with other Sheridan Group companies. Since 1996, Mr. Hewitt has served as a director of Rock River Trust Company, which is involved in trust administration. Prior to founding Sheridan Realty Corp. with Mr. Atkins, Mr. Hewitt was Managing Director of his family’s investment banking group. Earlier, he served as Assistant Treasurer in the international department of Chase Manhattan Bank, and was Managing Director of Archives Inc., a computer manufacturing and marketing firm in Davenport, Iowa. Mr. Hewitt earned a Bachelor of Arts degree in economics and a Bachelor of Science degree in Physics from Knox College in Galesburg, Illinois in 1982.

Outside Directors

James F. Etter served as our President from May 1995 until October 2000, as our Chief Financial Officer from July 1996 until December 1999 and as our Chief Executive Officer from January 1997 until December 1999. From 1994 until May 1995, Mr. Etter acted as a consultant with respect to real estate acquisitions not related to AmeriVest. Mr. Etter received his Masters of Business Administration and his Bachelor of Business Administration degrees from the University of Cincinnati. He is a member of the Financial Executives Institute and the National Investor Relations Institute.

Harry P. Gelles has served as a director of AmeriVest since June 2000. Mr. Gelles has been a private investor since 1985. During 1998, Mr. Gelles briefly served as a Managing Director of Cruttenden Roth, Inc., an investment banking firm. Mr. Gelles has fifteen years experience in investment banking, serving as a senior executive with Goldman Sachs & Company, White Weld & Co. and Dean Witter. Mr. Gelles also has extensive experience in real estate with Del Webb Corporation for eight years and as a private investor in several real estate development projects in Colorado Springs, Phoenix and Sacramento. Mr. Gelles serves on the Board of Directors of Chelsea Management Company, a public investment management company, Scent Air Technologies, Inc. and on numerous private and charitable boards. Mr. Gelles received his Bachelor of Arts and Masters of Business Administration degrees from Harvard University.

Robert W. Holman, Jr. has served as a director of AmeriVest since March 2001. Mr. Holman is also a director of I-Star Financial, a publicly-traded finance company. He is the co-founder of TriNet Corporate Realty Trust and served ten years as Chief Executive Officer and Chairman of the Board of TriNet and its predecessor, Holman/Shidler Capital, Inc., until the 1999 merger of TriNet and Starwood Financial. Starwood Financial changed its name to I-Star Financial in April 2000. Mr. Holman graduated from the University of California at Berkeley with a degree in economics, earned a Masters degree in economics from Lancaster University, England, where he was a British Council Fellow, and is a former Harvard University Loeb Fellow. He has served as a board member, director or senior executive for a number of companies in the U.S., Britain and Mexico in the building materials, construction, finance, Internet commerce, real estate and travel industries.

John A. Labate has served as a director of AmeriVest since May 1995. Since September 1999, Mr. Labate has been Vice President and Chief Financial Officer of Applied OpSec, Inc., a provider of anti-counterfeiting technologies. From 1997 to August 1999, Mr. Labate was Vice President and Chief Financial Officer of GeoBiotics, Inc., a Denver based mineral technology company. Prior to 1997, Mr. Labate served as the Chief Financial Officer, Secretary, and Treasurer of Crown Resources Corporation, a publicly traded, Denver, Colorado based international gold mining and exploration company. Mr. Labate received his Bachelor of Science degree in accounting from San Diego State University.

Robert J. McFann has served as a director of AmeriVest since August 1994. He also served as our corporate Secretary from May 1995 until December 1999. Prior to his retirement in 1996, Mr. McFann was the principal owner and President of Hy Grade Meat Company, a private company that grew to a mid-sized hotel and restaurant supply house under his direction. Prior to 1996, he also was a member of the Board of Directors of the Bank of Aurora.

Jerry J. Tepper has served as a director of AmeriVest since December 2000. Mr. Tepper has been president of Tepco, Inc., a privately-held real estate investment company, since 1997, president of CF Group Ltd., a privately-held investment company in the retail food business, since 1964, and president of Schoenberg Farms, Inc., a dairy product company, since 1987. Prior to forming Tepco, Mr. Tepper was also a director of Citizens Bank in Westminster, Colorado, when it was purchased by Vectra Bank in 1999. From 1975 through 1980, Mr. Tepper was a director of Regal Petroleum, and from 1979 to 1983, he was a member of the United States Chamber of Commerce Food and Agriculture Committee.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth in summary form the compensation we paid during each of the last three successive fiscal years ended December 31, 2001 to William T. Atkins, our Chief Executive Officer. From January 1, 2000 to December 31, 2001, we had no employees of our own, and therefore all cash compensation and benefits paid to Mr. Atkins and to our other executive officers were paid by Sheridan Realty Advisors, our former administrator and current advisor.

Summary Compensation Table
						Long Term Compensation
	Annual Compensation					Awards			Payouts
Name and Principal Position	Fiscal Year		Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards(#)	Shares of Common Stock Underlying Options/(#)		LTIP Payouts ($)(3)	All Other Compensation ($)(4)
William T. Atkins	2001		-0-	-0-	-0-	-0-	-0-		-0-	-0-
Chief Executive Officer	2000		-0-	-0-	-0-	-0-	-0-		-0-	-0-
	1999	(5)	-0-	-0-	-0-	-0-	12,000	(6)	-0-	-0-

(1)	The dollar value of base salary (cash and non-cash) earned during the year indicated.
(2)	The dollar value of bonus (cash and non-cash) earned during the year indicated.
(3)
AmeriVest does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1995 Stock Option Plan and our 1998 Stock Option Plan.

(4)	All other compensation received that AmeriVest could not properly report in any other column of the Summary Compensation Table.
(5)	Mr. Atkins became Chief Executive Officer of AmeriVest on December 22, 1999.
(6)	These options to acquire shares of common stock of AmeriVest were awarded by AmeriVest under AmeriVest’s 1998 Stock Option Plan in connection with Mr. Atkins’ election as a director in 1999.

As a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors effective January 1, 2002, 25 of Sheridan Realty Advisors’ 31 employees, including Messrs. Atkins, Knight and Ikenberry, became our employees and will manage our day-to-day operations. Messrs. Atkins, Knight and Ikenberry will also remain employees of Sheridan Realty Advisors and their 2002 salary obligations will be shared between us and Sheridan Realty Advisors. Mr. Atkins will earn $170,000 in 2002, with $60,000 to be paid by us and $110,000 payable by Sheridan Realty Advisors. Mr. Knight will earn $160,000 in 2002, with $120,000 to be paid by us and $40,000 payable by Sheridan Realty Advisors. Mr. Ikenberry will earn $150,000 in 2002, with $120,000 to be paid by us and $30,000 payable by Sheridan Realty Advisors. See “Transactions Between AmeriVest and Related Parties—Agreements with Sheridan Realty Advisors, LLC.”

Option Grants

There were no option grants to Mr. Atkins or any other executive officer during 2001.

Aggregated Option Exercises and Year-End Option Value

The following table provides certain summary information concerning stock option exercises during 2001 by Mr. Atkins and the value of unexercised stock options held by Mr. Atkins as of December 31, 2001.

Aggregated Option Exercises
For Fiscal Year Ended December 31, 2001
And Year-End Option Values (1)

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(3)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexerciseable	Exercisable	Unexercisable
William T. Atkins	0	0	12,000	0	$11,844	0

(1)	No stock appreciation rights are held by Mr. Atkins.
(2)	The total number of unexercised options held as of December 31, 2001, separated between those options that were exercisable and those options that were not exercisable on that date
(3)
For all unexercised options held as of December 31, 2001, the aggregate dollar value of the excess of the market value of AmeriVest’s common stock underlying those options over the exercise price of those unexercised options. These values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on December 31, 2001. As required, the price used to calculate these figures was the closing sale price of AmeriVest’s common stock at year’s end, which was $5.80 per share on December 28, 2001.

Employment, Termination of Employment and Change-in-Control Arrangements

There are no employment, severance, separation or change-in-control agreements with Mr. Atkins or any of our other executive officers.

Savings and Retirement Plan

Effective January 1, 2002, we adopted a 401(k) savings and retirement plan. Under this plan, eligible employees may elect to contribute up to 15% of their gross wages or the maximum amount permitted by the Internal Revenue Service. In addition, we will match up to five percent of each of our employee’s contributions with an equivalent value of our common stock.

Stock Option Plans

Pursuant to AmeriVest’s 1995 and 1998 Stock Option Plans, we may grant options to purchase an aggregate of 330,000 shares of common stock to key employees, directors, and other persons who have or are contributing to the success of the company. The options granted pursuant to the 1995 Stock Option Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The options granted pursuant to the 1998 Stock Option Plan may be incentive options qualifying for beneficial tax treatment for the recipient, non-qualified options, or non-qualified non-discretionary options. The terms of the 1998 Stock Option Plan concerning incentive options and non-qualified options are substantially the same as those of the 1995 Stock Option Plan except that only our employees or employees of subsidiaries are eligible for incentive options, and employees and other persons who have contributed or are contributing to our success are eligible for non-qualified options.

Directors who are not employees of the company automatically receive options to purchase 12,000 shares pursuant to the 1998 Stock Option Plan at the time of their election. None of these options are exercisable at the time of grant. One-third of these options become exercisable on December 31 of each of the first three years immediately following the date of grant. The exercise price for options granted to outside directors is the fair market value of the common stock on the date of grant, and all options granted to outside directors expire five years from the date of grant. On the date that all of an outside director’s options have become exercisable, options to purchase an additional 12,000 shares, none of which is exercisable at that time, shall be granted to that outside director.

At March 31, 2002, options to purchase an aggregate of 214,000 shares of common stock were outstanding under the option plans. The option committee or the Board may grant additional options to purchase 20,000 shares pursuant to the 1995 Stock Option Plan and 79,000 shares pursuant to the 1998 Stock Option Plan.

All options granted under the 1998 Stock Option Plan will become fully exercisable upon the occurrence of a change in control of AmeriVest upon certain mergers or other reorganizations or asset sales.

Options granted under either the 1995 Stock Option Plan or the 1998 Stock Option Plan generally are not transferable during the option holder’s lifetime.

Sheridan Realty Advisors, LLC’s Warrants

Under our advisory agreement with Sheridan Realty Advisors, Sheridan Realty Advisors receives compensation designed to provide an incentive for its performance in the form of an advisory fee based on new real property acquisitions and warrants to purchase up to 750,000 shares of our common stock at $5.00 per share until January 1, 2005. Vested warrants may only be exercised beginning on January 1, 2003. The warrants were issued as of January 1, 2000, and 225,000 warrants vested immediately, after approval by our stockholders on June 6, 2000. The remaining 525,000 warrants vest only upon the completion of an acquisition or long-term lease of real property by us. The aggregate number of warrants that vest upon the completion of an acquisition or long-term lease will be equal to 2.1% of the equity value of the property acquired. Equity value is equal to the acquisition price of the property (including expenses of purchase) plus any capital expenditures and lease-up costs incurred in connection with the property during the first 12 months of ownership less any mortgage debt assumed or incurred in connection with the acquisition. In addition, any cash proceeds from the sale or refinancing of our assets and excess cash flow generated by our assets that is received after January 1, 2000 and that has not previously been deducted from equity value shall be deducted as part of this calculation. The total amount of equity value of real property subject to the incentive compensation provision shall not exceed $50 million. As of March 31, 2002, 436,457 of the remaining 525,000 warrants had vested.

Compensation of Outside Directors

In 2001, we compensated our outside directors at a rate of $1,500 per quarter. We also reimburse our directors for expenses incurred in attending meetings and for other expenses incurred on our behalf. In addition, during 2001 and currently, each director who is not our employee or an employee of Sheridan Realty Advisors automatically receives non-qualified, non-discretionary options to purchase shares of common stock under the 1998 Stock Option Plan. See “—Stock Option Plans” above.

BENEFICIAL OWNERS OF SECURITIES

As of May 3, 2002, there were 6,709,454 shares of our common stock outstanding. The following table sets forth certain information as of that date with respect to the beneficial ownership of our common stock by each director and named executive officer, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Outstanding
William T. Atkins	1,651,789	(2)	24.6%
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222

James F. Etter	65,000	(3)	*
31401 Shadow Mountain Drive
Conifer, Colorado 80433

Harry P. Gelles	14,565	(4)	*
1114 State Street, Suite 236
Santa Barbara, California 93101

John B. Greenman	—		*
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222

Alexander S. Hewitt	1,586,953	(5)	23.7%
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222

Robert W. Holman, Jr	13,150	(6)	*
P.O. Box 8
Pebble Beach, California 93921

D. Scott Ikenberry	5,101	(7)	*
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222

Charles K. Knight	123,577	(8)	1.8%
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222

John A. Labate	28,000	(9)	*
5260 South Beeler Court
Englewood, Colorado 80111

Robert J. McFann	78,190	(10)	1.2%
3260 Zephyr Court
Wheat Ridge, Colorado 80033

Jerry J. Tepper	468,000	(11)	7.0%
7201 North Sheridan
Arvada, Colorado 80003

All Officers and Directors as a Group (11 persons)	2,423,083	(2-11)	35.2%

Sheridan Investments, LLC.	1,220,115	(12)	18.2%
1780 South Bellaire Street, Suite 515
Denver, Colorado 80222

*	Less than one percent

(1)
“Beneficial ownership” is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly, (1) voting power, which includes the power to vote, or to direct the voting of, shares of the common stock of an issuer, or (2) investment power, which includes the power to dispose, or to direct the disposition of, shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2)	Includes the following shares which may be deemed to be beneficially owned by Mr. Atkins due to the relationship set forth opposite each entry:

Number of Shares	Nature of Ownership
28,325	The shares are owned directly by Mr. Atkins.
94,934
The shares are owned by Rock River Trust Company, or RRTC, in RRTC’s capacity as trustee of various trusts. Mr. Atkins is a director of RRTC but does not vote on any matters concerning RRTC’s acquisition, voting or disposition of AmeriVest’s securities. Mr. Atkins disclaims beneficial ownership of these shares. The 94,934 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

206,792
The shares are owned by Sheridan Realty Partners, L.P., in which Mr. Atkins holds an indirect interest through Sheridan Realty Corp., its general partner and a limited partner. The 206,792 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group, though they are counted only once for determining the aggregate holdings of all officers and directors as a group.

1,220,115
The shares are owned by Sheridan Investments. Mr. Atkins holds indirect interests in Sheridan Investments through several of its members and holds an approximately 25% interest in, and is co-manager and President of, Sheridan Development, its manager. The 1,220,115 shares are included four times in the table regarding each of Mr. Atkins, Mr. Hewitt, Sheridan Investments and for all officers and directors as a group.

89,400
The shares are owned by Sheridan Realty Advisors, in which Mr. Atkins holds a 20% interest and is a managing member. The 89,400 shares are included three times in the table regarding each of Mr. Atkins, Mr. Knight and for all officers and directors as a group.

12,000	The shares are issuable upon the exercise of currently exercisable options held by Mr. Atkins.
223	The shares are held by Mr. Atkins’ minor children

Mr. Atkins and Mr. Hewitt have entered into an agreement providing that, unless and until either person decides otherwise, each will conduct his activities with respect to our securities as if the two of them are a “group” under the Securities Exchange Act of 1934.

(3)	Includes 1,000 shares owned directly by Mr. Etter and 64,000 shares underlying currently exercisable options held by Mr. Etter.

(4)	Includes 4,565 shares owned directly by Mr. Gelles and 10,000 shares underlying currently exercisable options and warrants held by Mr. Gelles.

(5)	Includes the following shares which may be deemed to be beneficially owned by Mr. Hewitt due to the relationship set forth opposite each entry:

Number of Shares	Nature of Ownership
64,567	The shares are owned by the Alexander S. Hewitt Revocable Trust, or the Hewitt Trust, for which Mr. Hewitt is a trustee and beneficiary.
94,934
The shares are owned by RRTC in RRTC’s capacity as trustee of various trusts. Mr. Hewitt is a director of RRTC and a beneficiary of some of these trusts, but does not vote on any matters concerning RRTC’s acquisition, voting or disposition of AmeriVest’s securities. The 94,934 shares are included three times in the table regarding each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group.

206,792
The shares are owned by Sheridan Realty Partners, L.P. in which Mr. Hewitt holds indirect interests through two trusts which are limited partners and Sheridan Realty Corp., its general partner and a limited partner. The 206,792 shares are included three times in the table regarding each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group

1,220,115
The shares are owned by Sheridan Investments. Mr. Hewitt holds indirect interests in Sheridan Investments through several of its members. The 1,220,115 shares are included four times in the table regarding each of Mr. Hewitt, Mr. Atkins, Sheridan Investments and for all officers and directors as a group.

545	The shares are issuable upon the exercise of warrants held by Mr. Hewitt.

Mr. Hewitt and Mr. Atkins have entered into an agreement providing that, unless and until either person decides otherwise, each will conduct his activities with respect to our securities as if the two of them are a “group” under the Securities Exchange Act of 1934.

(6)	Includes 9,150 shares owned directly by Mr. Holman and 4,000 shares underlying currently exercisable options held by Mr. Holman.

(7)	Includes 5,101 shares owned directly by Mr. Ikenberry.

(8)
Includes 20,349 shares owned directly by Mr. Knight; 13,500 shares underlying currently exercisable options and warrants held by Mr. Knight; 89,400 shares owned directly by Sheridan Realty Advisors in which Mr. Knight holds a 20% interest and is a managing member; 228 shares held by his minor children; and 100 shares underlying currently exercisable warrants held by his minor children.

(9)	Includes 28,000 shares underlying currently exercisable options held by Mr. Labate.

(10)	Includes 50,190 shares owned directly by Mr. McFann and 28,000 shares underlying currently exercisable options held by Mr. McFann.

(11)
Includes 40,000 shares owned directly by Mr. Tepper; 420,000 shares owned directly by investment companies which are controlled by Mr. Tepper; and 8,000 shares underlying currently exercisable options held by Mr. Tepper.

(12)	These shares are included four times in the table regarding each of Sheridan Investments, Mr. Atkins, Mr. Hewitt and all officers and directors as a group.

TRANSACTIONS BETWEEN AMERIVEST AND RELATED PARTIES

This section describes the transactions we have engaged in with our current and past directors and officers and persons known by us to be the beneficial owners of 5% or more of our common stock during the past two fiscal years.

Relationships among AmeriVest and Various Sheridan Group Entities

All of our executive officers and three of our directors have been officers, directors or investors in various real estate investment companies that are related to Sheridan Realty Advisors, our former administrator. These partnerships, corporations and limited liability companies have collectively been known as The Sheridan Group. All of the related party transactions described in this section concern these individuals and entities. The following table describes our officers and directors who have relationships with The Sheridan Group:

Name	Positions with AmeriVest
William T. Atkins	Chief Executive Officer, Director and Chairman of the Board
Charles K. Knight	President and Director
John Greenman	Vice President
Alexander Hewitt	Vice President and Secretary
D. Scott Ikenberry	Chief Financial Officer
Robert W. Holman	Director

The following table describes the various entities within The Sheridan Group which previously had or currently have a relationship with AmeriVest as described elsewhere in this section, the nature of that relationship and the ownership and position of AmeriVest officers, directors and principal stockholders in each entity in The Sheridan Group.

Sheridan Group Entity	Primary Relationship to AmeriVest	Owners of Sheridan Group Entity	Ownership Percentage	Management of Sheridan Group Entity	Management Position
Sheridan Realty Advisors, LLC	Former administrator and current advisor and 1.3% stockholder (1)	Atkins Knight Greenman Hewitt Trust Ikenberry	20% 20% 20% 20% 20%	Atkins Hewitt Knight Greenman Ikenberry	Chairman Vice Chairman President Senior V.P. CFO

Sheridan Realty Partners, L.P.	3.1% stockholder	Sheridan Realty Corp. Alexander Hewitt	1% G.P. interest and 3.1335% L.P. interest Beneficiary of two trusts which own 20.15%	Sheridan Realty Corp. (2)	General Partner

Sheridan Group Entity	Primary Relationship to AmeriVest	Owners of Sheridan Group Entity	Ownership Percentage	Management of Sheridan Group Entity	Management Position
Sheridan Investments, LLC	18.2% stockholder	Atkins Ltd. Partnership	14.056%	Sheridan Development, LLC (5)	Manager
		Hewitt Trust	16.064%
		Sheridan Management Corp. (3)	8.835%
		Sheridan Development, LLC	Incentive interest (4)

(1)
Sheridan Realty Advisors receives an advisory and capital project fee, as well as vesting of AmeriVest warrants, for those services under the terms of our agreement with them, which expires on December 31, 2003. See “—Agreements with Sheridan Realty Advisors, LLC.”

(2)
Mr. Atkins is the President and a director and owns a 16.5% interest. Mr. Hewitt is the Executive Vice President and a director and owns a 20% interest through the Hewitt Trust. Mr. Holman is a director and owns a 5% interest. Mr. Ikenberry is the Chief Financial Officer and a director.

(3)	Mr. Atkins is the President and a director and owns a 50% interest. Mr. Hewitt is the Executive Vice President and a director and owns a 50% interest through the Hewitt Trust.
(4)
Sheridan Development receives a preferred distribution equal to 33 1/3% of distributions after other members have received a return of their original capital contribution plus their cumulative preferred return.

(5)
Mr. Atkins is the Co-Manager and President and owns a 25.05% interest. Mr. Hewitt is the Co-Manager and Executive Vice President and owns 25.05% interest. Mr. Greenman is a Vice President and owns a 20% interest. Mr. Ikenberry is a Chief Financial Officer and owns a 15% interest. Mr. Knight is a Vice President and owns a 14.9% interest.

For a description of the beneficial ownership of our shares by each of Messrs. Atkins, Hewitt, Holman and Knight and by Sheridan Investments, see “Beneficial Owners of Securities.”

Asset Purchases and Sales Involving Related Parties

Keystone AmeriVest Joint Venture

In January 2002, we formed Keystone AmeriVest, LLC, to serve as a joint venture company, with Sheridan Realty Partners, L.P., which is owned by certain of our executive officers and directors. Subject to receipt of consent from our lender, we will contribute Keystone Office Park to the joint venture and Sheridan Realty Partners will contribute 2.55 acres of vacant land adjacent to Keystone Office Park. In exchange, we will receive 92 of the 100 total outstanding membership units and Sheridan Realty Partners will receive the remaining eight membership units of Keystone AmeriVest. Under the operating agreement of Keystone AmeriVest, we will have the option to purchase seven of Sheridan Realty Partners’ eight membership units in exchange for shares of our common stock having a market value equal to $280,000 at the time of such purchase.

Sale of Interest in Panorama Falls Building

On December 6, 2001, we completed the sale of an undivided 80% interest in the Panorama Falls building to Freemark Abbey Panorama, LLC. A partner in Freemark Abbey is an indirect beneficial owner of approximately 9% of Sheridan Investments, LLC, which is the beneficial owner of approximately 18% of our common stock. The aggregate sale price for the interest in Panorama Falls was $4,800,000 payable by the Freemark Abbey as follows:

•	$2,180,000 to KeyBank National Association to pay down a portion of the existing mortgage loan;

•	the assumption of 80% of the remaining existing mortgage loan in the amount of $2,395,732; and

•	the remainder of $304,268, less closing costs, in cash to us.

We retained a 20% interest in the property and will continue to operate and manage the property. We will earn a management fee equal to 5% of the gross revenues and an incentive fee from Freemark Abbey based on the total return of the investment. The incentive fee is calculated as 25% of the cash remaining after both parties have received distributions equal to their initial investments in the property plus a 12% annually compounded cumulative return.

Purchase of Sheridan Plaza at Inverness, LLC

On June 25, 2001, we purchased 100% of the ownership interests of Sheridan Plaza at Inverness, LLC from Sheridan Investments. Sheridan Plaza at Inverness, LLC owns two office buildings located in Englewood, Colorado consisting of 118,720 rentable square feet on approximately 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. For accounting purposes, the purchase price was $22,895,067, which consisted of:

•
$705,135 for our 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•
$6,474,329 paid with (1) 1,057,346 shares of our common stock at a price of $5.69 per share (as required for accounting purposes, based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage in the principal amount of $14,954,425 secured by the property; and

•	assumption of other liabilities in the approximate amount of $761,178.

We used the $458,030 in net cash proceeds from the sale of the Giltedge building to pay a portion of the purchase price for Sheridan Plaza at Inverness, LLC as part of an Internal Revenue Code Section 1031 tax-deferred exchange. We received stockholder approval for this transaction at a meeting held on June 20, 2001. As a result of the completion of this transaction, Sheridan Realty Advisors was entitled to a fee of $294,700, which is equal to 5% of the equity value of Sheridan Plaza at Inverness, LLC, in accordance with the terms of our advisory agreement with Sheridan Realty Advisors.

Due to the fact that this transaction involved a related party, the acquisition was recorded at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend during 2001.

Purchase of Sheridan Investments, LLC Interest

Effective July 1, 2000, we purchased from Sheridan Realty Partners a 9.639% preferred membership interest in Sheridan Investments, through our wholly-owned subsidiary, AmeriVest Inverness Inc. Sheridan Investments owned all the ownership interests of Sheridan Plaza at Inverness, LLC, which owned a fee simple interest in Sheridan Plaza at Inverness and related assets. The purchase price of the membership interest was $658,918 payable in the form of 65,892 units, with each unit consisting of two shares of our common stock and one redeemable warrant to purchase one share of our common stock for $5.00 per share until July 10, 2005. These warrants were exercised by Sheridan Realty Partners in March 2001. The agreement also provided for a reduction to the purchase price if, on or before October 31, 2000, a member of Sheridan Investments sold a preferred membership interest at a price less than the purchase price paid by us or Sheridan Investments issued additional preferred membership interests with substantially the same terms as our membership interest at a price less than the purchase price paid by us. No such transaction occurred and no reduction in the purchase price took place. As a result of our purchase of the interest in Sheridan Investments, Sheridan Realty Advisors was entitled to a fee of $32,946, which is equal to 5% of the equity value of that interest, in accordance with our advisory agreement with Sheridan Realty Advisors.

Purchase of Panorama Falls Property

In order to pay a portion of the purchase price for the Panorama Falls property on May 25, 2000, we borrowed $225,000 from the Hewitt Trust, using $200,000 in connection with the purchase. This loan accrued interest at the prime rate, was due on demand after one year or five days after the closing of our 2000 public offering of units of common stock and warrants with proceeds to us of at least $2 million, and was unsecured. We repaid this loan in August 2000 with the proceeds of our public offering. Alexander S. Hewitt is a stockholder and officer of AmeriVest, an owner and officer of various Sheridan Group companies and a trustee and beneficiary of the Hewitt Trust.

Line of Credit with Sheridan Investments, LLC

On June 13, 2001, our Board of Directors approved our obtaining a $500,000 one-year line of credit from Sheridan Investments. On March 11, 2002, the Board approved an increase in this line of credit to $1,500,000. As of April 30, 2002, we had an outstanding balance of $1,000,000 on this line of credit. This line of credit, which is unsecured and has a rate of interest equal to 75 basis points above the prevailing prime rate charged by Ferris, Baker Watts, provides us with additional liquidity on terms that are more favorable to us than our continuing line of credit with US Bank. Among the more favorable terms are the lack of fees and the unsecured nature of this line of credit. Our line of credit with US Bank is secured by a second mortgage on our Sheridan Center property and a negative pledge on the assets of our AmeriVest Buildings Texas Inc. subsidiary, with an interest rate equal to one point over that bank’s prime lending rate.

Purchase of Key Man Life Insurance Policy

In 2000, we purchased from Sheridan Investments the key man life insurance policy maintained on the life of William T. Atkins, our Chairman and Chief Executive Officer. We paid $79,376 for this policy, which was the excess of the cash value of the policy over the total loan outstanding on the policy. We paid this purchase price by issuing shares of our common stock valued at a price equal to the volume-weighted average trading price of our common stock for the five most recent trading days preceding December 18, 2000. This resulted in the issuance of 16,305 shares of our common stock valued at $4.868 per share.

Agreements with Sheridan Realty Advisors, LLC

Effective January 1, 2000, we entered into an agreement with Sheridan Realty Advisors for it to act as our administrator and to assume responsibility for our day-to-day operations. This agreement was amended and restated in March 2001 and was further amended and restated as of January 1, 2002 to reduce the types of services provided to AmeriVest and the fees paid by AmeriVest to Sheridan Realty Advisors as a result of our purchase of the administrative, property management and accounting services business from Sheridan Realty Advisors, as described in more detail below.

Prior to the amendment and restatement of the advisory agreement effective as of January 1, 2002, we paid Sheridan Realty Advisors a monthly administrative fee of $15,800, which was to increase annually by 5%, a property management and accounting fee equal to 5% of the gross collected rents received by us from the managed properties, and a capital project fee equal to 3% of the total cost of all capital projects in excess of $100,000 and approved by us. In addition, Sheridan Realty Advisors was entitled to an advisory fee equal to 5% of the equity value of all real property acquired or long-term leased by AmeriVest during the term of the agreement. Equity value is equal to the acquisition price of the property, including expenses of purchase, plus any capital expenditures and lease-up costs incurred in connection with the property during the first 12 months of ownership less any mortgage debt assumed or incurred in connection with the acquisition. This fee was intended to cover overhead expenses of Sheridan Realty Advisors not covered by the other fees paid by AmeriVest and is limited to amounts set forth in an annual budget submitted to AmeriVest.

In addition, Sheridan Realty Advisors received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of our common stock at $5.00 per share. The warrants were issued as of January 1, 2000, and 225,000 warrants vested immediately after approval of the issuance of the warrants by our stockholders on June 6, 2000. Sheridan Realty Advisors may utilize the warrants as incentive compensation to its employees. Vested warrants may only be exercised beginning on January 1, 2003. The remaining 525,000 warrants vest only upon the completion of an acquisition or long-term lease of real property by us. During the year ended December 31, 2001, Sheridan Realty Advisors had approximately 387,662 warrants vest under this agreement. As of March 31, 2002, 436,457 of the remaining 525,000 warrants had vested. For a more detailed description of the warrant arrangements with Sheridan Realty Advisors under the advisory agreement, see “Executive Compensation—Sheridan Realty Advisors, LLC Warrants.”

As of December 31, 2001, we had no direct employees. At that date, Sheridan Realty Advisors had 31 employees who spent the majority of their time on our business. All five of our executive officers were employed by Sheridan Realty Advisors and received all of their cash or deferred compensation, health insurance benefits and reimbursement of approved business expenses from Sheridan Realty Advisors. In addition, our executive officers, who are also owners of Sheridan Realty Advisors, were entitled to receive a portion of the five-year incentive warrants described above. In 2001, our five executive officers earned aggregate cash or deferred compensation of $780,000 from Sheridan Realty Advisors, with each executive officer receiving compensation paid or deferred in excess of $100,000. As of March 31, 2002, we had an outstanding balance of $513,852 payable to Sheridan Realty Advisors in connection with previously performed services. Under an agreement between us and Sheridan Realty Advisors dated June 27, 2001, we do not have an obligation to pay any of this outstanding balance until July 27, 2002.

Effective as of January 1, 2002, we purchased the administrative and property management and accounting services business from Sheridan Realty Advisors for the sum of $100 plus the book value of the furniture, fixtures and equipment at December 31, 2001, which was approximately $50,000. Three of our senior executives and 22 of the other employees of Sheridan Realty Advisors became our direct employees and manage our day-to-day operations. We agreed to assume sponsorship of, and all assets of and liabilities attributable to, the transferred employees under the employee benefit plans of Sheridan Realty Advisors. The three senior executives who became our employees, William T. Atkins, our Chief Executive Officer, Charles K. Knight, our President, and D. Scott Ikenberry, our Chief Financial Officer, will also remain employees of Sheridan Realty Advisors and their 2002 salary obligations will be shared between us and Sheridan Realty Advisors such that we will pay their cash compensation and Sheridan Realty Advisors will accrue their deferred compensation as a liability of Sheridan Realty Advisors.

In connection with our purchase of the administrative and property management and accounting services business from Sheridan Realty Advisors, we amended and restated our advisory agreement with Sheridan Realty Advisors as of December 31, 2001 and became a self-administered REIT. Sheridan Realty Advisors continues to serve as an outside advisor to the company in connection with capital market activities, real estate acquisitions and dispositions and major capital projects. For these services, Sheridan Realty Advisors will continue to earn an advisory fee equal to 5% of the equity value of all real property acquired or long-term leased by us and a capital project fee equal to 3% of the total cost of all capital projects in excess of $100,000 and approved by us, as well as continued vesting of the warrants. The amended and restated advisory agreement expires on December 31,

2003 unless terminated earlier. The agreement may be terminated upon 120 days’ notice by a majority of our directors who are not affiliated with Sheridan Realty Advisors or by a vote of a majority of our stockholders. In addition, we may terminate the agreement without penalty and without advance notice to Sheridan Realty Advisors upon a material change in the ownership, control or management of Sheridan Realty Advisors. The agreement provides that the resignation of either Mr. Atkins or Mr. Knight from Sheridan Realty Advisors without our prior approval will be deemed a material change in control of Sheridan Realty Advisors.

Conflicts of Interest Policies

Our Board of Directors and our officers are subject to certain provisions of Maryland law which are designed to eliminate or minimize the effects of certain potential conflicts of interest. In addition, our bylaws provide that any transaction between us and an interested party must be fully disclosed to our Board, and that a majority of the directors not otherwise interested in the transaction (including a majority of independent directors) must make a determination that the transaction is fair, competitive and commercially reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

All future transactions between us and our officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors. We believe that by following these procedures, we will be able to mitigate the possible effects of these conflicts of interest.

Other than as described in this section, there are no material relationships between us and our directors, executive officers or known holders of more than 5% of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 15,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. There were 6,709,454 shares of common stock issued and outstanding as of April 30, 2002. There were no shares of preferred stock outstanding as of the date of this prospectus. Warrants issued in our initial public offering were traded on the Nasdaq SmallCap Stock Market under the symbol “AMVPW” until November 20, 2000 when they expired without being exercised. The following is a description of our securities.

Common Stock

General

Each share of our outstanding common stock is entitled to share equally with each other share of common stock in dividends from legally available sources, when, as, and if declared by our Board and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder has the right to vote each share for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying the warrants when issued will be fully paid and nonassessable by us. Our Board is authorized to issue additional shares of common stock within the limits authorized by our articles of incorporation and without stockholder action.

Because all shares of our common stock have equal voting rights and voting rights are not cumulative, the holders of more than 50% of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect the entire Board.

Although we have paid dividends in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

We have reserved 313,000 shares of common stock for issuance upon the exercise of options under our 1995 and 1998 Stock Option Plans.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code, our securities must be held by a minimum of 100 persons during at least 335 days in each taxable year subsequent to the first year for which our qualification as a REIT was effective. In addition, at all times during the second half of each taxable year subsequent to the first year for which our REIT qualification was effective, no more than 50% in value of our outstanding stock may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. In applying this ownership requirement, stock issuable upon exercise of warrants or options to acquire our stock will be considered owned by the warrant- or option-holder. Because our Board of Directors believes it is essential for us to continue to qualify as a REIT, our Board has adopted a provision of our bylaws, referred to in this prospectus as the “ownership limitation,” restricting the acquisition of our securities.

The ownership limitation provides that, subject to certain exceptions specified in our bylaws, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.0% of the total value of all our outstanding securities. Our Board may, but is not required to, waive the ownership limitation if evidence satisfactory to our Board is presented that such ownership will not jeopardize our status as a REIT. As a condition of that waiver, our Board may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our REIT status. The ownership limitation will not apply if our Board and the holders of a majority of our outstanding common stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If an issuance or transfer of our securities occurs that would result in a violation of the ownership limitation, or which would cause our securities to be held by fewer than 100 persons, that issuance or transfer shall be null and void and the intended transferee will acquire no rights to the securities. If the ownership limitation is not enforceable, a stockholder could acquire shares in excess of the 9.0% ownership limit such that more than 50% in value of our shares could be owned by five or fewer individuals, causing us to fail to qualify as a REIT.

Our bylaws do not require that the ownership limitation be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limitation would require an amendment to our bylaws.

The ownership limitation also provides that any person who owns, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 1% of the total value of all our outstanding securities and any securities holder requested by us, must file an affidavit with us containing the information specified in our bylaws with respect to that person’s ownership of those securities within 30 days after January 1 of each year. In addition, each holder, upon demand, is required to disclose to us in writing this information with respect to the direct, indirect and constructive ownership of our securities as our Board deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

If any stockholder purports to transfer shares of our common stock, warrants or other securities to a person and either the transfer would result in our failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable ownership limitation, our bylaws state that the purported transfer will be null and void and the intended transferee will acquire no rights to the securities. In addition, if any person holds common stock in excess of the applicable ownership limitation, the excess common stock will be deemed to have been transferred to an unaffiliated trustee and held in trust for the benefit of a charitable beneficiary. Such person will not receive distributions with respect to the excess shares and will not be entitled to vote those shares. At our option, the person will be required to sell the excess common stock on terms determined by and at our direction or we will redeem those shares for the lesser of the amount paid for the shares and the closing price on the date we exercise our right to redeem. Further, if, in the opinion of our Board, (1) a transfer of our securities would result in any stockholder or group of stockholders acting together owning in excess of the ownership limitation or (2) a proposed transfer of our securities may jeopardize our qualification as a REIT under the Internal Revenue Code, our Board may, in its sole discretion, refuse to allow the securities to be transferred to the proposed transferee. If these restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess common stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring that excess common stock or other securities and to hold them on our behalf.

Preferred Stock

We have available 5,000,000 shares of preferred stock for potential future issuance. No shares of preferred stock were outstanding as of the date of this prospectus.

The preferred stock carries such relative rights, preferences and designations as may be determined by our Board in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our Board in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which could have any particular distinctive designations, relative rights and preferences as determined by our Board. The relative rights and preferences that may be determined by our Board in its discretion from time to time, include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•
the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

•
the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.

We may issue shares of preferred stock that have dividend, voting and other rights superior to those of our common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Warrants

Warrants Issued in Connection with July 2000 Offering

Each of the 300,000 warrants that were issued in connection with our public offering beginning in July 2000 are exercisable for $5.00 per share until July 10, 2005. As of April 1, 2002, 164,200 of these warrants were exercised. Each warrant issued in the July 2000 offering entitles the registered holder to purchase one share of common stock at an exercise price of $5.00 per share, subject to adjustment in certain events, at any time during the period commencing on July 10, 2000 and expiring on July 10, 2005. The warrants are subject to our redemption at $.01 per warrant at any time prior to their exercise upon 30 days prior notice to the holders of the warrants, provided that the last trade price of the common stock reported on the American Stock Exchange for at least 15 of the 20 consecutive days ending on the third day prior to the date on which we give notice of redemption has been at least 125% of the then effective exercise price of the warrants or $6.25 per share.

Warrants Issued in Connection with Advisory Agreement with Sheridan Realty Advisors, LLC

Under the terms of our advisory agreement with Sheridan Realty Advisors, Sheridan Realty Advisors received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the stockholders at our annual meeting on June 6, 2000. According to the agreement, 225,000 of these warrants were granted and vested on the approval date. These vested warrants have an estimated fair value of $73,668, which is being amortized over the life of the agreement. The remaining 525,000 warrants vest in an amount equal to 2.1% of capital deployed for real property acquisitions. As of March 31, 2002, 436,457 of the remaining 525,000 warrants vested and have an estimated fair value of $261,691.

Warrants Issued to Investment Banker

On June 13, 2001, our Board of Directors approved the issuance of four-year warrants to purchase 50,000 shares of our restricted common stock at a price of $7.00 per share. These warrants were issued as compensation for investment banking services provided by Neidiger, Tucker, Bruner, Inc. to AmeriVest prior to its July 2001 offering. The warrants have been issued directly to seven officers of that firm.

We did not list the warrants described in this section for trading on any exchange and it is unlikely that any significant over-the-counter market will develop for our outstanding warrants.

Antitakeover Provisions

Charter and Bylaws Provisions

Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These provisions include:

•
Classified board of directors and size of board fixed within range; removal of directors only for cause—Our Board of Directors is divided into three classes with staggered terms of office. The total number of directors is fixed by a majority vote of the Board of Directors within a range of a minimum of three and a maximum of nine. Directors may only be removed for cause. These provisions may make it more difficult for a third party to gain control of our Board of Directors. At least two annual meeting of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors, and the number of directors cannot be increased above the maximum number of directors specified in our charter without board and stockholder approvals.

•
Two-thirds stockholder vote required to approve some amendments to the charter—Some amendments to our charter must be approved by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of our common stock. These voting requirements may make amendments to our charter that stockholders believe desirable more difficult to effect.

•
Issuance of preferred stock without stockholder approval—Our Board of Directors has the ability to authorize the issuance of preferred stock without stockholder approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred stock. Our Board of Directors could therefore authorize series of preferred stock that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

•
Ownership Limit—In order to assist us in maintaining our qualification as a REIT, our bylaws contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9.0% of our outstanding shares, unless waived by our Board of Directors. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders. In 2001, our Board granted a one-time waiver of this restriction in order to allow the exercise of warrants by Jerry Tepper, a director who beneficially owned or controlled approximately 7% of our outstanding shares as of April 30, 2002 taking into account the shares acquired pursuant to the exercise of such warrants. In April of 2002, our Board granted waivers allowing William Atkins and Alexander Hewitt, directors who beneficially owned or controlled approximately 12% and 9%, respectively, of our outstanding shares as of April 30, 2002, to beneficially own up to 12.0% and 10.0%, respectively, of our outstanding shares. In connection with these waivers, our Board also reduced the ownership limitation from 9.8% to 9.0%, as described above, so as to assist us in our continued qualification as a REIT. Sheridan Investments, LLC has also been granted a waiver by our Board allowing it to beneficially own up to 19.0% of our outstanding shares. For REIT qualification purposes, our outstanding shares that are owned by Sheridan Investments, LLC are treated as if such shares were owned by the members of Sheridan Investments, LLC in proportion to their respective membership interests. Sheridan Investments, LLC has represented to us that no individual will be treated as beneficially owning shares of our capital stock in excess of the 9.0% ownership limitation (except for Messrs. Atkins and Hewitt, who will not be treated as owning more than 12.0% and 10.0%, respectively, of our outstanding shares) as a result of Sheridan Investments, LLC owning up to 19.0% of our outstanding shares.

Maryland Business Statutes

As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

•
Unsolicited takeover provisions.    Maryland law provides that the board of directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent trustees to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

•
Business combination with interested stockholders.    The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares and other specified transactions, with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met.

•
Control share acquisition.    The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a corporation do not have voting rights, except to the extent approved by the vote of two-thirds of the votes entitled to be cast on the matter.

Other constituencies.    Maryland law expressly codifies the authority of a Maryland corporation to include in its charter a provision that allows the board of directors to consider the effect of a potential acquisition of control on stockholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the corporation are located. Our charter does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the charter of a Maryland corporation does not create an inference concerning factors that may be considered by the board of directors regarding a potential acquisition of control. This law may allow our Board of Directors to reject an acquisition proposal even though the proposal was in the best interests of our stockholders.

Transfer Agent and Registrar

Our transfer agent and registrar is UMB Bank, N.A. located at P.O. Box 410064, Kansas City, Missouri 64141-0064; telephone number (800) 884-4225.

FEDERAL INCOME TAX CONSIDERATIONS

We have operated and intend to continue to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust (“REIT”) under the applicable provisions of the Internal Revenue Code since our taxable year ended December 31, 1996. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our stockholders of our treatment as a REIT. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of our shares.

Based upon our representations with respect to the facts and in reliance on memoranda prepared by Arthur Andersen LLP, our independent public accountants, as set forth and explained in the discussion below, in the opinion of our counsel, Mayer, Brown, Rowe & Maw, we have been organized in conformity with the requirements for qualification as a REIT since our taxable year ended December 31, 1996, and our current and proposed method of operation described in the prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

This opinion is based on representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. This opinion is also based on memoranda analyzing our compliance with certain REIT requirements at certain points during the tax years ended December 31 of 1996, 1997, 1998, 1999, 2000 and 2001, as described below, that were prepared by Arthur Andersen LLP (the “Andersen Memoranda”). In addition, this opinion is based on the law existing and in effect on the date of filing of this registration statement. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as AmeriVest, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to stockholders. This treatment substantially eliminates the “double taxation” at both the corporate and stockholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a domestic corporation for that year and, potentially, one or more subsequent years, and our stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our stockholders would be reduced or eliminated.

Our Board of Directors believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, ownership and distribution tests described below, which in turn will be dependent in part on our operating results and the makeup of our stockholders.

The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to various types of stockholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of AmeriVest

General

In any year in which we qualify as a REIT, in general we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed to our stockholders. To the extent that we elect to retain and pay income tax on our net long-term capital gain, our stockholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any taxes we pay on such gain.

Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. We will be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See “Other Tax Considerations—Investments in taxable REIT subsidiaries.” In addition, if we should fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

(3)	any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. A REIT is permitted to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us. We may be subject to annual penalties of $25,000 (or $50,000 in the case of intentional disregard) if we fail to comply with the Treasury Department regulations for ascertaining our actual ownership. We may also be subject to the corporate “alternative minimum tax” and a tax on the “built-in gains” associated with some of our properties (see “Other Tax Considerations—Tax on built-in gain”), as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

In order to qualify as a REIT, we must meet, among others, the following requirements:

Share ownership test

Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following our first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If we comply with the Treasury Department regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of our shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our bylaws provide that no stockholder may own more than 9.0% in number or in value of our outstanding shares and set forth other restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. Although our Board of Directors has granted limited waivers of these restrictions with respect to certain stockholders in the past, and may do so in the future, we intend to enforce the 9.0% limitation on ownership of shares to the extent necessary to assure that our qualification as a REIT will not be compromised. If as a result of such waivers more than 50% in value of our shares were to be owned by five or fewer individuals, then we could fail to qualify as a REIT. Furthermore, if the ownership limitation is not enforceable a stockholder could acquire shares in excess of the 9.0% ownership limit such that more than 50% in value of our shares could be owned by five or fewer individuals, causing us to fail to qualify as a REIT.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on the Andersen Memoranda and our representations with respect to the ownership of our outstanding shares. The Andersen Memoranda show the results of applying the ownership tests as of December 31 of 1996, 1997, 1998, 1999 and 2000 and as of March 31, 2001, and conclude that we have satisfied the ownership tests as of each such date. As described above, the ownership tests apply on a daily basis. With respect to dates not tested in the Andersen Memoranda, Mayer, Brown, Rowe & Maw is relying on our representations as to our ownership.

These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

Asset tests

At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary (a “qualified REIT subsidiary”), we will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”). As noted above, when we invest in an entity classified as a partnership for federal income tax purposes, we will be deemed to own a proportionate share of such partnership’s assets. Equity interests in partnerships do not constitute securities for purposes of these tests. Accordingly, our investment in properties through our interest in any such partnership would be treated as an investment in qualified assets for purposes of the 75% asset test to the extent the partnership’s assets so qualify. However, debt securities issued by a partnership or another REIT generally constitute securities for purposes of the 5% asset test and the 10% value test, except that certain “straight debt” securities are not treated as securities for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership). We do not currently own securities of any issuer which is not treated as either a qualified REIT subsidiary or a taxable REIT subsidiary, however we may acquire such securities in the future.

Based upon an analysis of the estimated value of the securities owned by us in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by us, we believe that we satisfy all of the asset tests. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on the Andersen Memoranda and our representations with respect to the value of our securities and assets and our conclusion that we satisfy each of the asset tests. The Andersen Memoranda show the results of applying the asset tests for the fourth quarters of our 1996, 1997, 1998, 1999 and 2000 taxable years and for the first quarter of our 2001 taxable year, and conclude that we have satisfied each of the asset tests with respect to each such quarter. As described above, the asset tests apply on a quarterly basis. With respect to quarters not tested in the Andersen Memoranda, Mayer, Brown, Rowe & Maw is relying on our representations regarding the composition of our assets.

Gross income tests

There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to receive 100% of the corporation’s income. The two tests are as follows:

1.    The 75% Test.    At least 75% of our gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1)	rents from real property except as modified below;

(2)	interest on obligations secured by mortgages on, or interests in, real property;

(3)
gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”);

(4)	dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

(5)	abatements and refunds of real property taxes;

(6)
income from the operation of, and gain from the sale of, “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

(7)	commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

(8)
certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares, directly or constructively owns 10% or more of such tenant unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rents from real property.

We provide services at the properties that we own and may provide the services at any of our newly acquired properties. We believe that, for purposes of the 75% and 95% gross income tests, the services provided at our properties either (i) are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience or (ii) have not jeopardized and will not jeopardize our status as a REIT. We believe this is also true for any other services and amenities provided by us or our agents. Mayer, Brown, Rowe & Maw, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by us or our agents.

2.     The 95% Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument we enter into to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless we hold such property for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “—Taxation of AmeriVest—General.”

We believe that for purposes of both the 75% and the 95% gross income tests, our investment in properties in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties generally will also constitute qualifying income.

Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1)	our failure to comply was due to reasonable cause and not to willful neglect;

(2)	we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

(3)	any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on the Andersen Memoranda and our representations with respect to the sources of our gross income and our conclusion that we satisfy the 75% and the 95% gross income tests. The Andersen Memoranda show the results of applying the gross income tests for our 1996, 1997, 1998, 1999 and 2000 taxable years and conclude that we have satisfied the 75% and the 95% gross income tests for each such taxable year. In addition, the Andersen Memoranda show the results of applying the gross income tests as of March 31, 2001. As described above, the gross income tests apply on an annual basis. With respect to our satisfaction of the gross income tests for the remainder of our 2001 taxable year, Mayer, Brown, Rowe & Maw is relying on our representations regarding the sources of our gross income.

Annual distribution requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Additionally, this may be due to our inability to control cash distributions from any properties over which we do not have decision making control, or for other reasons. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on the Andersen Memoranda and our representations with respect to our distributions. The Andersen Memoranda show the results of applying the distribution requirements for our 1996, 1997, 1998, 1999 and 2000 taxable years and conclude that we have satisfied the distribution requirements for each such taxable year. In addition, the Andersen Memoranda show the results of applying the distribution requirements as of March 31, 2001. As described above, the distribution requirements apply on an annual basis. With respect to our satisfaction of the distribution requirements for the remainder of our 2001 taxable year, Mayer, Brown, Rowe & Maw is relying on our representations regarding our distributions.

Failure to qualify.    If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of our Stockholders

Taxation of taxable domestic stockholders.    As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to our stockholders, reducing the tax basis of a stockholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the stockholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend we declare in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our stockholders.

In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such stockholder as long-term capital gains.

Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20% (or 18% for shares acquired on or after January 1, 2001 and held for more than five years). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% (or 18%) capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

Stockholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Backup withholding.    We will report to our domestic stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a stockholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such stockholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders.    The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held REIT,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income if the percentage of our dividends that the qualified pension trust would be required to treat as unrelated business taxable income is at least 5%. For these purposes, a “pension-held REIT” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of foreign stockholders.    We will qualify as a “domestically-controlled REIT” so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. We believe that we have qualified and will continue to qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year and certain other conditions are met.

Distributions of cash generated by our real estate operations, but not by the sale or exchange of our real estate properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces or eliminates that tax and the foreign stockholder files with us the required form evidencing eligibility for such lower rate or unless the foreign stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” income. Under applicable Treasury Regulations, foreign stockholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a stockholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign stockholder’s Foreign Investment in Real Property Tax Act tax liability.

The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

Other Tax Considerations

Investments in taxable REIT subsidiaries.    We and Kellogg Executive Suites, Inc. have jointly elected for Kellogg Executive Suites, Inc. to be treated as a taxable REIT subsidiary of us, effective January 10, 2002. As a taxable REIT subsidiary, Kellogg Executive Suites, Inc. will pay federal and state income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. To the extent Kellogg Executive Suites, Inc. is required to pay federal, state or local taxes, the cash available for distribution to its stockholders will be reduced accordingly.

Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by our taxable REIT subsidiary that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

Under the taxable REIT subsidiary provision, we and any entity treated as a corporation for federal income tax purposes in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if a taxable REIT subsidiary of us owns, directly or indirectly, securities representing more than 35% of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a taxable REIT subsidiary of us. As described above, a taxable REIT subsidiary election has been made for an entity in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Tax on built-in gain.    If we acquire any assets from a taxable “C” corporation in a carry-over basis transaction and we recognize gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by us, then to the extent of such assets’ “built-in gain” (i.e., the excess of the fair market value of such asset at the time of the acquisition by us over the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000 and 2001 with respect to transactions occurring prior to January 2, 2002, and that we have not elected and will not elect out of Treasury regulations that were promulgated in 2001 with respect to transactions occurring on or after January 2, 2002. We elected to defer the built-in gain associated with certain assets that we acquired at the time of our REIT election and, therefore, will be subject to tax at the highest corporate rate on any gain recognized upon the sale of any such asset prior to 2006.

Possible legislative or other actions affecting tax consequences.    Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

State and local taxes.    We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such ownership, sale and election and of potential changes in applicable tax laws.

UNDERWRITING

Ferris, Baker Watts, Incorporated, Morgan Keegan & Company, Inc. and J.J.B. Hilliard, W.L. Lyons, Inc. are acting as the underwriters in this offering. Subject to the terms and conditions set forth in an underwriting agreement dated May     , 2002, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us the number of shares set forth opposite their names below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must take and pay for all of the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below.

Underwriter	Number of Shares
Ferris, Baker Watts, Incorporated
Morgan Keegan & Company, Inc.
J.J.B. Hilliard, W.L. Lyons, Inc.

Total	3,000,000

The underwriters propose to offer these shares of common stock to the public at the offering price set forth on the cover page of this prospectus. The underwriters may allow to certain dealers a concession of not more than $            per share. The underwriters also may allow, and those dealers may re-allow, a concession of not more than $            per share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters. The shares of common stock are offered subject to receipt and acceptance by the underwriters, and to other conditions, including the right to reject an order in whole or in part.

We have granted an option to the underwriters to purchase up to 450,000 additional shares of common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 450,000 additional shares of common stock.

	No exercise	Full exercise
Per Share	$	$
Total	$	$

We estimate that our total share of the expenses for the offering, excluding underwriting discounts and commissions, will be approximately $600,000. This estimate includes up to $100,000 in expenses of the underwriters that we have agreed to reimburse as well as an advisory fee equal to 1% of the gross offering proceeds, which we have agreed to pay to Ferris, Baker Watts, Incorporated for advisory services in connection with the evaluation, analysis and structuring of this offering.

We and all of our directors and officers have agreed to enter into lock-up agreements with the underwriters. Under those agreements, we may not announce an offering or file a registration statement for any shares of our common stock, and we may not, directly or indirectly, sell, transfer or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, except that we may (a) file amendments and/or supplements to our previously filed registration statement relating to our July 2000 offering of 300,000 units consisting of shares of common stock and warrants to keep current any prospectus forming a part of such registration statement, (b) issue shares of our common stock upon the exercise of outstanding options and warrants and pursuant to our dividend reinvestment plan, (c) grant options to purchase shares of our common stock pursuant to our stock option plans, and (d) issue shares of our common stock in connection with property acquisitions from non-affiliate sellers if recipients of those shares enter into similar lock-up agreements. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without notice, Ferris, Baker Watts, Incorporated may, in its sole discretion, release all or some of the shares from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering.

Short sales can be either “covered” or “naked.” “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing of this offering that could adversely affect investors who purchase in this offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the American Stock Exchange, in the over-the-counter market or otherwise.

Our common stock is listed on the American Stock Exchange under the symbol “AMV.”

The underwriters may provide from time to time investment banking and other financial services to us. In the ordinary course of business, the underwriters may actively trade our securities for their own accounts or for accounts of customers and, accordingly, it may at any time hold long or short positions in those securities.

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•
by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•	by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our bylaws provide that we shall indemnify each director, officer or employee

•
to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan; and

•
to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time a director, officer or employee of the corporation, or is or was at any time serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

•
to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•
to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling AmeriVest pursuant to these provisions, we have been advised that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Mayer, Brown, Rowe & Maw, Chicago, Illinois, has passed upon the validity of the issuance of the securities offered in this prospectus. Certain legal matters will be passed upon for the underwriters by Hunton & Williams.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC under the Securities Act. The registration statement on Form SB-2, with any amendments, is referred to in this prospectus as the registration statement. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement, and statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information, and those statements are qualified in all respects by this reference.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facility maintained by the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the SEC are available at the SEC’s world wide web site at http://www.sec.gov. The SEC’s world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

You may also inspect reports, proxy statements and other information about us at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

INDEX TO FINANCIAL STATEMENTS

A.	AmeriVest Properties Inc. and Subsidiaries

1. As of and for the years ended December 31, 2001 and 2000
	Report of Independent Public Accountants	F-2
	Consolidated Balance Sheets	F-3
	Consolidated Statements of Operations	F-4
	Consolidated Statements of Stockholders’ Equity	F-5
	Consolidated Statements of Cash Flows	F-6
	Notes to Consolidated Financial Statements	F-9

2. As of and for the three months ended March 31, 2002 (unaudited)
	Consolidated Balance Sheets	F-25
	Consolidated Statements of Operations	F-26
	Consolidated Statements of Cash Flows	F-27
	Notes to Consolidated Financial Statements	F-28

B.	Real Estate Properties Acquired

1. Financial Statement of Arrowhead Fountains Office Building
	Report of Independent Public Accountants	F-31
	Statement of Revenues and Certain Expenses for the year ended December 31, 2000	F-32
	Notes to Statement of Revenue and Certain Expenses	F-33

2. Financial Statement of the Kellogg Office Building
	Report of Independent Public Accountants	F-35
	Statement of Revenue and Certain Expenses for the year ended December 31, 2000	F-36
	Notes to Statement of Revenue and Certain Expenses	F-37

3. Unaudited Pro Forma Financial Information
	Pro Forma Financial Information	F-38
	Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001 (unaudited)	F-39
	Notes to Pro Forma Consolidated Statement of Operations (unaudited)	F-40
	Statement of Estimated Taxable Operating Results and Cash to be Made Available by Operations for the year ended December 31, 2001 (unaudited)	F-42
	Note to Statement of Estimated Taxable Operating Results and Cash to be Made Available by Operations (unaudited)	F-43

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AmeriVest Properties Inc.:

We have audited the accompanying consolidated balance sheets of AMERIVEST PROPERTIES INC. (a Maryland corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMERIVEST PROPERTIES INC. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/	ARTHUR ANDERSEN LLP

Denver, Colorado
March 15, 2002

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001 AND 2000

	2001	2000
ASSETS
Investment in real estate
Land	$14,137,891	$8,761,566
Buildings and improvements	67,433,077	32,210,274
Furniture, fixtures and equipment	237,442	68,793
Tenant improvements	1,788,942	645,429
Tenant leasing commissions	302,337	585,887
Less accumulated depreciation and amortization	(3,058,662)	(3,349,569)

Net Investment in Real Estate	80,841,027	38,922,380

Cash and cash equivalents	1,119,355	1,046,976
Restricted cash	673,213	587,424
Investment in unconsolidated affiliates	1,243,298	584,640
Due from related party	2,403,595	—
Accounts receivable	495,950	52,328
Deferred rents receivable	374,392	524,581
Deferred financing costs, net of accumulated amortization of $118,751 and $75,818, respectively	597,885	411,634
Prepaid expenses, and other assets	272,569	233,834

Total Assets	$88,021,284	$42,363,797

LIABILITIES
Mortgage loans and notes payable	$58,408,424	$28,122,856
Accounts payable and accrued expenses	838,605	932,975
Due to related party	494,531	92,491
Accrued real estate taxes	1,564,341	747,647
Prepaid rents and security deposits	883,116	737,207
Dividends payable	835,282	372,118

Total Liabilities	63,024,299	31,005,294

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value authorized—5,000,000 shares issued and outstanding—none	—	—
Common stock, $.001 par value authorized—15,000,000 shares issued and outstanding—6,682,259 and 2,976,939 shares, respectively	6,682	2,977
Capital in excess of par value	31,132,650	11,879,099
Distributions in excess of accumulated earnings	(6,142,347)	(523,573)

Total Stockholders’ Equity	24,996,985	11,358,503

Total Liabilities and Stockholders’ Equity	$88,021,284	$42,363,797

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
REAL ESTATE OPERATING REVENUE
Rental revenue
Commercial properties	$10,944,383	$6,360,902
Storage properties	—	861,535

	10,944,383	7,222,437

REAL ESTATE OPERATING EXPENSES
Property operating expenses
Operating expenses	2,643,448	1,946,633
Real estate taxes	1,132,819	668,224
Management fees	523,687	344,636
General and administrative expense	677,845	517,019
Severance expense	—	255,442
Impairment of deferred rents receivable	326,113	—
Interest expense	3,181,697	2,167,869
Depreciation and amortization expense	2,244,435	1,205,795

	10,730,044	7,105,618

OTHER INCOME
Interest income	135,075	55,874
Equity in loss of unconsolidated affiliates	(17,366)	(52,808)

	117,709	3,066

INCOME BEFORE GAIN ON SALES OF REAL ESTATE	332,048	119,885

GAIN ON SALES OF REAL ESTATE	1,156,445	2,556,839

NET INCOME	$1,488,493	$2,676,724

NET INCOME PER COMMON SHARE
Basic	$0.32	$1.07

Diluted	$0.31	$1.07

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	4,680,719	2,492,584

Diluted	4,801,307	2,495,919

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	Common Stock		Capital in Excess of Par Value	Distributions in Excess of Accumulated Earnings
	Shares	Amount
Balances, December 31, 1999	2,228,850	$2,229	$8,179,723	$(1,923,176)
Issuance of common stock— Public offering, net of offering costs	600,000	600	2,930,541	—
Acquisition of interest in affiliate	131,784	132	658,786	—
Acquisition of life insurance policy	16,305	16	79,360	—
Issuance of incentive warrants			19,946	—
Amortization of incentive warrants			10,743
Dividends declared	—	—	—	(1,277,121)
Net income	—	—	—	2,676,724

Balances, December 31, 2000	2,976,939	2,977	11,879,099	(523,573)
Issuance of common stock—
Public offering, net of offering costs	2,262,047	2,262	10,960,467	—
Acquisition of property	1,057,346	1,057	6,015,242	—
Property improvements	100,211	100	557,075	—
Warrants exercised	230,092	230	1,150,230	—
Stock options exercised	17,000	17	73,616	—
Dividend Re-Investment Plan (“DRIP”)	38,624	39	216,098	—
Issuance of incentive warrants	—	—	262,405	—
Amortization of incentive warrants	—	—	18,418	—
Dividends declared				(2,599,710)
Deemed dividend resulting from property acquisition	—	—	—	(4,507,557)
Net income	—	—	—	1,488,493

Balances, December 31, 2001	6,682,259	$6,682	$31,132,650	$(6,142,347)

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,488,493	$2,676,724
Adjustments to reconcile net income to net cash from operating activities
Gain on sales of real estate	(1,156,445)	(2,556,839)
Depreciation and amortization expense	2,244,435	1,205,795
Amortization of deferred financing costs	105,049	64,624
Amortization of warrants	39,078	10,743
Equity in loss of unconsolidated affiliates	17,366	52,808
Impairment of deferred rents receivable	326,113	—
Accrued interest added to mortgage payable	123,894	422,052
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(326,102)	9,558
Increase in deferred rents receivable	(175,924)	(524,581)
Decrease (increase) in prepaid expenses, restricted cash and other assets	232,534	(215,639)
Increase in accounts payable and accrued expenses	191,980	720,100
Increase in other accrued liabilities	317,115	574,571

Net cash from operating activities	3,427,586	2,439,916

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions and improvements of real estate, net of cash acquired and debt assumed	(25,314,629)	(16,861,713)
Net proceeds from the sales of real estate	854,530	1,818,161
Leasing commissions paid	(117,035)	(531,793)
Distributions from unconsolidated affiliate	—	60,000
Release of escrow deposit	—	509,556

Net cash from investing activities	(24,577,134)	(15,005,789)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to mortgage loans and notes payable	12,515,584	12,565,301
Payments on mortgage loans and notes payable	(1,358,268)	(1,023,165)
Payment of deferred financing costs	(201,806)	(146,299)
Net proceeds from equity offering	10,962,729	2,931,141
Net proceeds from exercising of options and warrants	1,224,093	—
Dividends paid	(1,920,405)	(1,172,465)

Net cash from financing activities	21,221,927	13,154,513

NET INCREASE IN CASH AND CASH EQUIVALENTS	72,379	588,640

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,046,976	458,336

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,119,355	$1,046,976

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

Supplemental Disclosure Of Cash Flow Information

During the years ended December 31, 2001 and 2000, the Company made cash payments for interest on indebtedness of $2,932,659 and $2,127,231, respectively.

Supplemental Schedule Of Non-cash Investing And Financing Activities

On November 19, 2001, the Company completed the acquisition of the Arrowhead Fountains office building. The aggregate purchase price for Arrowhead Fountains was $12,750,000, which was paid by the assumption of the mortgage loan from Nationwide Life Insurance Company with a principal balance of $9,300,000 and the balance from a portion of the proceeds from the 2001 public offering.

On June 7, 2001, the Company issued 100,211 shares of common stock to an affiliate of the property manager of the Company’s buildings that are leased to agencies of the State of Texas, an unrelated third party, as consideration for improvements made to a property. For accounting purposes, the shares were valued at $557,175 ($5.56 per share) and are included in investment in real estate on the accompanying balance sheet.

On June 1, 2001, the Company sold its Giltedge building for $3,650,000. From the cash at closing, $3,111,624 was used to repay the outstanding principal balance on the mortgage loan secured by the property.

On April 1, 2001, the Company purchased from Sheridan Investments, LLC, an affiliate, 100% of the ownership interests of Sheridan Plaza at Inverness, LLC, an affiliate. For accounting purposes, the purchase price was $22,895,067, which consisted of:

•
$705,135 for the Company’s 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•
$6,474,329 paid with (1) 1,057,346 shares of common stock at a price of $5.69 per share (as required for accounting purposes, based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage in the principal amount of $14,954,425 secured by the property; and

•	assumption of other liabilities in the amount of $761,178.

Due to the related party nature of this transaction, accounting principles generally accepted in the United States require the Company to record this acquisition at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend.

On September 29, 2000, the Company purchased a 9.639% preferred membership interest in Sheridan Investments, LLC. The aggregate purchase price for this investment consisted of $658,918, which the Company paid by issuing 65,892 units, with each unit consisting of two shares of common stock and one redeemable common stock purchase warrant.
The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

On December 6, 2001, the Company completed the sale of an 80% interest in the Panorama Falls building to a related party. Due to the Company’s continued obligation on the mortgage loan on Panorama Falls, the Company has retained 100% of the outstanding principal loan balance on its balance sheet. The balance at December 31, 2001 was $3,004,494. As an offset, the Company has recorded a receivable for 80% of this amount, or $2,403,595, as due from related party with the remaining 20%, or $600,899, included in the investment in unconsolidated affiliate balance.

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization

AmeriVest Properties Inc. (the “Company”) was incorporated under the laws of the State of Delaware on August 25, 1993 and was reincorporated in the State of Maryland in 1999. Effective January 1, 1996, the Company commenced operating as a self-administered and self-managed real estate investment trust (“REIT”). The Company owns and operates, through its wholly owned subsidiaries, the following properties:

Property	Location
Sheridan Plaza at Inverness	Englewood, CO
Sheridan Center	Denver, CO
Kellogg Building	Littleton, CO
Panorama Falls (a)	Englewood, CO
Arrowhead Fountains	Peoria, AZ
Keystone Office Park	Indianapolis, IN
Bank of America Buildings (b)	Texas
State of Texas Buildings (c)	Texas

(a)	20% of the property is owned by the Company, 80% of the property is owned by Freemark Abbey Panorama, LLC as a tenant in common with the Company.
(b)	These four buildings are leased approximately 63% to Bank of America. The buildings are located in Mineral Wells, Georgetown, Henderson and Clifton, Texas.
(c)
These thirteen buildings are leased primarily to various agencies of the State of Texas. The buildings are located in Arlington, Paris, Marshall, Amarillo, El Paso (2), Belleville, Mission, Clint, Lubbock, Temple, Hempstead and Columbus, Texas.

Note 2—Significant Accounting Policies

Basis Of Presentation

The accompanying consolidated financial statements include the consolidated operations of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Investment In Real Estate

Real estate, property, and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives as follows:

Description	Estimated Useful Lives
Land	Not depreciated
Buildings	20 to 40 years
Equipment	5 to 7 years
Tenant improvements and lease commissions	Term of lease

Depreciation and amortization expense related to investment in real estate was $2,244,435 and $1,205,795 for the years ended December 31, 2001 and 2000, respectively.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maintenance and repairs are expensed as incurred and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation and/or amortization are removed from the accounts and the resulting gain or loss is reflected in operations in the period in which such sale or retirement occurs.

Long-lived Assets

Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continually evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

Revenue Recognition

Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. The Company records rental revenue for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants that the Company expects to collect over the remaining lease term rather than currently, which is recorded as deferred rents receivable in the accompanying balance sheet. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. The amounts included in rental revenue for the years ended December 31, 2001 and 2000 that are not currently due from tenants are $208,797 and $524,581, respectively.

Sale Of Properties

The Company accounts for the sale of properties under the full accrual method. Gains or losses on sale are recognized only after closing takes place, title has transferred, an adequate down payment has been received by the Company and the collectibility of the receivable from the buyer, if applicable, is reasonably assured.

Income Taxes

Effective January 1, 1996, the Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”), as amended. As a REIT, the Company generally would not be subject to federal income taxation at the corporate level to the extent it distributes annually at least 100% of its REIT taxable income, as defined in the Code, to its stockholders and satisfies certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. As of December 31, 2001, the Company has satisfied the requirements as defined in the Code.

Certain of the Company’s subsidiaries are subject to certain state excise and franchise taxes. The provision for such state taxes has been reflected in general and administrative expense in the accompanying consolidated statements of operations and has not been separately stated due to its insignificance.

For federal income tax purposes, the cash dividends paid to stockholders may be characterized as ordinary income, return of capital (generally non-taxable) or capital gains. Dividends declared for the year ended December 31, 2001 totaled $2,599,710 and are characterized as 46% ordinary income, 24% capital gain and 30% return of capital. Dividends declared for the year ended December 31, 2000 totaled $1,277,121, of which

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$905,003 were characterized as 100% return of capital. The remaining dividends of $372,118 ($.125 per share), which were declared in the fourth quarter and paid January 17, 2001, were treated as a 2001 dividend for federal income tax purposes.

Stock Based Compensation

The Company applies Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, the Company does not recognize compensation cost for options granted to employees whose exercise price is equal to or exceeds the fair value of the underlying stock as of the grant date and which qualify for fixed plan treatment.

Options and warrants issued to non-employees in which goods or services are the consideration received are accounted for based on the fair value of the equity instruments issued. The measurement date is considered to be the issuance date, or if there are performance vesting provisions, when earned.

Fair Value

The Company’s financial instruments include accounts receivable, deferred rents receivable, accounts payable and accrued expenses, mortgage loans and notes payable. The fair values of these financial instruments were not materially different from their carrying or contract values.

Concentrations of Credit Risk

The Company leases office space to commercial businesses in Colorado, Indiana, Texas and Arizona. The Company also leases office space to State of Texas governmental agencies. The terms of the leases generally require basic rent payments at the beginning of each month. Credit risk associated with the lease agreements is limited to the amount of rents receivable from tenants less any related security deposits. Leases with the State of Texas governmental agencies may be canceled by the lessee should funding for the specific governmental agency on a complete agency basis be decreased or discontinued.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. The Company maintains cash accounts at three financial institutions. The Company periodically evaluates the credit worthiness of these financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts. On occasion, cash on deposit may exceed federally insured amounts.

Deferred Financing Costs

Deferred financing costs include fees and costs incurred to obtain long-term financing. These costs are amortized over the terms of the respective loans and are included as a component of interest expense in the accompanying consolidated statements of operations.

Cash Equivalents

For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Cash

In accordance with the loan agreements for four of the Company’s loans, the lenders require the Company to maintain reserves for real estate taxes, property insurance, capital improvements and/or tenant improvements.

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic And Diluted Net Income Per Common Share

Basic net income per common share is determined by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income per common share includes the effects of potentially issuable common stock, but only if dilutive.

New Accounting Principles

In June 2001, the Financial Accounting Standards Board (“FASB”) authorized the issuance of SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 requires intangible assets to be recognized if they arise from contractual or legal rights or are “separable”, i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS No. 141 than its predecessor, APB Opinion No.16 although in some instances previously recognized intangibles will be subsumed into goodwill.

Under SFAS No. 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”. Under SFAS No. 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Had the Company adopted SFAS No. 142 at January 1, 2000, there would have been no effect on the Company’s financial statements. The Company’s adoption of these statements will not have an impact on its financial statements, as it has not recorded any goodwill or intangible assets.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement”, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 143 will have on its financial position and results of operations.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. SFAS No. 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 144 will have on its financial position and results of operations.

Reclassifications

Certain prior period balances have been reclassified to conform to current period presentation.

Note 3—Stock Offerings

During July 2001, the Company offered 2,000,000 shares of common stock, with a 30-day option to the underwriter to purchase up to an additional 300,000 shares to cover over-allotments, at a price of $5.50 per share. On August 1, 2001, the Company received $10,230,000, net of the underwriting discounts and commissions, from the sale of the 2,000,000 shares. On August 24, 2001, the Company received an additional $1,340,370, net of the underwriting discounts and commissions, from the sale of 262,047 of the over-allotment shares. After payment of approximately $608,000 in additional offering expenses, the proceeds were used to acquire real estate properties, to repay debt, for capital improvements and to increase working capital.

During March 2000, the Company offered units consisting of common stock and warrants. As modified in June 2000, the offering was for a maximum of 300,000 units offered at a price of $10.00 per unit. Each unit consisted of two shares of common stock and one redeemable common stock purchase warrant. The warrants are exercisable at $5.00 per share, expiring on July 10, 2005. The offering period was extended to August 31, 2000, whereupon it terminated after raising the maximum amount of $3,000,000. The amount of net proceeds allocated to the warrants was approximately $148,000. Proceeds from the sale of these units, after payment of expenses of $68,859, were used to acquire and improve real estate properties, to repay debt and to increase working capital.

Note 4—Acquisitions And Dispositions

2001

Kellogg Building Acquisition

On December 21, 2001, the Company completed the acquisition of the Kellogg Building. The Kellogg Building is located in Littleton, Colorado, contains 112,732 rentable square feet and is located on approximately five acres of land. The aggregate purchase price for the Kellogg Building was $13,550,000, which was paid with $9,500,000 from the proceeds of a loan from US Bank National Association and the balance from a portion of the proceeds from the 2001 public offering.

Panorama Falls Sale

On December 6, 2001, the Company completed the sale of an 80% interest in the Panorama Falls building to a related party. Panorama Falls consists of a three-story office building with 61,963 rentable square feet on approximately six acres located in Englewood, Colorado. The aggregate sales price for the interest in Panorama Falls was $4,880,000 payable as follows:

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	$2,180,000 to KeyBank National Association to pay down a portion of the existing mortgage loan;

•	the assumption of 80% of the remaining existing mortgage loan in the amount of $2,395,732; and

•	the remainder of $304,268 in cash, less closing costs.

Due to the Company’s continued obligation on the mortgage loan on Panorama Falls, the Company has retained 100% of the outstanding principal loan balance on its balance sheet. As an offset, the Company has recorded a receivable for 80% of this amount as due from related party with the remaining 20% included in the investment in unconsolidated affiliates balance.

Arrowhead Fountains Acquisition

On November 19, 2001, the Company completed the acquisition of the Arrowhead Fountains office building. Arrowhead Fountains is located in suburban Phoenix, Arizona, contains 96,076 rentable square feet and is located on approximately five acres of land. The aggregate purchase price for Arrowhead Fountains was $12,750,000, which was paid by the assumption of the mortgage loan from Nationwide Life Insurance Company with a principal balance of $9,300,000 and the balance from a portion of the proceeds from the 2001 public offering.

Odessa Sale

In July 2001, the Company entered into a contract to sell its office building in Odessa, Texas for $132,500. The sale closed on October 23, 2001, resulting in a gain on sale of $12,747.

Giltedge Sale

On June 1, 2001, the Company completed the sale of its Giltedge building in Appleton, Wisconsin for $3,650,000. The sale resulted in a gain on sale of $1,143,698. The cash proceeds from this transaction of $458,030 were used to complete a tax-deferred exchange for Sheridan Plaza at Inverness, LLC under Section 1031 of the Code.

Sheridan Plaza at Inverness, LLC Acquisition

On April 1, 2001, the Company purchased from Sheridan Investments, LLC, an affiliate, 100% of the ownership interests of Sheridan Plaza at Inverness, LLC, an affiliate. Sheridan Plaza at Inverness, LLC owns two office buildings located in Englewood, Colorado consisting of 118,720 rentable square feet on approximately 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. For accounting purposes, the purchase price was $22,895,067, which consisted of:

•
$705,135 for the Company’s 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•
$6,474,329 paid with (1) 1,057,346 shares of the Company’s common stock, at a price of $5.69 per share (as required for accounting purposes, based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage in the principal amount of $14,954,425 secured by the property; and

•	assumption of other liabilities in the amount of $761,178.

The acquisition was structured as a tax-deferred exchange of the Giltedge building under Section 1031 of the Code.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Due to the related party nature of this transaction, this acquisition was recorded at historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend during 2001.

2000

Self-Storage Sale

On June 6, 2000, the Company entered into a contract to sell its four self-storage facilities in the metropolitan Denver, Colorado area for $8,400,000. This sale closed on August 25, 2000, resulting in a gain on sale of approximately $2,557,000. The net proceeds of approximately $1,818,000 were used to complete a 1031 Exchange for office building assets.

Sheridan Center Acquisition

On June 2, 2000, the Company entered into a contract to purchase a three-building office complex, Sheridan Center, in southeast Denver, Colorado for $9,600,000. The buildings contain approximately 143,000 square feet and are located on approximately 3.74 acres of land. The transaction closed on August 31, 2000. Funds for closing included approximately $1,818,000 held in escrow and on deposit as part of the 1031 Exchange from the sale of the self-storage facilities, together with mortgage financing and a portion of the proceeds from the 2000 public offering.

Panorama Falls Acquisition

On February 24, 2000, the Company entered into a contract to purchase for $5,900,000 a three-story office building, Panorama Falls, containing approximately 62,000 square feet on approximately six acres of land in southeast Denver, Colorado. The transaction closed on May 25, 2000. Funds for closing included approximately $514,000 being held in escrow and on deposit as part of the 1031 Exchange from the sale of the Broadway Property completed in December 1999, together with mortgage financing and short-term financing, which was partially repaid in August 2000 with proceeds from the 2000 public offering.

Note 5—Investment In Unconsolidated Affiliates

In September 2000, the Company purchased a 9.639% preferred membership interest in Sheridan Investments, LLC, a related party. Sheridan Investments, LLC was the sole owner of Sheridan Plaza at Inverness, LLC, which owns two office buildings in Englewood, Colorado, containing 118,720 rentable square feet and located on approximately 6.7 acres of land. The aggregate purchase price for the preferred membership interest was $658,918, which the Company paid by issuing 65,892 units, with each unit consisting of two shares of common stock and one redeemable common stock purchase warrant. The interest was accounted for under the equity method of accounting and is included as an investment in unconsolidated affiliate in the accompanying consolidated balance sheet. This interest was transferred back to Sheridan Investments, LLC in April 2001 as partial consideration for the acquisition of Sheridan Plaza at Inverness, LLC.

On December 6, 2001, the Company completed the sale of an 80% interest in the Panorama Falls building to a related party, retaining the remaining 20% interest. This interest is being accounted for under the equity method of accounting and is included as an investment in unconsolidated affiliate in the accompanying consolidated balance sheet.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Mortgage Loans And Notes Payable

Mortgages payable are collateralized by substantially all properties of the Company and require monthly principal and interest payments. Following is a summary of the Company’s mortgages and notes payable at December 31, 2001:

	Outstanding Balance at December 31,
Description of Indebtedness	2001	2000
Note payable to Transatlantic Capital Company, LLC. Fixed interest at 7.66%, due in monthly installments of $42,612 through July 1, 2028, with the principal balance and accrued interest due on August 1, 2028. This note may be prepaid on or after July 1, 2008 without penalty and may be defeased after July 13, 2002 by providing non-callable U.S. Government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on the State of Texas buildings.	$5,798,637	$5,868,255
Note payable to Jefferson Pilot. Fixed interest at 9.00%, due in monthly installments of $17,095 through May 1, 2013. This note may be prepaid after March 31, 2003 but only if prepaid in full. A prepayment penalty is required, which declines by 1% per year from 6% in the first year prepayment is allowed down to 1%. This note is secured by a mortgage on four office buildings primarily leased to Bank of America.	1,454,737	1,530,945
Note payable to Security Life of Denver Insurance Company. Fixed interest at 8.00%, due in monthly installments of $37,626 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park.	4,528,498	4,620,712
Note payable to Security Life of Denver Insurance Company. Fixed interest at 8.63%, due in monthly installments of $4,403 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park.	505,642	515,108
Note payable to US Bank National Association. Interest at LIBOR (subject to our election) plus 225 basis points is due monthly (4.89% and 9.06% at December 31, 2001 and 2000, respectively), with the principal balance and any accrued interest due on August 31, 2003. The maturity date may be extended to August 31, 2004 if specified conditions are met. This note may be prepaid at any time without penalty upon the expiration of any applicable LIBOR borrowing period. This note is secured by a mortgage on Sheridan Center.	9,469,799	7,342,522

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
	Outstanding Balance at December 31,
Description of Indebtedness	2001	2000
Note payable to Teachers Insurance and Annuity Association of America. Fixed interest at 7.90%, due in monthly installments of $108,835 through January 10, 2006, with the outstanding principal balance and accrued interest due on July 10, 2006. The note may not be prepaid, but may be defeased after January 2003 by providing non-callable U.S. Government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on Sheridan Plaza at Inverness.	14,858,423	—
Note payable to Nationwide Life Insurance Company. Interest at 1-month LIBOR plus 190 basis points (3.76% at December 31, 2001), due in monthly installments, with the outstanding principal balance and accrued interest due on December 5, 2003. This note may be prepaid on or before December 5, 2002 with a prepayment penalty equal to 0.5% of the outstanding loan amount. There is no prepayment penalty if the note is prepaid after December 5, 2002. This note is secured by a mortgage on Arrowhead Fountains.	9,300,000	—
Note payable to US Bank National Association. Interest at the bank’s internal money market rate (subject to our election) plus 250 basis points (4.77% at December 31, 2001), due in monthly installments with principal payments of $11,806, with the outstanding principal balance and accrued interest due on December 21, 2004. This note may be prepaid at any time with a prepayment penalty as determined by the loan agreement and the current interest rate contract. This note is secured by a mortgage on the Kellogg Building.	9,488,194	—
Note payable to KeyBank National Association. Interest at LIBOR plus 250 basis points (4.31% and 8.90% at December 31, 2001 and 2000, respectively), due in monthly installments, with the outstanding principal balance and accrued interest due on June 1, 2003. This note may be prepaid at any time without penalty. This note is secured by a mortgage on Panorama Falls.	3,004,494	5,119,830
Note payable to Anchor Bank. Fixed interest at 7.75% due in monthly installments of $22,925 based on a 30-year amortization through June 1, 2008, at which time a balloon payment of $2,797,181 is due. This note is secured by a mortgage on the Giltedge building in Appleton, Wisconsin.	—	3,125,484

TOTAL	$58,408,424	$28,122,856

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2001, the scheduled maturities of mortgages are as follows:

2002	$524,514
2003	22,331,059
2004	9,654,927
2005	488,010
2006	14,579,886
Thereafter	10,830,028

Total	$58,408,424

As of December 31, 2001, the Company had a short-term revolving credit line from a bank in the amount of $300,000 and a $500,000 short-term unsecured line of credit with Sheridan Investments, LLC, a related party. At December 31, 2001, the Company had no outstanding balances on either of these lines of credit. On March 11, 2002, the Company increased its short-term unsecured line of credit with Sheridan Investments, LLC from $500,000 to $1,500,000.

The Company is required by certain of its mortgage debt lenders to restrict funds to be used for the payment of insurance, real estate taxes and certain other expenditures. As of December 31, 2001 and 2000, these amounts totaled $673,213 and $587,424, respectively, and are classified as restricted cash on the accompanying consolidated balance sheets.

Note 7—Stock Option Plans And Warrants

Stock Option Plans

Pursuant to the Company’s 1995 and 1998 Stock Option Plans (collectively, the “Option Plans”), the Company may grant options to purchase an aggregate of 330,000 shares of the Company’s common stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the Option Plans may be incentive options qualifying for beneficial tax treatment for the recipient, non-qualified options or non-qualified, non-discretionary options. Directors who are not employees of the Company (“Outside Directors”) automatically receive options to purchase 12,000 shares pursuant to the Option Plans at the time of their election. None of these options are exercisable at the time of grant. One-third of these options become exercisable on December 31 of each of the first three years immediately following the date of grant. The exercise price for options granted to Outside Directors is the fair market value of the common stock on the date of grant, and all options granted to Outside Directors expire five years from the date of grant. On the date that all of an Outside Director’s options become exercisable, options to purchase an additional 12,000 shares, none of which are exercisable at that time, shall be granted to that Outside Director.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The status of outstanding options granted pursuant to the Company’s Option Plans was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Exercise Price
Options Outstanding—December 31, 1999	172,000	$4.66		$3.97–5.00
(122,000 exercisable)
Granted at fair value	24,000	$4.44	$.47	$4.13–4.75
Granted above fair value	10,000	$5.00	$.44	$5.00
Forfeited	(3,000)	$4.19		$4.00–4.38

Options Outstanding—December 31, 2000	203,000	$4.65		$3.97–5.00

(173,750 exercisable)
Granted at fair value	48,000	$4.99	$.52	$4.75–5.70
Exercised	(17,000)	$4.33		$3.97–4.44
Forfeited	(20,000)	$4.70		$3.97–5.00

Options Outstanding—December 31, 2001	214,000	$4.74		$3.97–5.70

(164,000 exercisable)

The weighted average remaining contractual life of options outstanding at December 31, 2001 was approximately 3 years.

At December 31, 2001, the number of options exercisable was 164,000, the weighted average exercise price of these options was $4.70, the weighted average remaining contractual life of the options was approximately 3 years and the range of exercise prices was $3.97 to $5.70 per share.

At December 31, 2001 and 2000, options to purchase 99,000 shares and 127,000 shares, respectively, were available to be granted pursuant to the Company’s Option Plans.

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company’s net income and net income per share for the years ended December 31, 2001 and 2000 would have been changed to the pro forma amounts indicated below:

	2001	2000
Net income applicable to common stockholders—as reported	$1,488,493	$2,676,724

Net income applicable to common stockholders—pro forma	$1,470,239	$2,651,953

Basic net income per share—as reported	$0.32	$1.07

Diluted net income per share—as reported	$0.31	$1.07

Basic net income per share—pro forma	$0.31	$1.06

Diluted net income per share—pro forma	$0.31	$1.06

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 7.4% to 11.3%, expected volatility of 25% to 30%, discount rate of 4.55% to 6.36%, and expected lives of 5 years.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warrants

At December 31, 2001 the status of exercisable warrants is as follows:

Issue Date	Shares Exercisable	Exercise Price	Expiration Date
July 2000	135,800	$5.00	July 2005
June 2001	50,000	$7.00	July 2005

Note 8—Commitments And Contingencies

The following table summarizes future minimum base rent to be received under noncancelable tenant leases for the Company’s commercial properties expiring each year, as of December 31, 2001:

2002	$12,074,026
2003	10,164,412
2004	7,893,473
2005	5,093,266
2006	2,847,496
Thereafter	9,211,091

Total	$47,283,764

Some leases also provide for additional rent based on increases in operating expenses. These increases are generally payable annually in the succeeding year. As of December 31, 2001, the Company had a receivable of $284,536 attributable to increased property taxes at Sheridan Plaza at Inverness, which has been passed through to the tenants in accordance with their leases.

For the year ended December 31, 2001, there were no tenants who accounted for greater than 10% of revenues. For the year ended December 31, 2000, one tenant, a financial institution, accounted for approximately 11% of the revenues.

From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The following is a discussion of outstanding legal claims against the Company and by the Company:

On June 14, 2001, a lawsuit was filed in the District Court, Hidalgo County, Texas against Innerarity Austin, Inc., a Nevada corporation, and the Company’s wholly-owned subsidiary, AmeriVest Properties Texas, Inc., by Laura Smith alleging that the defendants were negligent and breached various duties in allowing the Company’s Mission, Texas building to be contaminated with airborne contaminants while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. Innerarity Austin, Inc. was the previous owner of the property. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain. The plaintiff seeks monetary and other relief, including exemplary damages, in excess of $50,000, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 11, 2002, a lawsuit was filed in the District Court, Hidalgo County, Texas against the Company’s wholly-owned subsidiary, AmeriVest Properties Texas, Inc., and Woodhaven Management Corporation, the Company’s external property manager, by Irma and Yreneo Carranza alleging that the defendants were negligent in maintaining our Mission, Texas building while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain, including loss of consortium. The plaintiff seeks monetary and other relief, including exemplary damages, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

We have asserted a general denial of the material allegations in both lawsuits. These lawsuits, if adversely determined, could have a material adverse effect on the Company’s business and financial condition; there is no assurance that other lawsuits will not be filed. The Company’s insurance company is defending the Company in these lawsuits.

Note 9—Related Party Transactions

Effective January 1, 2000 through December 31, 2001, all of the Company’s properties were managed under a Property Management and Advisory Agreement (as amended on March 12, 2001, the “Agreement”) with Sheridan Realty Advisors, LLC (“SRA”), which also manages day-to-day operations of the Company and assists and advises the Board of Directors on real estate acquisitions and investment opportunities. Certain senior members of SRA are members of the Company’s management team and of the Company’s Board of Directors. In accordance with the Agreement, SRA received an administrative fee, a property management and accounting fee, an advisory fee and a capital project fee for these services. The property management fee is calculated as 5% of gross collected rents, the advisory fee is calculated as 5% of capital deployed for real property acquisitions and the capital project fee is calculated as 3% of the total cost of capital projects in excess of $100,000. The following is a detail of the fees for the years ended December 31, 2001 and 2000:

	2001	2000
Administrative fee	$199,080	$189,600
Property management and accounting fee	408,319	244,022
Advisory fee	898,005	141,180
Capital project fee	188,259	—

Total	$1,693,663	$574,802

As of December 31, 2001 and 2000, the Company had a payable due to SRA of $494,531 and $92,491, respectively, which consisted of unpaid fees and unreimbursed payroll costs.

In addition, SRA received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the stockholders at the annual meeting on June 6, 2000. According to the Agreement, 225,000 of these warrants were granted and vested on the approval date. These vested warrants have an estimated fair value of $73,668, which is being amortized over the life of the Agreement. The remaining 525,000 warrants vest in an amount equal to 2.1% of capital deployed for real property acquisitions. As of December 31, 2001, 436,457 of the remaining 525,000 warrants vested and have an estimated fair value of $261,691, which has been capitalized with the related acquisition costs on the accompanying consolidated balance sheet.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Agreement was further amended and restated as of December 31, 2001 to provide for the Company’s acquisition of SRA’s administrative and property management and accounting services, along with elimination of those related fees, effective January 1, 2002.

As of December 31, 2001, the Company had a $500,000 short-term unsecured line of credit with Sheridan Investments, LLC, a related party. At December 31, 2001, the Company did not have an outstanding balance on this line of credit.

Note 10—Comprehensive Income

There are no adjustments necessary to net income as presented in the accompanying consolidated statements of operations to derive comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income”.

Note 11—Net Income Per Share

The following represents a reconciliation from basic income per share to diluted income per share:

	2001	2000
Determination of shares—
Weighted average common shares outstanding	4,680,719	2,492,584
Assumed conversion of stock options and warrants using the treasury stock method	120,588	3,335

Diluted shares outstanding	4,801,307	2,495,919

Basic net income per common share	$0.32	$1.07

Diluted net income per common share	$0.31	$1.07

Note 12—Segment Reporting

SFAS No. 131 requires a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The Company has reportable segments organized by the region in which they operate as follows: Wisconsin, Indiana, Texas, Colorado and Arizona.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon income from real estate from the combined properties in each segment.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Wisconsin/ Arizona (a)	Indiana	Texas	Colorado	Corporate	Consolidated
2001
Real estate operating revenue	$557,665	$1,586,522	$2,946,176	$5,854,005	$15	$10,944,383
Real estate operating expenses	220,152	675,323	1,420,425	1,965,636	18,418	4,299,954

Net operating income (loss)	337,513	911,199	1,525,751	3,888,369	(18,403)	6,644,429

Percent of consolidated net operating income (loss)	5.1%	13.7%	23.0%	58.5%	(0.3%)	100.0%

Adjustments to arrive at net income:
Interest expense	158,680	409,602	589,299	2,011,803	12,313	3,181,697
Depreciation and amortization expense	107,206	287,272	458,665	1,376,139	15,153	2,244,435
Interest income	218	—	18,104	7,494	109,259	135,075
Equity in loss of unconsolidated affiliates	—	—	—	(17,366)	—	(17,366)
Gain on sales of real estate	1,143,698	—	12,747	—	—	1,156,445
General and administrative expense	3,055	61,366	6,063	37,148	570,213	677,845
Impairment of deferred rents receivable	—	—	—	326,113	—	326,113

Total adjustments to arrive at net income	874,975	(758,240)	(1,023,176)	(3,761,075)	(488,420)	(5,155,936)

Net income (loss)	$1,212,488	$152,959	$502,575	$127,294	$(506,823)	$1,488,493

Net investment in real estate	$13,012,727	$8,269,368	$12,081,540	$47,439,477	$37,915	$80,841,027

Additions to real estate investments	$13,045,491	$329,581	$996,747	$38,235,663	$13,461	$52,620,943

Total assets	$13,186,546	$8,369,028	$12,811,293	$52,231,935	$1,422,482	$88,021,284

2000
Real estate operating revenue	$842,855	$1,519,941	$2,779,775	$2,079,866	$—	$7,222,437
Real estate operating expenses	369,176	608,767	1,340,884	629,923	10,743	2,959,493

Net operating income (loss)	473,679	911,174	1,438,891	1,449,943	(10,743)	4,262,944

Percent of consolidated net operating income (loss)	11.1%	21.4%	33.8%	34.0%	(0.3%)	100.0%

Adjustments to arrive at net income:
Interest expense	252,649	417,929	610,379	880,962	5,950	2,167,869
Depreciation and amortization expense	138,909	208,384	407,066	439,834	11,602	1,205,795
Interest income	—	—	14,389	13,739	27,746	55,874
Equity in loss of unconsolidated affiliates	—	—	—	(52,808)	—	(52,808)
Gain on sales of real estate	—	—	—	2,556,839	—	2,556,839
General and administration expense	3,664	19,225	6,780	62,849	424,501	517,019
Severance expense	—	—	—	—	255,442	255,442

Total adjustments to arrive at net income	(395,222)	(645,538)	(1,009,836)	1,134,125	(669,749)	(1,586,220)

Net income (loss)	$78,457	$265,636	$429,055	$2,584,068	$(680,492)	$2,676,724

Net investment in real estate	$2,404,957	$8,227,058	$11,649,246	$16,601,509	$39,610	$38,922,380

Additions to real estate investments	$51,528	$465,497	$50,744	$6,954,495	$5,695	$7,527,959

Total Assets	$2,483,493	$8,321,881	$12,438,843	$17,763,388	$1,356,192	$42,363,797

(a)	The Giltedge building in Appleton, Wisconsin was sold on June 1, 2001 and the Arrowhead Fountains building in Peoria, Arizona was purchased on November 19, 2001.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Subsequent Events

Effective January 1, 2002, the Company became a self-administered REIT. Twenty-six of SRA’s 31 employees, including three of the Company’s senior executives, became employees of the Company and manage the day-to-day operations. The three senior executives will also remain employees of SRA. SRA will continue to advise the Company with respect to capital markets activity, real estate acquisitions and dispositions and major capital projects. For these services, SRA will continue to earn an advisory and capital project fee under the amended and restated Agreement.

Effective January 1, 2002, the Company adopted a 401(k) savings and retirement plan. Under this plan, eligible employees may elect to contribute up to 15% of their gross wages or the maximum amount permitted by the Internal Revenue Service. In addition, the Company will match employees’ contributions of up to 5% with common stock.

On March 11, 2002, the Company increased its short-term unsecured line of credit with Sheridan Investments, LLC from $500,000 to $1,500,000.

AMERIVEST PROPERTIES INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2002	December 31, 2001
	(unaudited)
ASSETS
Investment in real estate:
Land	$14,137,891	$14,137,891
Buildings and improvements	68,130,467	67,433,077
Furniture, fixtures and equipment	313,255	237,442
Tenant improvements	2,024,798	1,788,942
Tenant leasing commissions	351,908	302,337
Less: accumulated depreciation and amortization	(3,743,592)	(3,058,662)

Net investment in real estate	81,214,727	80,841,027

Cash and cash equivalents	628,781	1,119,355
Escrow deposits	852,207	673,213
Investment in unconsolidated affiliate	1,229,261	1,243,298
Due from related party	2,429,035	2,403,595
Accounts receivable	699,341	495,950
Deferred rents receivable	447,863	374,392
Deferred financing costs, net of accumulated amortization of $159,381 and $118,751, respectively	571,161	597,885
Prepaid expenses and other assets	478,393	272,569

Total assets	$88,550,769	$88,021,284

LIABILITIES
Mortgage loans and notes payable	$58,616,715	$58,408,424
Accounts payable and accrued expenses	1,529,495	838,605
Due to related party	513,852	494,531
Accrued real estate taxes	1,569,584	1,564,341
Prepaid rents and security deposits	829,769	883,116
Dividends payable	837,518	835,282

Total liabilities	63,896,933	63,024,299

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value
Authorized – 5,000,000 shares
Issued and outstanding – none	—	—
Common stock, $.001 par value
Authorized – 15,000,000 shares
Issued and outstanding – 6,700,140 and 6,682,259 shares, respectively	6,700	6,682
Capital in excess of par value	31,236,039	31,132,650
Distributions in excess of accumulated earnings	(6,588,903)	(6,142,347)

Total stockholders’ equity	24,653,836	24,996,985

Total liabilities and stockholders’ equity	$88,550,769	$88,021,284

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Month Periods Ended March 31,
	2002	2001
	(unaudited)	(unaudited)
REAL ESTATE OPERATING REVENUE
Rental revenue	$3,626,052	$1,979,081

REAL ESTATE OPERATING EXPENSES
Property operating expenses:
Operating expenses	886,095	586,649
Real estate taxes	367,023	147,980
Management fees	28,062	101,301
General and administrative expenses	352,308	162,945
Interest expense	898,356	595,476
Depreciation and amortization expense	684,930	341,055

	3,216,774	1,935,406

OTHER INCOME
Interest income	2,081	11,738
Equity in loss of unconsolidated affiliates	(20,397)	(10,843)

	(18,316)	895

NET INCOME	$390,962	$44,570

NET INCOME PER COMMON SHARE
Basic	$0.06	$0.01

Diluted	$0.06	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,696,961	2,990,868

Diluted	6,863,423	3,012,600

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Month Periods Ended March 31,
	2002	2001
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$390,962	$44,570
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization expense	684,930	341,055
Amortization of deferred financing costs	40,630	18,608
Amortization of warrants	4,604	4,605
Equity in loss of unconsolidated affiliates	20,397	10,843
Accrued interest added to mortgage loans	—	123,894
Increase (decrease) in cash due to changes in:
Accounts receivable	(203,391)	(79,204)
Deferred rents receivable	(73,471)	(44,152)
Prepaid expenses and other assets	(205,824)	6,524
Accounts payable and accrued expenses	710,211	283,590
Other accrued liabilities	(48,104)	(391,895)

Net cash from operating activities	1,320,944	318,438

CASH FLOWS FROM INVESTING ACTIVITIES
Improvements of real estate	(1,009,058)	(1,449,315)
Leasing commissions paid	(49,571)	(11,543)
(Increase) decrease in escrow deposits	(178,994)	60,210

Net cash from investing activities	(1,237,623)	(1,400,648)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to mortgage loans and notes payable	300,000	645,310
Payments on mortgage loans and notes payable	(123,509)	(63,506)
Net proceeds from exercising of options and warrants	—	960,843
Deferred financing costs paid	(13,906)	—
Dividends paid	(736,480)	(372,118)

Net cash from financing activities	(573,895)	1,170,529

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(490,574)	88,319
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	1,119,355	1,046,976

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$628,781	$1,135,295

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest during the period	$831,593	$423,907

NON-CASH FINANCING ACTIVITIES:
Stock issued to the Dividend Re-Investment Plan (“DRIP”)	$98,802	$—

The accompanying notes are an integral part of these consolidated financial statements.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (unaudited)

1.    Organization

AmeriVest Properties Inc. (the “Company”) was incorporated under the laws of the State of Delaware on August 25, 1993 and was reincorporated in the State of Maryland in 1999. Effective January 1, 1996, the Company commenced operating as a real estate investment trust (“REIT”). The Company owns and operates, through its wholly-owned subsidiaries, the following properties:

Property	Location
Sheridan Plaza at Inverness	Englewood, CO
Sheridan Center	Denver, CO
Kellogg Building	Littleton, CO
Panorama Falls (a)	Englewood, CO
Arrowhead Fountains	Peoria, AZ
Keystone Office Park	Indianapolis, IN
Bank of America Buildings (b)	Texas
State of Texas Buildings (c)	Texas

(a)	20% of the property is owned by the Company, 80% of the property is owned by Freemark Abbey Panorama, LLC as a tenant in common with the Company.
(b)	These four buildings are leased approximately 63% to Bank of America. The buildings are located in Mineral Wells, Georgetown, Henderson and Clifton, Texas.
(c)
These thirteen buildings are leased primarily to various agencies of the State of Texas. The buildings are located in Arlington, Paris, Marshall, Amarillo, El Paso (2), Belleville, Mission, Clint, Lubbock, Temple, Hempstead and Columbus, Texas.

2.    Interim Financial Statements

The unaudited consolidated financial statements included herein were prepared from the records of the Company in accordance with accounting principles generally accepted in the United States and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company’s Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2001. The consolidated results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. These financial statements and notes should be read together with the financial statements and notes included in the Company’s Form 10-KSB for the year ended December 31, 2001.

3.    New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) authorized the issuance of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
MARCH 31, 2002 (unaudited)

Under SFAS No. 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company’s adoption of SFAS No. 142 will not have an impact on its financial statements, as it has not recorded any goodwill or intangible assets.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement”, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 143 will have on its financial position and results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which is effective for fiscal periods beginning after December 15, 2001 and interim periods within those fiscal years. SFAS No. 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. The Company’s adoption of SFAS No. 144 had no impact on its financial statements.

4.    Agreement with Sheridan Realty Advisors, LLC

Effective January 1, 2000 through December 31, 2001, all of the Company’s properties were managed under a Property Management and Advisory Agreement (as amended on March 12, 2001, the “Agreement”) with Sheridan Realty Advisors, LLC (“SRA”), which also managed the day-to-day operations of the Company and assisted and advised the Board of Directors on real estate acquisitions and investment opportunities. Certain senior members of SRA are members of the Company’s management team and of the Company’s Board of Directors. In accordance with the Agreement, SRA received an administrative fee, a property management and accounting fee, an advisory fee and a capital project fee for these services. The property management fee was calculated as 5% of gross collected rents, the advisory fee is calculated as 5% of capital deployed for real property acquisitions and the capital project fee is calculated as 3% of the total cost of capital projects in excess of $100,000.

The Agreement was further amended and restated as of December 31, 2001 to provide for the Company’s acquisition of SRA’s administrative and property management and accounting services business, along with elimination of those related fees, effective January 1, 2002. As a result, most of SRA’s employees, including three of the Company’s senior executives, became employees of the Company and manage the day-to-day operations. The three senior executives will also remain employees of SRA. SRA will continue to advise the Company with respect to capital markets activity, real estate acquisitions and dispositions and major capital projects. For these services, SRA will continue to earn the advisory and capital project fees under the amended and restated Agreement.

During 2000, SRA received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the shareholders at the annual meeting on June 6, 2000. According to the Agreement, 225,000 of these warrants were granted and vested on the approval date. These vested warrants have an estimated fair value of $73,668, which is being amortized over the life of the Agreement. The remaining 525,000 warrants vest in an amount equal to 2.1% of

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
MARCH 31, 2002 (unaudited)

capital deployed for real property acquisitions. As of March 31, 2002, 436,457 of the remaining 525,000 warrants vested and have an estimated fair value of $261,691, which has been capitalized with the related acquisition costs on the accompanying consolidated balance sheets.

5.    Mortgage Loans and Notes Payable

The Company has a short-term revolving credit line from a bank in the amount of $300,000 and a $1,500,000 short-term unsecured credit line from Sheridan Investments, LLC, a related party. At March 31, 2002, the Company had an outstanding balance of $300,000 on the bank line with an interest rate of 5.75%, and no outstanding balance on the Sheridan Investments, LLC line.

6.    Subsequent Events

On April 4, 2002, the Company drew down the remaining available amount of $1,030,201 on its loan from US Bank for a total outstanding balance of $10,500,000. The loan is secured by a mortgage on Sheridan Center.

On April 30, 2002, the Company drew down $1,000,000 on its credit line from Sheridan Investments, LLC, a related party, to be used as working capital.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management of
AmeriVest Properties Inc.:

We have audited the accompanying statement of revenue and certain expenses of Arrowhead Fountains Office Building (see Note 1) for the year ended December 31, 2000. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

This statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses and/or financial position.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses of Arrowhead Fountains Office Building for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/	ARTHUR ANDERSEN LLP

Denver, Colorado
October 25, 2001

ARROWHEAD FOUNTAINS OFFICE BUILDING

STATEMENT OF REVENUE AND CERTAIN EXPENSES
YEAR ENDED DECEMBER 31, 2000

REVENUE:
Rental revenue	$1,526,604
Other revenue	34,868

Total revenue	1,561,472

CERTAIN EXPENSES:
Repairs and maintenance	55,663
Utilities	167,508
Property taxes	153,674
Property management fees	38,757
Operating services	154,869

Total expenses	570,471

EXCESS REVENUE OVER CERTAIN EXPENSES	$991,001

The accompanying notes are an integral part of this financial statement.

ARROWHEAD FOUNTAINS OFFICE BUILDING

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
DECEMBER 31, 2000

Note 1—Basis of Presentation

The accompanying statement of revenue and certain expenses reflect the operations of Arrowhead Fountains Office Building (“Arrowhead Fountains” or the “Property”). The Property consists of one office building located in suburban Phoenix, Arizona. The Property contains approximately 96,000 rentable square feet and is located on approximately 5 acres of land. As of December 31, 2000, the Property had an occupancy percentage of approximately 90%.

The Property was acquired by AmeriVest Properties Inc. and subsidiaries (“AmeriVest”) from an unrelated party on November 19, 2001 for $12,750,000, which was paid by the assumption of the existing loan in the amount of $9,300,000 and the balance from a portion of the proceeds of our late July 2001 public offering. In addition, AmeriVest incurred approximately $219,000 in related acquisition fees and costs, of which, approximately $175,000 represents the advisory fee due to Sheridan Realty Advisors, LLC in connection with the acquisition per the Property Management and Advisory Agreement.

The accounting records of the Property are maintained on the accrual basis. The accompanying statement of revenue and certain expenses was prepared pursuant to the rules and regulations of the Securities and Exchange Commission, and excludes certain expenses such as interest, depreciation and amortization, professional fees and other costs not directly related to future operations of the Property.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumption that affect the reported amounts of revenue and expenses during the reporting period. The ultimate results could differ from those estimates.

ARROWHEAD FOUNTAINS OFFICE BUILDING

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES—(Continued)

Note 2—Operating Leases

The Property’s revenue is obtained from tenant rental payments as provided for under non-cancelable operating leases, many of which are renewable.

Future minimum rentals on these leases, excluding tenant reimbursements of operating expenses, as of December 31, 2000, are as follows:

Year Ending December 31:
2001	$1,865,048
2002	1,844,715
2003	1,760,082
2004	1,492,072
2005	1,258,276
Thereafter	2,329,642

$10,549,835

The following table exhibits those tenants who accounted for greater than 10% of the revenues for the year ended December 31, 2000, and the corresponding percentage of the future minimum rentals above:

Tenant	Percentage of 2000 Revenues	Percentage of Future Minimum Rentals
A	24.4%	18.4%
B	11.5%	13.9%
C	12.5%	5.6%
D	17.0%	33.3%

Tenant A is a real estate brokerage firm, tenants B and C are financial services firms and tenant D is an insurance company.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management of  AmeriVest Properties Inc.:

We have audited the accompanying statement of revenue and certain expenses of the Kellogg Office Building (see Note 1) for the year ended December 31, 2000. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

This statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses and/or financial position.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses of the Kellogg Office Building for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/	ARTHUR ANDERSEN LLP

Denver, Colorado
January 11, 2002

THE KELLOGG OFFICE BUILDING

STATEMENT OF REVENUE AND CERTAIN EXPENSES
YEAR ENDED DECEMBER 31, 2000

REVENUE:
Rental revenue	$2,230,990
Other revenue	83,215

Total revenue	2,314,205

CERTAIN EXPENSES:
Repairs and maintenance	106,748
Utilities	155,316
Property taxes	188,094
Property management fees	57,977
Operating services	345,754

Total expenses	853,889

EXCESS OF REVENUE OVER CERTAIN EXPENSES	$1,460,316

The accompanying notes are an integral part of this financial statement.

THE KELLOGG OFFICE BUILDING

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES
DECEMBER 31, 2000

Note 1—Basis of Presentation

The accompanying statement of revenue and certain expenses reflect the operations of the Kellogg Office Building (the “Kellogg Building” or the “Property”). The Property consists of one office building located in Littleton, Colorado. The Property contains approximately 113,000 rentable square feet and is located on approximately 5 acres of land. As of December 31, 2000, the Property had an occupancy percentage of approximately 94%.

The Property was acquired by AmeriVest Properties Inc. and subsidiaries (“AmeriVest”) from an unrelated party on December 21, 2001 for $13,550,000, which was paid with $9,500,000 from the proceeds of a loan from US Bank National Association and the balance from a portion of the proceeds of the July 2001 public offering. In addition, AmeriVest incurred approximately $250,000 related acquisition fees and costs, of which, $203,440 represents the advisory fee due to Sheridan Realty Advisors, LLC in connection with the acquisition per the Property Management and Advisory Agreement.

The accounting records of the Property are maintained on the accrual basis. The accompanying statement of revenue and certain expenses was prepared pursuant to the rules and regulations of the Securities and Exchange Commission, and excludes certain expenses such as interest, depreciation and amortization, professional fees and other costs not directly related to future operations of the Property.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. The ultimate results could differ from those estimates.

Note 2—Operating Leases

The Property’s revenue is obtained from tenant rental payments as provided for under non-cancelable operating leases, many of which are renewable.

Future minimum rentals on these leases, excluding tenant reimbursements of operating expenses, as of December 31, 2000, are as follows:

Year Ending December 31:
2001	$1,873,826
2002	1,609,026
2003	1,165,870
2004	499,115
2005	150,767
Thereafter	—

$5,298,604

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

PRO FORMA FINANCIAL INFORMATION
DECEMBER 31, 2001
(Unaudited)

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 combines the historical operations of AmeriVest with the historical operations of Arrowhead Fountains and the Kellogg Building as if the transactions had occurred on January 1, 2001.

This unaudited pro forma consolidated statement of operations has been prepared by AmeriVest management based upon the historical financial statements of AmeriVest, Arrowhead Fountains and the Kellogg Building. This pro forma statement of operations may not be indicative of the results that actually would have occurred if the combination had been in effect on the date indicated or which may be obtained in the future. This pro forma statement of operations should be read in conjunction with the historical financial statements included herein and in AmeriVest’s previous filings with the Securities and Exchange Commission.

The pro forma financial information does not include a pro forma balance sheet due to the acquisitions of both properties occurring prior to December 31, 2001. As a result, the properties have already been reflected in the balance sheet of AmeriVest as of December 31, 2001 and subsequent periods.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001
(Unaudited)

	Historical AmeriVest	Arrowhead Fountains (a)		Kellogg Building (b)		Pro Forma Combined
REAL ESTATE OPERATING REVENUE	$10,944,383	$1,883,056		$2,230,952		$15,058,391

REAL ESTATE OPERATING EXPENSES
Property Operating Expenses
Operating expenses	2,643,448	342,935		581,146		3,567,529
Real estate taxes	1,132,819	134,929		191,938		1,459,686
Management fees	523,687	90,896	(c)	111,233	(c)	725,816
General and administrative expense	677,845	2,807		5,921		686,573
Impairment of deferred rents receivable	326,113	—		—		326,113
Interest expense	3,181,697	532,563	(d)	580,729	(e)	4,294,989
Depreciation and amortization expense	2,244,435	230,501	(f)	269,691	(f)	2,744,627

	10,730,044	1,334,631		1,740,658		13,805,333

OTHER INCOME
Interest income	135,075	—		—		135,075
Equity in loss of unconsolidated affiliate	(17,366)	—		—		(17,366)

	117,709	—		—		117,709

INCOME (LOSS) BEFORE GAIN ON SALE OF REAL ESTATE	332,048	548,425		490,294		1,370,767
GAIN ON SALE OF REAL ESTATE	1,156,445	—		—		1,156,445

NET INCOME (LOSS)	$1,488,493	$548,425		$490,294		$2,527,212

NET INCOME PER COMMON SHARE
Basic	$0.32					$0.54

Diluted	$0.31					$0.53

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	4,680,719					4,680,719

Diluted	4,801,307					4,801,307

See notes to the pro forma consolidated financial statement.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
DECEMBER 31, 2001
(Unaudited)

Note 1—Basis of Presentation

The accompanying unaudited pro forma consolidated statement of operations is presented to reflect the acquisitions of Arrowhead Fountains and the Kellogg Building by AmeriVest.

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 combines the historical operations of AmeriVest with the historical operations of Arrowhead Fountains and the Kellogg Building as if each of the transactions had occurred on January 1, 2001.

Note 2—Pro Forma Adjustments

The unaudited pro forma consolidated statement of operations reflects the following pro forma adjustments:

(a)
Represents the historical revenues and certain expenses, excluding interest and depreciation and amortization expense, of Arrowhead Fountains for the period beginning January 1, 2001 through November 18, 2001 as the property was acquired on November 19, 2001 and the operations subsequent to that date are included in AmeriVest’s historical financial statements. Management fees, as noted below, have been adjusted to reflect what the expense would have been for the year ended December 31, 2001 had AmeriVest owned the property for the entire year. The interest and depreciation and amortization expense amounts represent pro forma adjustments as described below.

(b)
Represents the historical revenues and certain expenses, excluding interest and depreciation and amortization expense, of the Kellogg Building for the period beginning January 1, 2001 through December 20, 2001 as the property was acquired on December 21, 2001 and the operations subsequent to that date are included in AmeriVest’s historical financial statements. Management fees, as noted below, have been adjusted to reflect what the expense would have been for the year ended December 31, 2001 had AmeriVest owned the property for the entire year. The interest and depreciation and amortization expense amounts represent pro forma adjustments as described below.

(c)	Management fees are calculated as 5% of gross collected rents pursuant to the Property Management and Advisory Agreement with Sheridan Realty Advisors, LLC.

Arrowhead Fountains:

Historical management fees	$50,991
Additional management fees per Sheridan Realty Advisors, LLC agreement	39,905

Pro forma management fees	$90,896

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS—(Continued)
DECEMBER 31, 2001
(Unaudited)

Kellogg Building:

Historical management fees	$59,051
Additional management fees per Sheridan Realty Advisors, LLC agreement	52,182

Pro forma management fees	$111,233

(d)
Interest expense to be recognized related to the mortgage loan assumed upon the acquisition of Arrowhead Fountains. Includes interest calculated at 1-month LIBOR (used 4% based on an average of 1-month LIBOR during the period) plus 190 basis points and the amortization of the loan origination fees.

(e)
Interest expense to be recognized related to the mortgage loan on the Kellogg Building. Includes interest calculated at the internal money market rate of US Bank National Association (used 3.5% based on an average of money market rates during the period) plus 250 basis points and the amortization of the loan origination fees.

(f)	Depreciation expense calculated assuming a 40-year useful life.

Note 3—Income Per Share

Pro forma income per common share for the year ended December 31, 2001 is computed based on the weighted average number of common shares outstanding during the period.

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
AND CASH TO BE MADE AVAILABLE BY OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(Unaudited)

The following represents an estimate of the taxable operating results and cash to be made available by operations expected to be generated by AmeriVest (including the operations of Arrowhead Fountains and the Kellogg Building) based upon the pro forma consolidated statement of operations for the year ended December 31, 2001. These estimated results do not purport to represent results of operations for these properties in the future and were prepared on the basis described in the accompanying notes, which should be read in conjunction herewith.

Revenue	$15,122,029

Expenses:
Operating expenses	3,567,529
Real estate taxes	1,459,686
Management fees	725,816
General and administrative	686,573
Interest	4,294,989
Depreciation and amortization	1,482,331

Total expenses	12,216,924

Estimated Taxable Operating Income	2,905,105
Add back depreciation and amortization	1,482,331

Estimated Cash to be Made Available by Operations	$4,387,436

AMERIVEST PROPERTIES INC. AND SUBSIDIARIES

NOTE TO STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
AND CASH TO BE MADE AVAILABLE BY OPERATIONS
DECEMBER 31, 2001
(Unaudited)

Note 1—Basis of Presentation

Depreciation has been estimated based upon an allocation of the purchase price of Arrowhead Fountains and the Kellogg Building to land (20%) and building (80%) and assuming (for tax purposes) a 39-year useful life applied on a straight-line method.

No income taxes have been provided because the Company is organized and operates in such a manner so as to qualify as a Real Estate Investment Trust (“REIT”) under the provisions of the Internal Revenue Code (the “Code”). Accordingly, the Company generally will not pay Federal income taxes provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

3,000,000 Shares

Common Stock

PROSPECTUS

Ferris, Baker Watts
Incorporated

Morgan Keegan & Company, Inc.

J.J.B. Hilliard, W.L. Lyons, Inc.
A PNC Company

May     , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•
by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•	by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our bylaws provide that we shall indemnify each director, officer or employee

•
to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan; and

•
to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was at any time a director, officer or employee of the corporation, or is or was at any time serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

•
to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•
to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

Item 25.    Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by AmeriVest in connection with the registration of the securities being offered.

Registration fee	$1,920
American Stock Exchange additional listing fee	$22,500
NASD fee*	$3,000
Printing*	$25,000
Accounting fees*	$85,000
Issuer legal fees*	$150,000
Underwriter fees and expenses, including advisory fee*	$280,000
Registrar and transfer agent fee*	$5,000
Blue Sky fees*	$1,000
Miscellaneous*	$26,580

Total*	$600,000

*Estimated

Item. 26.    Recent Sales of Unregistered Securities.

Since January 1, 1999, we issued shares of common stock and warrants to purchase common stock that were not registered under the Securities Act of 1933 in the following transactions:

We issued 541,593 shares of common stock valued at $2,572,567 ($4.75 per share) on August 12, 1999 as part of the purchase consideration for the Keystone buildings. The seller of the property was a limited partnership and the shares were issued to its limited partners and the stockholders of the corporate general partner. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act. Additional shares of common stock may be issued as an adjustment to the purchase price in reliance on an exemption from registration under Section 4(2) of the Securities Act. The limited partners have represented to us that they are sophisticated investors who were knowledgeable about our operations and financial condition at the time of receipt of the shares and were able to evaluate the risks and merits of receipt of the shares.

In September 2000, we issued 131,784 shares of common stock and 65,892 warrants to purchase one share of common stock at $5.00 per share valued at $658,918 as consideration for the acquisition of a 9.639% limited liability company interest in Sheridan Investments, LLC. These shares and the shares underlying the warrants were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act. All persons receiving shares in this transaction represented to us that they are sophisticated investors who were knowledgeable about our operations and financial condition at the time of receipt of the shares and were able to evaluate the risks and merits of receipt of the shares.

In December 2000, we issued 16,305 shares of common stock valued at $79,376 ($4.87 per share) as consideration for the acquisition of a key man life insurance policy on our Chairman of the Board and Chief Executive Officer. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act. The managing members of the limited liability company that received the shares have represented to us that they and the LLC are sophisticated investors and were knowledgeable about our operations and financial condition at the time of receipt of the shares and were able to evaluate the risks and merits of receipt of the shares.

On June 7, 2001, we issued 100,211 shares of common stock to an affiliate of the property manager of our properties that are leased to various agencies of the State of Texas, an unrelated party, as consideration for improvements made to one of those properties. We may be required to issue additional shares on or after April 16, 2002 based on the actual net operating income of the property. For accounting purposes, the shares were valued at $557,175, or $5.56 per share. The issuance of the shares of common stock was made pursuant to an exemption from registration in accordance with Section 3(b) of the Securities Act based on a representation to us from the entity receiving the shares that such entity was a sophisticated investor who was knowledgeable about our operations and financial condition and was able to evaluate the risks and merits of receipt of the shares.

On June 13, 2001, we issued warrants to purchase 50,000 shares of common stock for $7.00 per share until June 13, 2005 to seven officers of a regional investment banking firm as compensation for investment banking services. These warrants were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act based on representations to us that each of such banking firm officers was a sophisticated investor who was knowledgeable about our operations and financial condition and was able to evaluate the risks and merits of receipt of the warrants.

On June 26, 2001, we issued 1,057,346 shares of common stock, $.001 par value, valued at $5.69 per share, as required for accounting purposes based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition, to Sheridan Investments, LLC, an affiliate, as a portion of the purchase price for 100% of the ownership interests of Sheridan Plaza at Inverness, LLC, effective April 1, 2001. The issuance of the shares of common stock was made pursuant to an exemption from registration in accordance with Rule 506 of Regulation D and Section 4(2) of the Securities Act based on our belief that Sheridan Investments, LLC was an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act.

During 2001, we issued 17,000 shares of our common stock upon exercise of stock options by a former director and a former employee. We issued 164,200 shares of our common stock upon exercise of warrants issued in the 2000 offering. In addition, we issued 65,892 shares of our common stock upon exercise of warrants by Sheridan Realty Partners, L.P. The warrants were issued as part of the purchase price of the 9.639% preferred membership interest in Sheridan Investments, LLC in 2000. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act based on a representation to us by each of the former director and the former employee that such person was knowledgeable about our operations and financial condition at the time of receipt of the shares and was able to evaluate the risks and merits of receipt of the shares.

Item 27.    Exhibits.

See Exhibit Index.

Item 28.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices and controlling persons of AmeriVest pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AmeriVest of expenses incurred or paid by a director, officer or a controlling person of AmeriVest in the successful defense of any action, suit or proceeding) is asserted by such director, officer or a controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake:

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424 (b) (1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective; and

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on May 9, 2002.

AMERIVEST PROPERTIES INC.

By:	/S/ CHARLES K. KNIGHT
Charles K. Knight President

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 9, 2002.

Signature	Title

* William T. Atkins	Chief Executive Officer (Principal Executive Officer), Director and Chairman of the Board

/S/ CHARLES K. KNIGHT Charles K. Knight	President and Director

* D. Scott Ikenberry	Chief Financial Officer (Principal Financial Officer and Principal Accounting officer)

* James F. Etter	Director

* Harry P. Gelles	Director

Robert W. Holman, Jr.	Director

* John A. Labate	Director

* Robert J. McFann	Director

* Jerry J. Tepper	Director

*By:	/S/ CHARLES K. KNIGHT
Charles K. Knight Attorney-in-Fact

EXHIBIT INDEX

Number	Description

1	Form of Underwriting Agreement**

2	Form of Agreement and Plan of Merger of AmeriVest and AMVP Inc. (to reincorporate in Maryland)(1)

3.1A	Articles of Incorporation(2)

3.1B	Articles of Amendment to the Articles of Incorporation filed July 6, 1999(3)

3.2	Bylaws as amended and restated on April 16, 2001*

4.1	Specimen Common Stock Certificate**

5	Opinion of Mayer, Brown, Rowe & Maw concerning the legality of the securities being offered*

8	Opinion of Mayer, Brown, Rowe & Maw concerning certain tax matters*

10.1	1995 Stock Option Plan(4)

10.2	1998 Stock Option Plan(5)

10.3	Dividend Reinvestment Plan(6)

10.4	Form of Employment Agreement effective as of January 1, 1998 between AmeriVest and James F. Etter(7)

10.5	Purchase and Sale Agreement between Sheridan Realty Partners, L.P. and AmeriVest Properties Inc. dated April 26, 1999 (Keystone Office Park)(8)

10.6	Severance Protection Agreement dated January 1, 2000 between AmeriVest and James F. Etter(9)

10.7	Agreement of Sale dated February 24, 2000 between AmeriVest Broadway Properties Inc. and Jones Panorama Property, Inc. (Panorama Falls)(10)

10.8	Separation and Release dated September 29, 2000 between AmeriVest and James F. Etter(11)

10.9	Purchase and Sale Agreement between Sheridan Realty Partners, L.P., AmeriVest Inverness Inc. and Sheridan Investments, LLC, dated July 1, 2000 (Interest in Sheridan Investments)(12)

10.10A	Agreement for Purchase and Sale among WCD Associates LLC, EBD Associates LLC and Sheridan Investments, LLC dated June 2, 2000 (Sheridan Center)(13)

10.10B	First Amendment to Agreement for Purchase and Sale among WCD Associates, LLC, EBD Associates, LLC and Sheridan Investments, LLC dated July 19, 2000 (Sheridan Center)(14)

10.11A	Advisory Agreement with Sheridan Realty Advisors, LLC dated January 1, 2000(15)

10.11B	Amended and Restated Advisory Agreement with Sheridan Realty Advisors, LLC dated March 12, 2001(16)

10.11C	Second Amended and Restated Advisory Agreement between AmeriVest Properties Inc. and Sheridan Realty Advisors, LLC(17)

10.12A
Purchase and Sale Agreement among Sheridan Investments, LLC, Sheridan Plaza at Inverness, LLC, AmeriVest Properties Inc. and AmeriVest Inverness Inc., dated April 30, 2001 (Sheridan Plaza at Inverness)(18)

10.12B
Amendment Number 1 to the Purchase and Sale Agreement among Sheridan Investments, LLC, Sheridan Plaza at Inverness, LLC, AmeriVest Properties Inc. and AmeriVest Inverness Inc. dated May 16, 2001 (Sheridan Plaza at Inverness)(19)

10.13A	Revolving Line of Credit Agreement dated June 13, 2001 between AmeriVest Properties Inc. and Sheridan Investments, LLC(20)

Number	Description

10.13B	Amended Revolving Line of Credit Agreement dated March 11, 2002 between AmeriVest Properties Inc. and Sheridan Investments, LLC(21)

10.14	Arrowhead Fountains Purchase Agreement dated November 19, 2001(22)

10.15	Sheridan Realty Advisors Acquisition Agreement dated December 14, 2001(23)

10.16A	Agreement for Purchase and Sale between AmeriVest Properties Inc. and WXI/MCN Commercial Real Estate Limited Partnership dated October 15, 2001 (Kellogg Building)(24)

10.16B	First Amendment to Agreement for Purchase and Sale between AmeriVest Properties Inc. and WXI/MCN Commercial Real Estate Limited Partnership dated November 29, 2001 (Kellogg Building)(25)

21	Subsidiaries of AmeriVest Properties Inc.**

23.1	Consent of Mayer, Brown, Rowe & Maw (included in Exhibit 5)

23.2	Consent of Mayer, Brown, Rowe & Maw (included in Exhibit 8)

23.3	Consent of Arthur Andersen LLP**

24	Power of Attorney*

*	Previously filed.

**	Filed herewith.

(1)	Incorporated by reference to Exhibit A of AmeriVest’s Definitive Proxy Statement concerning AmeriVest’s June 29, 1999 Annual Meeting of Stockholders filed with the SEC on May 27, 1999.

(2)	Incorporated by reference to Exhibit B of AmeriVest’s Definitive Proxy Statement concerning AmeriVest’s June 29, 1999 Annual Meeting of Stockholders filed with the SEC on May 27, 1999.

(3)	Incorporated by reference to Exhibit 3.1B of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(4)	Incorporated by reference to Exhibit 10.9 of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 1997 filed with the SEC on March 30, 1998.

(5)	Incorporated by reference to AmeriVest’s Definitive Proxy Statement concerning AmeriVest’s May 21, 1998 Annual Meeting of Stockholders filed with the SEC on March 30, 1998.

(6)	Incorporated by reference to AmeriVest’s Registration Statement on Form S-3 filed with the SEC on August 21, 2000 (Registration No. 333-44210).

(7)	Incorporated by reference to Exhibit 10.7 of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 1997 filed with the SEC on March 30, 1998.

(8)	Incorporated by reference to Exhibit 10.1 of AmeriVest’s Definitive Proxy Statement concerning AmeriVest’s June 29, 1999 Annual Meeting of Stockholders filed with the SEC on May 27, 1999.

(9)	Incorporated by reference to Exhibit 10.10 of AmeriVest’s Amendment No. 1 to its Registration Statement on Form SB-2 filed with the SEC on March 27, 2000 (Registration No. 333-31690).

(10)	Incorporated by reference to Exhibit 10.7 of AmeriVest’s Registration Statement on Form SB-2 filed on March 3, 2000 (Registration No. 333-31690).

(11)	Incorporated by reference to Exhibit 10.16 to AmeriVest’s Registration Statement on Form SB-2 filed with the SEC on June 27, 2001 (File No. 333-63934).

(12)	Incorporated by reference to Exhibit 10.11 of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2000 filed with the SEC on April 2, 2001.

(13)	Incorporated by reference to Exhibit 10.12 of AmeriVest’s Annual Report on Form 10-KSB for the year ended on December 31, 2000 filed with the SEC on April 2, 2001.

(14)	Incorporated by reference to Exhibit 10.11B of AmeriVest’s Registration Statement on Form SB-2 filed with the SEC on June 27, 2001 (Registration No. 333-63934).

(15)	Incorporated by reference to Exhibit 10.1 of AmeriVest’s Current Report on Form 8-K filed with the SEC on January 18, 2000.

(16)	Incorporated by reference to Exhibit 10.3 of AmeriVest’s Registration Statement on Form SB-2 filed with the SEC on June 27, 2001 (Registration No. 333-63934).

(17)	Incorporated by reference to Exhibit 10.11C of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(18)	Incorporated by reference to Exhibit 10.1 of AmeriVest’s Preliminary Proxy Statement concerning AmeriVest’s June 20, 2001 Annual Meeting of Stockholders filed with the SEC on May 4, 2001.

(19)	Incorporated by reference to Exhibit 10.1(b) of AmeriVest’s Definitive Proxy Statement concerning AmeriVest’s June 20, 2001 Annual Meeting of Stockholders filed with the SEC on May 25, 2001.

(20)	Incorporated by reference to Exhibit 10.13 of AmeriVest’s Registration Statement on Form SB-2 filed with the SEC on June 27, 2001 (Registration No. 333-63934).

(21)	Incorporated by reference to Exhibit 10.13B of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(22)	Incorporated by reference to Exhibit 10.14 of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(23)	Incorporated by reference to Exhibit 10.15 of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(24)	Incorporated by reference to Exhibit 10.16A of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(25)	Incorporated by reference to Exhibit 10.16B of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.

(26)	Incorporated by reference to Exhibit 21 of AmeriVest’s Annual Report on Form 10-KSB for the year ended December 31, 2001 filed with the SEC on April 1, 2002.